                                                                       Exhibit D

                         LEVI STRAUSS ASSOCIATES INC.

Levi's Plaza
1155 Battery Street
P.O. Box 7061
San Francisco, California 94120-7061

415/544-70081

                                                              February 14, 1996

Dear Stockholders:

  As you are aware, the Company has entered into a merger agreement with LSAI Holding Corp. ("Holdings"), a new company I formed with a group of family stockholders in order to acquire the Company in a cash merger transaction. In the Merger, all holders of the Company's Class E Shares will receive $265 per share in cash, as will holders of Class L Shares who did not contribute all of their shares to Holdings. As a result of the Merger, Holdings will become the new parent company of LS&CO.

  Although the Merger will bring important changes to the ownership and governance structure of the Company, many things will stay the same. We will still be a private, family-owned Company: most of the family members holding Class L Shares have elected to remain investors and become stockholders of Holdings. We will not be "going public" in the forseeable future. Our business operations will remain virtually unchanged.

  What the Merger will do is help ensure that our Company continues to be an organization we can be proud of. One of the explicit goals of the Merger is to provide for the long-term, stable and consistent ownership and governance of the Company, which I and the Company's other major stockholders believe is the most effective way to maintain our superior financial performance, to continue to operate the Company in a manner consistent with our values and to sustain our reputation as a leader in corporate social responsibility.

  The terms of the Merger were reviewed and negotiated by a Special Committee of independent Board members. The Special Committee has worked diligently since November to fulfill its responsibilities. As discussed in the accompanying Information Statement, the Special Committee has concluded that the Merger is fair to the holders of Shares (other than with respect to Class L Shares contributed to Holdings).

  The attached Information Statement is being provided to you in order to comply with requirements of the Securities and Exchange Commission. I urge you to read it in its entirety, but you need not take any other action at this time. No vote will take place (all required stockholder approvals have been obtained), and you are not being asked for a proxy.

  Once the Merger has been completed, stockholders will receive instructions explaining how and when they will receive the $265 per share cash payment. Employee stockholders and plan participants will also be receiving a variety of other communications giving them more details on the Merger and its impact on the stock plans (EIP, ELTIS and ESAP), and about our plans for sharing future value with all employees around the world.

  IF THE MERGER IS COMPLETED, STOCKHOLDERS WHO COMPLY WITH APPLICABLE DELAWARE LAW WILL HAVE CERTAIN DISSENTERS' RIGHTS UNDER WHICH THEY MAY DECLINE THE $265 PER SHARE PRICE AND PETITION THE DELAWARE COURT OF CHANCERY FOR THE "FAIR VALUE" OF THEIR SHARES, AS DESCRIBED IN MORE DETAIL IN THE ACCOMPANYING INFORMATION STATEMENT.

  This transaction marks the beginning of yet another important chapter in the 140-year history of Levi Strauss & Co. I look forward to taking the next steps of the journey with you.

                                          Sincerely,

                                          /s/ Robert D. Haas

                                          Robert D. Haas
                                          Chairman and Chief Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY. THE TRANSACTION HAS BEEN APPROVED. ONCE THE TRANSACTION HAS BEEN COMPLETED, YOU WILL RECEIVE INSTRUCTIONS FOR EXCHANGING YOUR SHARES FOR CASH.

                             INFORMATION STATEMENT

                         LEVI STRAUSS ASSOCIATES INC.

                             CLASS L COMMON STOCK
                          (PAR VALUE $0.10 PER SHARE)

                             CLASS E COMMON STOCK
                          (PAR VALUE $0.10 PER SHARE)

  This Information Statement is being furnished to stockholders of Levi Strauss Associates Inc. ("LSAI" or the "Company") in connection with the proposed merger (the "Merger") of a wholly owned subsidiary of LSAI Holding Corp., a Delaware corporation ("Holdings"), with and into the Company. The Merger, which will be effected pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 8, 1996, among LSAI, Holdings, and LSAI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), has been approved by LSAI Board of Directors (the "Board") and by the holders of a majority of the outstanding shares of LSAI capital stock. The Merger is expected to occur in the second quarter of 1996.

  In the Merger, each share of LSAI's Class L Common Stock, par value $0.10 per share (the "Class L Shares") (other than Class L Shares held by or being contributed to Holdings) and each share of LSAI's Class E Common Stock, par value $0.10 per share (the "Class E Shares" and together with the Class L Shares, the "Shares") will be converted into the right to receive $265 in cash (the "Merger Consideration").

  This Information Statement is being mailed on or about February 14, 1996 to all holders of Shares.

                               ----------------

                       WE ARE NOT ASKING YOU FOR A PROXY
                         AND YOU ARE REQUESTED NOT TO
                               SEND US A PROXY.

                               ----------------

 THIS TRANSACTION HAS NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION, NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED UPON THE FAIRNESS OR MERITS  OF SUCH TRANSACTION NOR UPON THE
      ACCURACY  OR  ADEQUACY  OF   THE  INFORMATION  CONTAINED  IN  THIS
        DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         The date of this Information Statement is February 14, 1996.

                            ADDITIONAL INFORMATION

  Pursuant to the requirements of Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13e-3 promulgated thereunder, LSAI, as the issuer of the classes of equity securities which are the subject of the Rule 13e-3 transaction, and Holdings and Merger Sub, have filed with the Securities and Exchange Commission (the "Commission") a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") relating to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the Commission, this Information Statement omits certain information, exhibits and undertakings contained in the Schedule 13E-3. Such additional information can be inspected at and obtained from the Commission and LSAI in the manner set forth below under "AVAILABLE INFORMATION."

  Statements contained herein concerning certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Schedule 13E-3. Each such statement is qualified in its entirety by such reference.

                             AVAILABLE INFORMATION

  LSAI is subject to certain of the informational requirements of the Exchange Act and, accordingly, files certain periodic reports and other information with the Commission. Such reports and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may be obtained directly from LSAI at no charge.

  Holdings and Merger Sub are newly formed, private companies which were incorporated in order to effect the transactions contemplated by the Merger Agreement. Neither Holdings nor Merger Sub files information with the Commission.

  THIS INFORMATION STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED IN THEIR ENTIRETY. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS INFORMATION STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO NITA SOBEJANA, ASSISTANT CORPORATE SECRETARY, LEVI STRAUSS ASSOCIATES INC., LEVI'S PLAZA, 1155 BATTERY STREET, SAN FRANCISCO, CALIFORNIA 94111, TELEPHONE (415) 544-7412.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by LSAI with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

    1. LSAI's Annual Report on Form 10-K for the year ended November 27,
  1994;

    2. LSAI's Annual Report on Form 10-K for the year ended November 28,
  1993;

    3. LSAI's Quarterly Reports on Form 10-Q for the quarters ended February 26, 1995, May 28, 1995 and August 27, 1995.

  All documents filed by LSAI pursuant to Sections 13(a), 13(c), and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date that the Merger becomes effective shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

  Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Information Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LSAI. THE DELIVERY OF THIS INFORMATION STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF LSAI SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS INFORMATION STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   1
  Approval of the Merger..................................................   1
  Consummation of the Merger and Related Transactions.....................   1
SPECIAL FACTORS...........................................................   1
  Background of the Merger................................................   1
  Purpose, Structure and Reasons for the Merger...........................   7
  Fairness of the Merger; Recommendations.................................   8
  Opinion of Financial Advisor............................................  10
  Certain Projections.....................................................  16
  Accounting Treatment....................................................  16
  Interests of Certain Persons in the Merger; Conflicts of Interest.......  16
  Certain Effects of the Merger; Operations of the Company After the
   Merger.................................................................  19
  Certain Federal Income Tax Consequences.................................  20
THE MERGER................................................................  23
  Terms of the Merger.....................................................  23
  Effective Time of the Merger............................................  23
  Payment for Shares......................................................  23
  Representations and Warranties..........................................  24
  Business of the Company Pending the Merger..............................  24
  Additional Covenants....................................................  24
  Conditions; Waivers.....................................................  25
  Termination; Amendment..................................................  26
  Fees and Expenses.......................................................  26
FINANCING OF THE MERGER...................................................  26
RIGHTS OF DISSENTING STOCKHOLDERS.........................................  27
CERTAIN INFORMATION REGARDING LSAI, HOLDINGS AND MERGER SUB...............  29
  LSAI....................................................................  29
  Securities of LSAI......................................................  29
  Market for Shares.......................................................  29
  Valuation of Shares.....................................................  29
  Dividends Paid on the Shares............................................  30
  Purchases of Shares by LSAI.............................................  30
  Holdings................................................................  31
  Merger Sub..............................................................  31
  Directors and Executive Officers of LSAI, Holdings and Merger Sub.......  31
  Recent Transactions in Securities of LSAI...............................  31
SELECTED FINANCIAL DATA...................................................  32
CERTAIN PRO FORMA FINANCIAL INFORMATION...................................  33
SELECTED PRO FORMA PROJECTED FINANCIAL INFORMATION........................  42

                                                                           PAGE
                                                                           ----
SHARE PRICE MODELING......................................................  46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF LSAI....  47
  Principal Stockholders..................................................  47
CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO SECURITIES OF
 LSAI.....................................................................  49
  The Stock Subscription Agreement........................................  49
  Participation Agreements................................................  50
CURRENT INFORMATION; NO PERIODIC REPORTING................................  50

APPENDIX A -- Agreement and Plan of Merger

APPENDIX B -- Fairness Opinion of Dillon, Read & Co. Inc.

APPENDIX C -- Summary of Appraisal Rights

APPENDIX D -- Certain Information Regarding Directors and Executive Officers of
              LSAI, Holdings and Merger Sub

APPENDIX E -- Recent Transactions in Securities of LSAI

                                 INTRODUCTION

  This Information Statement is being furnished to holders of Shares in connection with the Merger in accordance with rules and regulations promulgated by the Commission.

APPROVAL OF THE MERGER

  Stockholders holding in the aggregate 60.6% of the outstanding Shares have acted by written consent in lieu of a meeting of stockholders and voted to approve the Merger Agreement and the Merger. This is more than is required by Delaware law. ACCORDINGLY, NO ADDITIONAL STOCKHOLDER VOTE IS NECESSARY TO APPROVE THE MERGER. NEITHER YOUR VOTE NOR YOUR PROXY WILL BE SOLICITED.

  The stockholders who acted by written consent include Robert D. Haas, Evelyn
D. Haas, as an executor of the estate of Walter A. Haas, Jr., Peter E. Haas, Sr., Miriam L. Haas, Peter E. Haas, Jr., Josephine B. Haas, F. Warren Hellman, Tully M. Friedman and members of the Friedman, Geballe and Koshland families.

CONSUMMATION OF THE MERGER AND RELATED TRANSACTIONS

  LSAI currently anticipates that the Merger will be consummated during the second quarter of 1996.

  IF THE MERGER IS CONSUMMATED, STOCKHOLDERS WHO COMPLY WITH APPLICABLE DELAWARE LAW WILL HAVE "DISSENTERS' RIGHTS" ENABLING THEM TO DECLINE THE $265 PER SHARE CASH PAYMENT OFFERED IN THE MERGER AND, IN LIEU OF RECEIVING SUCH CASH, TO PETITION THE DELAWARE COURT OF CHANCERY FOR THE "FAIR VALUE" OF THEIR SHARES. THERE CAN BE NO ASSURANCES THAT ANY DETERMINATION OF "FAIR VALUE" IN ANY SUCH PROCEEDING WILL RESULT IN A STOCKHOLDER RECEIVING MORE THAN $265 PER SHARE, AND SUCH A PROCEEDING COULD RESULT IN A STOCKHOLDER RECEIVING LESS THAN $265 PER SHARE. STOCKHOLDERS PURSUING DISSENTERS' RIGHTS WILL NOT RECEIVE ANY PAYMENT FOR THEIR SHARES UNTIL CONCLUSION OR SETTLEMENT OF THE APPLICABLE COURT PROCEEDINGS BUT WOULD RECEIVE INTEREST THEREON AT THE TIME OF JUDGMENT. PARTICIPANTS IN THE COMPANY'S EMPLOYEE INVESTMENT PLAN (THE "EIP") AND EMPLOYEE LONG-TERM INVESTMENT AND SAVINGS PLAN (THE "ELTIS" AND TOGETHER WITH THE EIP, THE "PLANS") WILL NOT EXERCISE APPRAISAL RIGHTS WITH RESPECT TO ANY SHARES HELD FOR THEIR STOCK FUND ACCOUNTS IN THE PLANS. UNDER DELAWARE LAW, THE TRUSTEE OF THE PLANS, WHO IS THE RECORD HOLDER OF THOSE SHARES, HAS THE EXCLUSIVE RIGHT TO EXERCISE APPRAISAL RIGHTS. PARTICIPANTS IN THE COMPANY'S EMPLOYEE STOCK PURCHASE AND STOCK AWARD PLAN (THE "ESAP"), HOWEVER, ARE STOCKHOLDERS OF RECORD AND ARE ENTITLED TO EXERCISE APPRAISAL RIGHTS. SEE "RIGHTS OF DISSENTING STOCKHOLDERS" BELOW, AND THE SUMMARY OF APPRAISAL RIGHTS, TOGETHER WITH THE RELEVANT STATUTORY PROVISIONS, ATTACHED AS APPENDIX C TO THIS INFORMATION STATEMENT.

  For additional information concerning the Merger, see "THE MERGER" and in particular, "THE MERGER -- Terms of the Merger".

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  The Company was formed approximately ten years ago by certain descendants and relatives of the families of Levi Strauss and Daniel E. Koshland, Sr., as well as other investors, for the purpose of acquiring the then-publicly-traded Levi Strauss & Co. ("LS&CO.") in a leveraged buy-out (the "1985 LBO"). The decade since the 1985 LBO has seen a dramatic increase in the value of the stockholders' equity in LSAI, with a limited degree of liquidity for stockholders. In addition, during the last ten years, management believes that LSAI has avoided the tensions among stockholders, the Board and management typical of many public and private companies and has experienced financial success while strengthening its reputation as a progressive employer and a leader in corporate social responsibility.

  During 1995, major stockholders of the Company, together with the Company's Global Leadership Team (the "GLT") and the Board, examined a number of long-term financial, governance and business issues faced by the Company and its stockholders. This examination was in part triggered by a belief that (1) the current capital structure of LSAI is inefficient in financial terms and is one of the factors which has recently depressed returns on invested capital and (2) cash which is generated but is not effectively reinvested not only depresses overall returns but may ultimately present tax and valuation issues if retained by the Company. The examination was also triggered by a recognition that senior members of the family groups owning Class L Shares are generally in their seventies. Substantial numbers of Shares will be transferred to spouses, children, grandchildren and great-grandchildren, and to charities. The experience of other family companies suggests that, as the generations pass, these persons will have interests and demands which may be different from the present senior stockholders and more diverse among themselves. In the absence of a new governance model, they likely will not have deep and active ties to the business. They may also have different liquidity needs and preferences.

  The GLT and the Board considered a variety of alternatives to address the issues facing the Company, including (1) maintaining the status quo, (2) adjusting dividend rates and/or purchasing stock from charities to which stockholders had donated Class L Shares, (3) recapitalizing the Company or effecting a large-scale redemption of Shares, (4) purchasing options to acquire Shares from stockholders, (5) a public offering of equity securities,
(6) internal reorganizations or spinoffs involving trademarks and corporate assets, (7) making strategic acquisitions, and (8) diversifying by entering new business areas. In evaluating these alternatives, the GLT and the Board considered the tax, operating and legal implications of the various structures, as well as the likely financial impact of such alternatives on the Company and its stockholders. The GLT and the Board also considered the impact of these alternatives on the Company's employees, the communities in which the Company operates and the Company's tradition of operating its business in a socially responsible manner.

  A group of major stockholders -- Robert D. Haas, Evelyn D. Haas, as an executor of the estate of Walter A. Haas, Jr., Peter E. Haas, Sr., Miriam L. Haas, Peter E. Haas, Jr., Josephine B. Haas, F. Warren Hellman and Tully M. Friedman (the "Transaction Sponsors") -- concluded, after taking into account the various factors discussed above, that of the long-term strategic alternatives examined, a releveraging, and a recasting of the governance arrangements, of the Company through a new acquisition transaction, would be in the best interests of the Company and its stockholders. The transaction is intended to reaffirm the commitment of family stockholders who reinvest in the new company to achieving superior financial returns while operating the Company in a values-oriented manner, and to remaining privately held with stable governance, while at the same time providing an opportunity for stockholders to realize the increase in value of the Company since the 1985 LBO and diversify their investments.

  In November 1995, the Transaction Sponsors advised the Board that they intended to propose a transaction in which Holdings, a newly formed corporation to be owned by them and by other family and management holders of Class L Shares who choose to participate (the "Participating Stockholders"), would acquire the Company in a cash merger. The Transaction Sponsors advised the Board that they would not support other alternatives of the type considered in the review of long-term strategic alternatives, or otherwise. On November 30, 1995, the Board held a special meeting at which the Board formed a special committee of independent directors (the "Special Committee") to evaluate any merger proposal ultimately made by the Transaction Sponsors. The Board chose three directors, Angela Glover Blackwell, James C. Gaither and Patricia Salas Pineda, none of whom are LSAI stockholders or affiliates of the families owning Shares, to be the members of the Special Committee. The Special Committee was formed well in advance of a merger proposal being made in order to allow its members ample time to retain advisors and inform themselves concerning the Company and the proposed transaction.

  The Special Committee met shortly after the Board's November 30, 1995 meeting and after interviewing various potential advisors retained Simpson Thacher & Bartlett ("Simpson Thacher"), as its legal counsel, and Dillon, Read & Co. Inc. ("Dillon Read"), as its financial advisor, to advise the Special Committee in connection with the expected merger proposal. For a description of the terms of the engagement of Dillon Read and certain information concerning Dillon Read, see "SPECIAL FACTORS -- Opinion of Financial Advisor." Dillon Read was authorized to begin its background preparatory work on the Company to be in a position to analyze the expected merger proposal and, after consultation with the Company's senior management, to begin to determine whether, and when, it would be in a position to render an opinion as to the fairness of the consideration to be received by the holders of the Shares (other than the Shares held by or being contributed to Holdings) in the merger.

  In early December, the Special Committee addressed a two-tier pricing structure that the Transaction Sponsors had indicated was under consideration, in which the price proposed for the Class E Shares would exceed that proposed for the Class L Shares. After discussions with counsel for the Special Committee, the Transaction Sponsors determined that the price to be proposed in the merger would be higher and would be the same for both Class E Shares and Class L Shares.

  On December 15, 1995, the Transaction Sponsors informed the Special Committee that the valuation of the Shares by Morgan Stanley & Co. Incorporated ("Morgan Stanley") as of November 30, 1995 had assigned a public market equivalent value of $189 per Share. The Company has historically retained Morgan Stanley to provide it with periodic public market equivalent valuations of Class E Shares and Class L Shares. In performing such valuations, Morgan Stanley is instructed to value the Shares at "fair market value," defined as the price at which the Shares would have traded, as of the valuation date, in a public market if such public market had existed, without giving effect to any acquisition or control value, or to a private market discount factor, and, with respect to the November 30, 1995 valuation, without taking into account the possibility of the expected merger proposal. See "CERTAIN INFORMATION REGARDING LSAI, HOLDINGS AND MERGER SUB--Valuation of Shares." Morgan Stanley was not retained to, and has not rendered, an opinion as to the fairness of the Merger to the Company or to the holders of Class E Shares or Class L Shares.

  On December 15, 1995, the Transaction Sponsors also advised the Special Committee that they intended to make a formal merger proposal in late January 1996 of $250 per Share. The Transaction Sponsors informed representatives of the Special Committee that the $250 per Share price represented a higher price than had been contemplated for either class of Shares at the time of the formation of the Special Committee.

  On December 18, 1995, the Special Committee met with representatives of Dillon Read and Simpson Thacher. During this organizational meeting, Dillon Read discussed its preliminary timetable for conducting financial due diligence of the Company. During the discussions, members of the Special Committee pointed out to Dillon Read that the Company's earnings had historically exceeded management's projections and that Dillon Read should consider some modifications before using management's projections in any valuation methodologies. Representatives of Simpson Thacher explained the legal responsibilities of the members of the Special Committee and the legal principles applicable to actions taken by the Special Committee with respect to a merger proposal by the Transaction Sponsors.

  From December 18, 1995 through January 29, 1996, the Special Committee and Dillon Read reviewed certain public and non-public information with respect to the Company. During this period, Dillon Read discussed the business and financial condition and prospects of the Company with members of the senior management of the Company. As part of the review by Dillon Read, officers of the Company and representatives of Morgan Stanley and Lehman Brothers Inc. ("Lehman Brothers"), who for five years has served as financial advisor to the trustee for the Plans, met with, and supplied information to, Dillon Read. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger; Conflicts of Interest."

  During December 1995 and January 1996, Holdings circulated an offering memorandum dated December 20, 1995 (the "Offering Memorandum"), certain related supplemental information and subscription documents, a voting trust agreement (the "Voting Trust Agreement") and a new stockholders' agreement (the "New Stockholders' Agreement") to the holders of Class L Shares, inviting such holders to subscribe (the "Offering") to shares of common stock of Holdings ("Holdings Shares") by contributing Class L Shares to Holdings. The Transaction Sponsors believed then, and continue to believe, that the Merger can be financed and consummated without any holders of Class L Shares other than themselves contributing Shares to Holdings. While not required as a financial or legal matter, in the interests of family unity and a sense of fairness, the Transaction Sponsors determined to offer other holders of Class L Shares the opportunity to make an equity investment in Holdings.

  On January 4, 1996, the Special Committee met with its legal and financial advisors. Representatives of Dillon Read described the financial due diligence performed by Dillon Read to date and certain preliminary valuation analyses performed by Dillon Read. During such meeting and subsequent meetings with representatives of Dillon Read, members of the Special Committee discussed numerous topics with the representatives of Dillon Read, including with respect to the methodologies that Dillon Read proposed to use to value the Shares from a financial point of view. The methodologies Dillon Read used and the various details of their analyses are set forth below under "SPECIAL FACTORS--Opinion of Financial Advisor." The Special Committee directed Dillon Read to continue to perform additional financial due diligence.

  On January 12, 1996, a meeting of the Special Committee was held at which representatives of Dillon Read described certain preliminary valuation methodologies being utilized by Dillon Read, including (1) an analysis of comparable companies, (2) an analysis of comparable acquisitions, (3) a discounted cash flow analysis, (4) a leveraged buyout analysis and (5) an analysis of premiums paid in minority "close-out" transactions. Dillon Read advised the Special Committee that it was still working to refine certain portions of the analyses and that the analyses represented only preliminary estimates that were subject to change.

  During the period from late November 1995 through February 1996, Rhoda H. Goldman, a director of the Company, and members of her family who, together with Mrs. Goldman, hold approximately 6.6 million Class L Shares, expressed dissatisfaction with various aspects of the Offering and the Merger. Mrs. Goldman also objected to the formation of the Special Committee on November 30, 1995 on the grounds that it was premature. Such holders, including Mrs. Goldman, objected to the terms of the investment in Holdings offered to them, the timing and procedures for the Offering and the Merger, and the price proposed to be paid in the Merger.

  Representatives of the Transaction Sponsors had several discussions with such holders' legal advisors in January 1996 in an attempt to resolve certain of the issues raised. On January 17, 1996, the Special Committee and its advisors met with Mrs. Goldman's advisors. Mrs. Goldman's advisors raised concerns about the $250 per Share price to be offered by the Transaction Sponsors in the merger proposal and reiterated their concerns about the timing and terms of the Offering and the Merger.

  On January 19, 1996, the Special Committee's legal advisors sent a letter, on behalf of the Special Committee, to Mrs. Goldman's legal advisors indicating that the Special Committee and its advisors were interested in meeting with Mrs. Goldman's financial advisors further to discuss their concerns with the price expected to be offered in the merger proposal. The letter further indicated that the issues raised at the January 17 meeting concerning the timing and terms of the Offering were not within the Special Committee's responsibilities and that based on discussions with its legal advisors, the Special Committee had concluded that it was neither necessary or appropriate that such responsibilities be expanded.

  In addition to attending a meeting on January 18, 1996 with Robertson Stephens & Co. ("Robertson Stephens"), the investment banking firm retained by Mrs. Goldman and her family, and certain of the Transaction Sponsors, to discuss the proposed merger consideration, on January 22, 1996, at the request of the Special Committee, representatives of Dillon Read met with representatives of Robertson Stephens to discuss the valuation methodologies utilized by Robertson Stephens, which resulted in a significantly higher valuation of the Company by Robertson Stephens than the expected $250 per Share merger proposal. Representatives of Dillon Read listened to a presentation by representatives of Robertson Stephens on how Robertson Stephens conducted their valuation analyses of the Company.

  On January 23, 1996, the Special Committee met with representatives of Dillon Read and Simpson Thacher. During such meeting, representatives of Dillon Read reported to the Special Committee on their recent discussions with Robertson Stephens. Representatives of Dillon Read presented an updated report to the Special Committee containing Dillon Read's valuation analyses. Dillon Read indicated to the Special Committee that their preliminary conclusion, based on their various valuation analyses, indicated that the $250 per Share price expected to be offered in the merger proposal would probably fall within a range that would enable them to conclude that the proposed price was fair to the holders of Shares (other than with respect to Shares held by or being contributed to Holdings) from a financial point of view. The Special Committee also asked Dillon Read to consider the feasibility of a recapitalization structure of the Company as part of their review. The members of the Special Committee and their legal advisors discussed the need to negotiate with the Transaction Sponsors on an arm's length basis to seek the best price reasonably available in the circumstances.

  By January 25, 1996, the date designated by Holdings as the initial deadline for determining whether or not to participate in the Offering, holders of Class L Shares returned written commitments (the "Stock Subscription Agreement"), to contribute an aggregate of 45,250,765 Class L Shares, representing 85% of the outstanding Shares, to Holdings. However, holders of Class L Shares may reduce their participation level until February 26, 1996. Upon completion of the subscription, the Participating Stockholders, together with the founding stockholders of Holdings, will be the sole owners of Holdings. Upon completion of the Merger, Holdings will in turn own 100% of the Company.

  On January 29, 1996, Dillon Read presented updated valuation analyses to the Special Committee, including a comparable company trading analysis, a comparable transaction analysis, a discounted cash flow analysis, a leveraged buyout analysis and a premium analysis, as well as a review of a recapitalization structure as requested by the Special Committee. A summary of Dillon Read's analyses and the results thereof is contained in "SPECIAL FACTORS--Opinion of Financial Advisor." In updating their valuation analyses for the Special Committee, Dillon Read noted that the $250 per Share price expected to be offered in the merger proposal would fall somewhere between the middle and high end of the preliminary fairness range ($240-257 per Share) indicated by its valuation analyses and closer to the high end of the valuation range for most of its individual valuation analyses.

  After the presentation of Dillon Read, consultation with its legal advisors, and deliberations among its members, the Special Committee determined to engage in negotiations with the Transaction Sponsors with respect to the $250 per Share price. The Special Committee members agreed that, after discussions with its financial advisor, the $250 per Share price expected to be offered would be fair to the holders of the Shares (other than the Shares held by or being contributed to Holdings). However, the Special Committee members agreed that the Special Committee should continue to negotiate at arm's length with the Transaction Sponsors to seek to increase the per Share price offered in order to reasonably conclude that the holders of Shares (other than the Shares held by or being contributed to Holdings) were realizing the best possible transaction reasonably available under the circumstances.

  Later on January 29, 1996, representatives of the Transaction Sponsors met with the legal and financial advisors to the Special Committee who reported that the Special Committee believed that the price to be proposed in the Merger should be increased above $250 per Share. On January 30, 1996, the Transaction Sponsors advised the Special Committee that, as a result of the negotiations with the Special Committee's representatives, they would increase the price to be paid by Holdings to $265 per Share in part as a result of the strong performance of the stock market since the $250 price was preliminarily set in December 1995 and also to ensure that the price would be attractive.

  On January 31, 1996, Holdings delivered a formal proposal (the "Proposal") to the Board. The Proposal contemplated a merger of Merger Sub with and into LSAI in which all Class E Shares, and all Class L Shares other than those Class L Shares which holders had contributed or committed to contribute to Holdings in exchange for Holdings Shares, would be converted into the right to receive $265 per Share in cash. Together with the Proposal, Holdings also delivered to the Board the form of merger agreement that it and Merger Sub were prepared to enter into with LSAI. See "THE MERGER."

  During the course of the next week, the Special Committee, through its legal advisors, negotiated a number of modifications to the form of merger agreement proposed by Holdings, which are reflected in the final Merger Agreement. Such modifications included, without limitation, (1) the elimination of an expense reimbursement provision requiring the Company to pay the costs and expenses of Holdings whether or not the Merger was consummated and the inclusion of a waiver by Holdings of its right to seek monetary damages from the Company in the event of a breach by the Company of any of its representations, warranties, covenants and agreements, (2) the inclusion of a condition to the obligation of the Company to effect the Merger that the Special Committee shall not have modified or rescinded its recommendation with respect to the Merger as a result of the withdrawal or material qualification of Dillon Read's fairness opinion, (3) the modification of certain conditions to Holdings' obligation to effect the Merger, (4) limitations on the ability of the Merger Agreement to be amended or provisions thereof waived without the consent of the Special Committee and (5) limitations on the nature and extent of the representations and covenants made by the Company.

  From February 1 through February 5, 1996, the legal advisors of the Special Committee and Mrs. Goldman's legal advisors exchanged correspondence and communicated by telephone in order to schedule another meeting between the members of the Special Committee and its advisors and Mrs. Goldman and her advisors to discuss, among other things, the valuation issues identified by Robertson Stephens in its prior meeting with Dillon Read.

  On February 7, 1996, the Special Committee and its advisors met with Mrs. Goldman and her advisors. Robertson Stephens, on behalf of the Goldman family interests, reviewed with the Special Committee a presentation containing Robertson Stephens' valuation analyses regarding the Company. Such report indicated a per Share price range of $315-$387 based on a comparable company trading analysis and $327-$359 based on a discounted cash flow analysis.

  Following such presentation, the Special Committee met alone with its advisors to discuss the areas of disagreement between the valuation analyses of Dillon Read and Robertson Stephens. The principal areas of disagreement between Dillon Read and Robertson Stephens concerned which companies should be included as comparables in the comparable company analysis and the impact of that analysis upon the multiples used in calculating the "terminal value" for use in the discounted cash flow analysis. Specifically, Robertson Stephens proposed the inclusion as "comparable" companies of a number of "branded" companies outside of the apparel industry, including The Coca-Cola Company, Gillette Co., Estee Lauder Cos. and Gucci Group NV. Dillon Read did not include such companies in its comparable companies analysis. Instead, Dillon Read viewed the comparable companies to be in the apparel industry (including, for example, Gap Inc., VF Corp. and Nike, Inc., "branded" apparel companies). See "SPECIAL FACTORS--Opinion of Financial Advisor." Due to the significantly higher multiples of certain financial criteria characteristic of some of the "branded" companies utilized by Robertson Stephens in its analysis, the members of the Special Committee discussed extensively with representatives of Dillon Read the validity of excluding such companies from their comparable companies analysis. Representatives of Dillon Read explained that they had considered the inclusion of "branded" companies in their comparable companies analysis but ultimately determined not to include such companies because of a number of significant distinguishing factors, including the market and product dynamics, competitive positions, financial conditions, actual and prospective growth rates, size and cyclicality and volatility of such companies as compared to the Company. In addition, representatives of Dillon Read indicated that they believed that Wall Street research analysts would characterize the Company as an apparel company, as had been the case when the Company was publicly traded prior to the 1985 LBO, rather than as a non-apparel "branded" company.

  Representatives of Dillon Read then presented its definitive written valuation analyses to the Special Committee, which indicated that the $265 per Share price was above the high end of its overall fairness range and above the range of fairness in each of its individual valuation analyses, except for the premium analysis, in which it was at the high end of such range. Dillon Read informed the Special Committee that barring an unforeseen change it expected to deliver its final fairness opinion the next day. See "SPECIAL FACTORS-- Opinion of Financial Advisor."

  The price of $265 per Share proposed to be paid by Holdings for Shares cashed out in the Merger represents a 5200% increase over, or 53 times, the 1985 LBO price of $5 per share (adjusted for stock splits). It also represents a premium of 40.2% over the November 30, 1995 public market equivalent valuation by Morgan Stanley of $189 per Share and a premium of 69% over Morgan Stanley's May 30, 1995 public market equivalent valuation of $157 per Share.

  As described under "--Fairness of the Merger; Recommendations," on February 7, 1996, the Special Committee reached its conclusion that the Merger is fair to the holders of Shares (other than Class L Shares held by or being contributed to Holdings). On February 8, 1996, the Special Committee received Dillon Read's fairness opinion and recommended to the Board that the terms of the Merger were fair to the holders of the

Shares (other than Shares held by or being contributed to Holdings) and recommended that the Board approve the Merger Agreement.

PURPOSE, STRUCTURE AND REASONS FOR THE MERGER

  General. The purpose of the Merger is to provide for the long-term, stable and consistent ownership and governance of the Company while at the same time enabling stockholders to realize all or a portion of the increase in the value of the Company since the 1985 LBO. After examining various long-term financial, governance and business issues currently faced by LSAI, the Transaction Sponsors concluded that the continued private ownership of the Company with long-term, stable and consistent ownership and governance is the most effective way to maintain the Company's superior financial performance as well as its reputation as a leader in corporate social responsibility. Both continued private ownership and the proposed governance arrangements are considered by the Transaction Sponsors to be critical elements of the transaction. The Transaction Sponsors believe that the long term commitment to a values orientation and a principled approach to the Company's business will enhance the Company's financial success.

  All Class E Shares will be cashed out in the Merger and the holders of Class E Shares will have no continuing equity interest in Holdings or the Company following the Merger. In lieu of an equity interest, it is expected that all employees, worldwide, will participate in new employee arrangements (the "New Employee Arrangements") designed to align employee and stockholders' interests in the post-Merger entity by providing cash payments to employee participants based upon the future value created after the Merger. The New Employee Arrangements are not being established to maintain competitive pay practices; the Company believes its current compensation and benefits programs are above average. Rather, the New Employee Arrangements are being developed from a values standpoint, on the basis that it is important to share a portion of the value expected to be created following the Merger with employees.

  Financial Aspects of the Transaction Structure. The Transaction Sponsors structured the acquisition of the Company as a cash merger in which Holdings and LSAI would incur indebtedness to cash out all Class E Shares, as described above, as well as Class L Shares which were not contributed to Holdings. The structure is intended, among other things, to provide a meaningful liquidity opportunity for stockholders. The structure is also intended to increase stockholder returns to holders of Class L Shares who elected to invest in Holdings by making more efficient use of available cash. As a result of the Merger, certain reporting and other obligations that result from having a large group of holders of Class E Shares will no longer apply.

  Governance Aspects of the Transaction Structure. The Transaction Sponsors' willingness to invest in Holdings, which will incur a substantial amount of debt to acquire the Company, was premised on ensuring that other equity investors in Holdings would share a common set of values going forward and that there would be structural assurance that Holdings would have long-term, stable and consistent ownership and governance. Consequently, as a condition to permitting holders of Class L Shares to become Participating Stockholders, Holdings required that such holders agree to become parties to the Voting Trust Agreement and New Stockholders' Agreement.

  Under the Voting Trust Agreement, all Participating Stockholders, together with any person that subsequently becomes a stockholder of Holdings, will place all of their Holdings Shares in a voting trust (the "Voting Trust"), and will receive and hold voting trust certificates (the "Voting Trust Certificates") in lieu of Holdings Shares. The Voting Trust will be administered by a group of voting trustees (the "Voting Trustees"). The initial Voting Trustees will be Robert D. Haas, Peter E. Haas, Sr., Peter E. Haas, Jr. and F. Warren Hellman. In general, under the Voting Trust Agreement, successor Voting Trustees will be chosen by the Voting Trustees remaining in office at the time a vacancy is created. Miriam L. Haas, Peter E. Haas, Sr.'s wife, will become a Voting Trustee at such time as Peter E. Haas, Sr. ceases to be a Voting Trustee. Under the Voting Trust Agreement, the Voting Trustees will be the record holders of all of the Holdings Shares and, in general, will exercise the exclusive power to vote such shares on all matters upon which stockholders are entitled to vote, including for the election of directors. As a result, the Voting Trustees, and not the beneficial holders of the

Holdings Shares, will, subject to certain exceptions, effectively control the business, operations and management of Holdings (and, as a result, of the Company).

  Holders of Voting Trust Certificates will be permitted to vote only on certain extraordinary corporate transactions such as a merger, or a sale of all or substantially all of Holdings' assets, or upon charter amendments which would change or alter the powers, preferences or rights of Holdings Shares so as to adversely affect the holders thereof. Holders of Voting Trust Certificates will also have the right to vote on certain amendments to the Voting Trust Agreement and the New Stockholders' Agreement. Such holders will also have certain rights to terminate the Voting Trust Agreement, including upon the affirmative vote of the holders of two-thirds of the Holdings Shares. The Voting Trust Agreement has a fifteen-year term, but may terminate earlier if, among other things, Robert D. Haas ceases to be a Voting Trustee for any reason and holders of at least two-thirds of the Holdings Shares vote against continuation.

  Under the New Stockholders' Agreement, stockholders of Holdings will be subject to transfer restrictions which will apply to both their Holdings Shares and the related Voting Trust Certificates. In general, the New Stockholders' Agreement will permit only "Permitted Transfers" (as defined therein), which include, in general, transfers to (1) other holders of Holdings Shares, (2) members of the family of the transferring holder of Holdings Shares, (3) certain charities and foundations, (4) Holdings and (5) any other party so long as such transfer has received the prior approval of the Holdings Board. In order for a transfer to be deemed a Permitted Transfer, the intended transferee must execute a document (a "Confirming Document"), by which such transferee agrees to be bound by the terms of the New Stockholders' Agreement and will become a signatory thereto. The New Stockholders' Agreement will also permit holders of Holdings Shares to effect pledges to a commercial bank, savings and loan institution, brokerage firm or any other lender as security for any of such holders' indebtedness, provided that the lender executes a Confirming Document with respect thereto.

  In the event of certain involuntary transfers of Holdings Shares, such as pursuant to a foreclosure, the New Stockholders' Agreement provides Holdings with a preemptive right to purchase such shares from the intended transferee. Additionally, for the five-year period following the termination of the remainder of the New Stockholders' Agreement, the New Stockholders' Agreement provides for certain "tag-along" rights pursuant to which, in the event a holder (the "Selling Holder") of Holdings Shares desires to sell shares representing more than 10% of the then outstanding Holdings Shares to a third party (other than to a Permitted Transferee), all other stockholders must be permitted to sell a proportionate amount to the intended transferee in the same transaction.

  The duration of the New Stockholders' Agreement is twenty years, although it may be terminated earlier or its provisions amended by the affirmative vote of the holders of two-thirds of the Holdings Shares.

  It is the belief of the Transaction Sponsors that the Voting Trust Agreement and the New Stockholders' Agreement will help provide for the long-term, stable and consistent ownership and governance of Holdings and the Company. The Transaction Sponsors believe that these agreements will permit management to run the Company in a manner consistent with the Company's Mission and Aspirations Statement and Business Vision. By making these agreements an important part of the structure of Holdings, the Transaction Sponsors have effectively required Participating Stockholders to make an explicit commitment to the values currently articulated and practiced by the Company. By placing effective control of Holdings in the hands of the Voting Trustees, these agreements are intended to permit Holdings and the Company to be governed by the Voting Trustees and the Holdings Board with a view to achieving superior financial returns while operating in a values-oriented manner, even if the views of the owners of the Holdings Shares change over time, as the families in what will continue to be a family-owned company grow larger and generational shifts take place.

FAIRNESS OF THE MERGER; RECOMMENDATIONS

  On February 7, 1996, the Special Committee and its financial and legal advisors met to formally evaluate the proposed Merger. The full Board met on February 8, 1996. At the Board meeting, the Special Committee recommended that the Board approve the Merger Agreement, and the Board approved and adopted the Merger

Agreement and the transactions contemplated thereby. The Board determined that the Merger is fair to, and in the best interests of, the holders of Shares (other than with respect to Class L Shares held by or being contributed to Holdings).

  Eleven members of the Board voted in favor of the Merger Agreement. Mrs. Goldman abstained. She said that while she and her family and their advisors continued to have serious concerns about the proposed transaction, which were not necessarily shared by other stockholders, she was abstaining out of respect for her family's heritage.

  The Board of Directors, in determining to approve the Merger Agreement and the transactions contemplated thereby considered the recommendation of the Special Committee and all of the factors considered by the Special Committee as described below.

  The members of the Board believe that the factors considered by the Special Committee operate both individually and in combination to support their determination that the Merger is fair to the holders of Shares (other than with respect to Class L Shares held by or being contributed to Holdings) and that the Merger is the best possible transaction reasonably available under the circumstances. The Board did not assign relative weights to particular factors considered by the Special Committee. Nine of the twelve members of the Board are stockholders and/or employees of LSAI who have signed Stock Subscription Agreements and, therefore, have a potential conflict with respect to the Merger and the Merger Agreement. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger; Conflicts of Interest."

  In determining to recommend to the Board of Directors that it approve the Merger Agreement, and in determining the fairness of the terms of the Merger, the Special Committee considered the following factors, each of which, in the Special Committee's view, supported the Special Committee's determination to recommend the Merger:

    (1) the Special Committee's knowledge of the business, financial results and prospects of the Company (including the recognition of the Special Committee that the Company's financial performance has historically exceeded management's projections and an understanding, based on the advice of its financial advisor, of the appropriate modifications required to be made to such projections), which are reflected in the reports and financial statements incorporated by reference herein (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"), as well as the Special Committee's knowledge of the apparel industry generally;

    (2) the terms and conditions of the Merger Agreement, including the amount and form of consideration and the nature of the parties' representations, warranties, covenants and agreements;

    (3) the fairness opinion and financial presentation of Dillon Read, as described under "SPECIAL FACTORS -- Opinion of Financial Advisor";

    (4) the condition to the consummation of the Merger that the Special Committee shall not have modified or rescinded its recommendation with respect to the Merger as a result of the withdrawal or material qualification, on or prior to the effective time of the Merger, of the fairness opinion delivered by Dillon Read to the Special Committee on the date of the Merger Agreement;

    (5) the fact that the Merger Consideration of $265 per Share represented a premium of 40.2% over the November 30, 1995 public market equivalent valuation by Morgan Stanley of $189 per Share, and a premium of 69% over Morgan Stanley's May 30, 1995 public market equivalent of $157 per share;

    (6) the unwillingness of Holdings and the Transaction Sponsors to consider a sale of the Company, recapitalization, initial public offering or to engage in other alternative transactions with respect to the Company (as a result of which the Special Committee did not solicit third party bids for the Company);

    (7) the history of the negotiations with respect to the Merger Consideration that, among other things, led to (a) an increase in Holdings' offer from $250 per Share to $265 per Share, and the belief of the members of the Special Committee that $265 per Share was the best price that could be obtained from Holdings and the Transaction Sponsors and was therefore the best price reasonably available in light of the

  Transaction Sponsors' unwillingness to consider alternative transactions and (b) the fact that the formal Proposal did not include disparate pricing for the Class E Shares and the Class L Shares; and

    (8) the Special Committee's recognition of its ability and power to reject the Proposal and say "no" to the Transaction Sponsors (subject to the Transaction Sponsors' power to choose to proceed without the Special Committee's approval) in the event the Special Committee concluded that the Merger was not fair to the holders of the Shares (other than the Shares held by or being contributed to in Holdings).

  In light of the number and variety of factors the Special Committee considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to assign relative weights to the foregoing factors, and, accordingly, the Special Committee did not do so.

  The Special Committee frequently consulted with Dillon Read during the course of its work and analysis of the financial evaluation of the Company and of the Merger. The Special Committee believes that Dillon Read's analysis was reasonable.

  The Special Committee believes that the Merger is procedurally fair because:
(1) the Special Committee consisted of disinterested directors appointed to represent the interests of, and to negotiate on an arm's length basis with Holdings and the Transaction Sponsors on behalf of, the holders of Shares (other than Class L Shares held by or being reinvested in Holdings); (2) the Special Committee retained and was advised by Simpson Thacher, independent legal counsel; (3) the Special Committee retained Dillon Read as independent financial advisor to assist it in evaluating the Merger; and (4) the consummation of the Merger requires as a condition that the Special Committee shall not have modified or rescinded its recommendation with respect to the Merger as a result of the withdrawal or material qualification, on or prior to the Effective Time, of the fairness opinion of Dillon Read. In addition, the Special Committee believes that the Merger is procedurally fair because the $265 per Share price and the other terms and conditions of the Merger Agreement resulted from active arm's length bargaining between the Special Committee, on the one hand, and Holdings and the Transaction Sponsors on the other hand.

OPINION OF FINANCIAL ADVISOR

  On February 8, 1996, the Special Committee received Dillon Read's opinion dated February 8, 1996 which provided that, as of such date, the Merger Consideration to be received pursuant to the Merger by the holders (the "Recipient Shareholders") of the Shares (other than the Class L Shares held by or to be reinvested in Holdings) was fair to such Recipient Shareholders from a financial point of view. A COPY OF DILLON READ'S WRITTEN OPINION IS ATTACHED AS APPENDIX B HERETO AND SHOULD BE READ IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, MATTERS CONSIDERED, ASSUMPTIONS MADE AND METHODS EMPLOYED BY DILLON READ.

  A copy of the Dillon Read financial analysis discussed below has been filed as an exhibit to the Schedule 13E-3 filed with the Commission with respect to the Merger, may be inspected and copied, and obtained by mail, from the Commission as set forth in "AVAILABLE INFORMATION" and will be made available for inspection and copying at the principal executive offices of the Company at 1155 Battery Street, San Francisco, California 94111 during regular business hours by any interested stockholder of the Company or his or her representative who has been so designated in writing.

  In arriving at its opinion, Dillon Read: (1) reviewed certain publicly available business and financial information relating to the Company; (2) reviewed certain internal financial information and other data provided to Dillon Read by the Company relating to the business and prospects of the Company, including financial projections prepared by the management of the Company; (3) reviewed independent valuations prepared by Morgan Stanley and Lehman Brothers, which independent valuations were discussed with representatives of such firms; (4) conducted discussions with members of the senior management of the Company and Board; (5) reviewed a preliminary draft of the form of the Merger Agreement; (6) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which Dillon Read considered relevant; (7) reviewed publicly available financial and securities market data pertaining to certain publicly held companies in lines of business Dillon Read considered to be generally comparable to those of the Company; and (8) conducted such other financial studies, analyses and investigations, and considered such other information, as Dillon Read deemed necessary and appropriate.

  In connection with Dillon Read's review, with the Special Committee's consent, Dillon Read has not assumed any responsibility for independent verification of any of the foregoing information. Except to the extent that Dillon Read independently prepared certain modified financial projections based on and in partial reliance upon management projections and other diligence, including discussions with management, Dillon Read has, with the Special Committee's consent, relied upon the information described in the preceding paragraph being complete and accurate in all material respects. Dillon Read has not been requested to and has not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor has it been furnished with any such evaluation or appraisal. Further, Dillon Read has assumed, with the Special Committee's consent, that all of the information, including the projections provided to Dillon Read by the Company's management, was prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company and that the assumptions underlying such projections were viewed by management as being reasonable at the time made. In addition, Dillon Read has not been asked to, and does not express any opinion as to the after-tax consequences of the Merger to any Recipient Shareholder. In addition, Dillon Read's opinion is based on economic, monetary and market conditions existing on the date hereof.

  The Special Committee has not asked Dillon Read to solicit, and Dillon Read has not solicited, indications of third party interest regarding the sale of all or part of the Company or its Shares, assets or businesses. Additionally, the Transaction Sponsors have advised Dillon Read, through the Special Committee, that the Transaction Sponsors would not support alternative transactions to the Merger. Accordingly, Dillon Read has not been asked by the Special Committee to opine, and does not opine, as to any matter other than the fairness from a financial point of view, as of the date of its opinion, of the Merger Consideration to be received by the Recipient Shareholders pursuant to the Merger.

Modified Projections

  Dillon Read independently prepared certain modified financial projections based on and in partial reliance upon management's projections and due diligence performed in light of the fact that the Company's earnings had historically exceeded management's projections. Management's projections contained a 1996 net income estimate for the Company of $559.1 million and projected 1996 earnings before interest, taxes, depreciation and amortization ("EBITDA") of $969.2 million for the Company. Dillon Read considered a variety of factors that related to management's historical projections. Specifically, for 1996, Dillon Read eliminated certain portions of the Customer Service Supply Chain (CSSC) transition expenses which were deemed to be non-recurring events and programs from management's projections. For 1996, Dillon Read modified certain assumptions of key operating variables relating to the Company, including higher sales volumes and operating expenses for Levi Strauss North America and Levi Strauss International, divisions of the Company, and additional lower operating expense items, which modifications added $50 million (low case) to $125 million (high case) of pre-tax potential earnings to management's 1996 earnings estimate. Such modifications resulted in a modified 1996 net income estimate for the Company of $644.6 million (low case) to $690.7 million (high case) and a modified projected 1996 EBITDA of $1,107.2 million (low case) to $1,182.2 million (high case). Dillon Read was aware that Morgan Stanley's November 30, 1995 public market equivalent valuation of the Company of $189 per Share had also incorporated an increase in management's 1996 estimated earnings of $125 million, similar to Dillon Read's high case scenario. For the 10-year projections, Dillon Read modified certain assumptions of key operating variables related to the Company, primarily revenue growth and the earnings before interest and taxes ("EBIT") margin. Dillon Read then utilized such modified projections in certain of its valuation analyses described below. The net sales and gross profit line items from management's projections are included herein under "SELECTED PRO FORMA PROJECTED FINANCIAL INFORMATION" (without the foregoing adjustments), which pro forma projections, other than with respect to the net sales and gross profit line items, otherwise incorporate the effects of the Merger and the Offering. Reference is made to the Dillon Read financial analysis included as an exhibit to the Schedule 13E-3 filed with the Commission with respect to the Merger for a more detailed summary of Dillon Read's modifications of management's ten-year projections (which do not give effect to the Merger or the Offering).

  The amount of Merger Consideration to be paid to the Recipient Shareholders pursuant to the Merger was determined through negotiations between the Special Committee and the Transaction Sponsors.

  In connection with rendering its opinion, Dillon Read considered a variety of valuation methods which are summarized below. These analyses, taken together, support Dillon Read's opinion.

  Comparable Company Trading Analysis. Using publicly available information, Dillon Read analyzed, based upon market trading values, multiples of certain financial criteria (such as net income; projected net income, which had been modified to compensate for the historical conservatism of management's past and current projections; latest twelve months' earnings before interest, taxes depreciation and amortization ("EBITDA"); latest twelve months' earnings before interest and taxes ("EBIT"); latest twelve months' revenues; and book value) used to value certain other companies, which, in Dillon Read's judgment, were comparable to the Company for the purpose of this analysis. The comparable company analysis was comprised of the following six public apparel companies which Dillon Read deemed most similar to the Company: VF Corp.; Nike, Inc.; GAP Inc.; Russell Corporation; Liz Claiborne Inc.; and Fruit of the Loom Inc.

  The range and average for market capitalization as a multiple of each of the indicated statistics for the comparable companies were as follows: (a) latest twelve months' net income to common stockholders -- 11.9x to 30.0x, with an average of 20.1x; (b) estimated calendar 1995 earnings (median estimates computed by Institutional Brokers Estimate Service ("I/B/E/S")) -- 12.5x to 25.9x, with an average of 20.0x; (c) median I/B/E/S estimated calendar 1996 earnings -- 11.4x to 17.7x, with an average of 15.3x; and (d) book value -- 1.5x to 4.6x, with an average of 2.7x.

  The range and average for net asset capitalization (equivalent to market capitalization plus book value of total debt, liquidation value of preferred stock and book value of minority interests less cash and cash equivalents) as a multiple of each of the indicated statistics for the comparable companies were as follows: (a) latest twelve months' revenues -- 0.8x to 1.8x, with an average of 1.3x; (b) latest twelve months' EBITDA --6.0x-- to 10.7x, with an average of 8.2x; (c) latest twelve months' EBIT -- 7.9x to 12.3x, with an average of 11.4x.

  Applying such market trading and other financial multiples used to value such comparable companies to the Company's 1995 net income and estimated 1996 net income (based on management's unmodified projection model and Dillon Read's modified model), Dillon Read calculated an indicated trading range of $190 to $210 per Share, which Dillon Read believes supported Dillon Read's view that the Merger Consideration to be received by the Recipient Shareholders is fair, from a financial point of view, to such Recipient Shareholders.

  Comparable Mergers and Acquisitions. Using publicly available information, Dillon Read analyzed certain mergers and acquisitions (1) based on the equity value of the transaction as multiples of: (a) latest twelve months' net income to common stockholders and (b) latest book value; and (2) based on the net asset value of the transaction as multiples of (a) latest twelve months' revenues; (b) latest twelve months' EBITDA; and (c) latest twelve months' EBIT.

  The merger and acquisition transactions which were analyzed included eleven transactions completed in the apparel industry in which complete ownership or majority control was acquired. The acquisitions reviewed by Dillon Read, in reverse chronological order of announcement date, were: (a) the acquisition of NCC Industries Inc. by Maidenform Worldwide Inc.; (b) the acquisition of Nutmeg Industries by VF Corp.; (c) the acquisition of Salem Sportswear Inc. by Fruit of the Loom Inc.; (d) the acquisition of Champion Products Inc. by Sara Lee Corp.; (e) the acquisition of West Point-Pepperell by Farley Inc.; (f) the acquisition of Manhattan Industries, Inc. by Salant Corp.; (g) the acquisition of E-II Holdings Inc. by American Brands, Inc.; (h) the acquisition of Blue Bell Holding Co. by VF Corp.; (i) the acquisition of Warnaco Inc. by W Acquisition Corp.; (j) the acquisition of Work Wear Corp. by Paine Webber Capital Inc.; and (k) the acquisition of Levi Strauss & Co. by HHF Corp. (i.e., the 1985 LBO).

  The range and median for the purchase price of equity as a multiple of each of the indicated statistics were as follows: (a) latest twelve months' net income to common stockholders -- 8.5x to 27.0x, with a median of 20.4x; and
(b) latest book value -- 1.4x to 10.6x, with a median of 2.6x. The range and median for the transaction value (defined as purchase price of equity plus the book value of debt less cash and cash equivalents) as a multiple of each of the indicated statistics for the group of comparable acquisitions were as follows: (a) latest twelve months' revenues -- 0.4x to 2.0x, with a median of 0.8x; (b) latest twelve months' EBITDA -- 4.5x to 13.0x, with a median of 9.0x; and (c) latest twelve months' EBIT -- 5.0x to 15.6x, with a median of 10.6x. On this basis, Dillon Read calculated an indicated value range of $225 to $250 per Share, which Dillon Read believes supported Dillon Read's view that the Merger Consideration to be received by the Recipient Shareholders is fair, from a financial point of view, to such Recipient Shareholders.

  However, these comparable mergers and acquisitions may have less than complete business comparability with the Company, because the transactions were significantly smaller than the Merger currently under consideration and because such acquisitions generally occurred in different stock market, economic environments and apparel cycles. As a result, Dillon Read further considered 73 completed and announced public transactions, without reference to the industry involved, having a value in excess of $2.5 billion from 1985 to date. The range and median for the transaction values as a multiple of EBITDA in those transactions was 3.6x to 13.6x, with a median of 7.2x. On this basis, Dillon Read calculated an indicated value range of $170 to $260 per Share, which Dillon Read believes supported Dillon Read's view that the Merger Consideration to be received by the Recipient Shareholders is fair, from a financial point of view, to such Recipient Shareholders.

  The Company's equity multiples based upon the Merger Consideration were as follows: (a) fiscal year 1995 (also latest twelve months) net income to common stockholders -- 23.5x; (b) estimated 1996 net income to common stockholders (based on LSAI estimates) -- 24.5x; and (c) book value at November 30, 1995 --
 6.0x. The Company's net asset multiples based upon the Merger Consideration were as follows: (a) latest twelve months' revenues -- 2.0x; (b) latest twelve months' EBITDA -- 12.4x; and (c) latest twelve months' EBIT -- 13.9x.

  Discounted Cash Flow Analysis. Dillon Read performed a discounted cash flow analysis based upon the projections furnished by the Company's management under two scenarios: (1) using management's model of the Company's future earnings and cash flows and (2) using Dillon Read's ten year modified model of the Company's future earnings and cash flows. The salient differences between the two scenarios relate to assumptions of key operating variables, primarily revenue and EBIT growth and EBIT margin, which were made in light of the fact that the Company's earnings have historically exceeded management's projections. See the discussion of Dillon Read's modification of management's projections, above. In the ten year unmodified management model, the ten year compound annual growth rate of revenues and EBIT, adjusted for non-recurring items, were 5.0% and 6.9%, respectively. The ten year average EBIT margin, adjusted for non-recurring items, was 15.2%. In the ten year modified model, the ten year compound annual growth rate of revenues and EBIT, adjusted for non-recurring items, were 8.5% and 11.5%, respectively. The ten year average EBIT margin was 16.7%.

  Under each model, Dillon Read determined the present value of the unlevered after-tax cash flows for fiscal years 1996-2005 by discounting those cash flows to the present using discount rates of 13%-14%, which were chosen based on several assumptions regarding factors such as inflation rates, interest rates, the inherent risk in the Company's business, as well as the apparel industry as a whole, and the cost of capital of the Company.

  In addition to the valuation of the Company's 1996-2005 unlevered after-tax cash flows, Dillon Read determined, under each model, the valuation of the Company at the end of the terminal year, 2005, based upon two generally accepted methodologies. Using one methodology, Dillon Read applied multiples ranging from 7.0x-9.0x to the Company's 2005 EBITDA to determine the Company's value at the end of the terminal year. Using the other methodology, Dillon Read determined the end of terminal year value of a perpetuity of unlevered after-tax cash flows beginning in year 2006. Discount rates of 13%-14% and perpetuity growth rates of 4.5%-6.5% were assumed. Under each methodology, the present value of the end of terminal year Company valuation was determined by discounting, to the present, the terminal value by discount rates of 13% to 14%. Assumptions used to determine the Company's terminal valuation were chosen based upon several factors such as the long-term economic prospects of the Company and the apparel industry as a whole, comparable company analysis, comparable merger analysis, inflation rates, interest rates, the inherent risk in the Company's business, as well as the apparel industry as a whole and the cost of capital of the Company.

  The analysis yielded a range of values for the Company's common stock of $165 to $200 per Share using the management model and $215 to $255 per Share using the modified model. Dillon Read believes that the discounted cash flow analysis supported Dillon Read's opinion that the Merger Consideration to be received by the Recipient Shareholders is fair from a financial point of view, because the Merger Consideration was above the range of present values of the Company's future cash flows of both the management and modified models.

  Leveraged Buyout Analysis. Dillon Read conducted a leveraged buyout analysis assuming funding from various sources including excess LSAI cash, senior revolving and term debt facilities, subordinated debt and common equity. Based upon (1) the current interest rate, economic, and apparel and retail environments, (2) acquisition lending, private equity and leveraged buyout markets and (3) certain other financing considerations, constraints and parameters including prospective returns to equity investors, pro-forma capitalization, certain interest coverage ratios and projected debt amortization schedules, Dillon Read developed a low case and a high case valuation range. Each case assumed the same modified model of the Company's future earnings and cash flows as applied in the discounted cash flow analysis. The analysis yielded values for the Company's common stock ranging from $175 per Share in the low case to $200 per Share in the high case. Dillon Read believes that the leveraged buyout analysis supported Dillon Read's opinion that the Merger Consideration to be received by the Recipient Shareholders is fair, from a financial point of view, because the Merger Consideration was above the range of values that could be reasonably expected in the context of a leveraged buyout of the Company's common equity given the aforementioned financing considerations, constraints, and parameters.

  Acquisition Premium Analysis. Using publicly available information, Dillon Read analyzed the premiums paid in 17 completed and announced transactions having a value in excess of $100 million in which a majority shareholder acquired the shares of minority shareholders at a premium over market prices and the majority shareholder held between 98% and 100% of the stock upon completion of the transaction. Premiums were calculated as of a date one day, one week and four weeks, respectively, before announcement of the transactions. The minority acquisition transactions Dillon Read reviewed were:
(1) acquisition of the remaining minority interest in GEICO Corp. by Berkshire Hathaway Inc.; (2) acquisition of the remaining minority interest in REN Corp.-USA by COBE Laboratories; (3) acquisition of the remaining minority interest in BIC Corp. by BIC SA; (4) acquisition of the remaining minority interest in LIN Broadcasting Corp. by McCaw Cellular Communications; (5) acquisition of the remaining minority interest in Club Med Inc. by Club Mediterranee SA; (6) acquisition of the remaining minority interest in Fleet Mortgage Group Inc. by Fleet Mortgage Group Inc.; (7) acquisition of the remaining minority interest in Pacific Telecom by Pacificorp; (8) acquisition of the remaining minority interest in Contel Cellular Inc. by GTE Corp.; (9) acquisition of the remaining minority interest in Chemical Waste Management Inc. by WMX Technologies Inc.; (10) acquisition of the remaining minority interest in Ogden projects by Ogden Corp.; (11) acquisition of the remaining minority interest in Brand Cos. Inc. by Rust International Inc.; (12) acquisition of the remaining minority interest in PHILCORP Inc. by Leucadia National Corp.; (13) acquisition of the remaining minority interest in United Artists Entertainment by Tele-Communications Inc.; (14) acquisition of the remaining minority interest in Ocean Drilling & Exploration by Murphy Oil Corp.; (15) acquisition of the remaining minority interest in US WEST New Vector Group Inc. by US West Inc.; (16) acquisition of the remaining minority interest in Mack Trucks Inc. by Renault Vehicules Industriels; and (17) acquisition of the remaining minority interest in Shearson Lehman Brothers Holdings by American Express Co.

  The range and median of premiums in those minority acquisition transactions were: (a) one day prior to announcement -- (0.8)% to 47.6%, with a median of 19.0%; (b) one week prior to announcement -- 8.9% to 58.0%, with a median of 19.7%; and (c) four weeks prior to announcement -- 1.1% to 83.8%, with a median of 23.7%.

  Assuming a trading price of $200 (the midpoint of Dillon Read's indicated trading range as described above under "--Comparable Company Trading Analysis") per Share, this analysis yields a range of $240 to $257 per Share.

  Using publicly available information, Dillon Read also analyzed the premiums paid in 114 completed and announced transactions not involving a "close-out" of the minority having a value in excess of $1.0 billion in which an acquiror acquired all or a majority of the acquired company's shares at a premium over market prices upon completion of the transaction. Premiums were calculated as of a date one day, one week and four weeks, respectively, before announcement of the transactions.

  The range and median of premiums in those control acquisition transactions from January 1, 1990 to present were: (a) one day prior to an announcement --
 (9.3)% to 94.5%, with a median of 28.8%; (b) one week prior to announcement -- (6.1)% to 86.9%, with a median of 31.4%; and (c) four weeks prior to announcement -- 1.9% to 99.1%, with a median of 33.3%.

  The range and median of premiums in those control acquisition transactions from January 1, 1995 to present were: (a) one day prior to an announcement --
 (1.8%) to 69.2%, with a median of 25.3%; (b) one week prior to announcement -- 0.6% to 69.9%, with a median of 26.1% and (c) four weeks prior to announcement -- 0.9% to 76.0%, with a median of 32.2%. Dillon Read believes these figures suggest a reduction of control premiums since 1995 as the overall market has increased.

  Assuming a price of $200 (the midpoint of Dillon Read's indicated trading range as described above under "--Comparable Company Trading Analysis") per Share, this analysis yields a range of $250 to $270 per Share.

  The premiums to the Recipient Shareholders based upon the $265 per Share in cash being offered in the Merger compared to (a) a $200 per Share stock price (the midpoint of Dillon Read's indicated trading range as described above under "--Comparable Company Trading Analysis") and (b) a $189 per Share stock price (based upon the November 1995 valuation by Morgan Stanley) are 32.5% and 40.2%, respectively. Dillon Read believes that the implied premiums of the Merger supported Dillon Read's view that the Merger Consideration to be received by the Recipient Shareholders is fair, from a financial point of view, to such Recipient Shareholders as of the date of Dillon Read's rendering of its opinion, because such premiums are above the range found in the selected public acquisitions in which a majority shareholder acquired the shares of minority shareholders and within the range found in the selected public acquisitions in which an acquiror acquired all or a majority of the acquired company's shares.

  The summary set forth above does not purport to be a complete description of Dillon Read's fairness opinion or the analyses performed and factors considered by Dillon Read in connection therewith. Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its opinion. Dillon Read did not quantify the effect of each factor upon its opinion. Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's and Dillon Read's control. Any estimates contained in Dillon Read's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold. Because such estimates inherently are subject to uncertainty, neither Dillon Read nor any other person assumes responsibility for their accuracy. In rendering its opinion, Dillon Read expressed no view, and does not now express a view, as to how such holders should vote on the Merger.

  In addition to the analyses described above, at the request of the Special Committee, Dillon Read examined the feasibility of a recapitalization of the Company. Using a $2.5 billion recapitalization scenario and a $4.0 billion recapitalization scenario and based on Dillon Read's modified model with respect to management's projections, Dillon Read calculated a present value per Share of between $161.82 and $211.61 for the $2.5 billion recapitalization scenario and between $164.98 and $215.74 for the $4.0 billion recapitalization scenario. Based on management's assumptions, a $2.50 billion recapitalization scenario yielded a present value per share of $177.20 and a $4.0 billion recapitalization scenario yielded a $178.60 price per Share. This examination did not constitute one of the analyses performed in connection with, and did not provide a basis for, Dillon Read's opinion.

  The Special Committee selected Dillon Read as its financial advisor because Dillon Read is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As a part of its investment banking business, Dillon Read is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions.

  Pursuant to the engagement letter between the Special Committee and Dillon Read, the Company will pay to Dillon Read for its services, including the rendering of its opinion, total fees of $750,000. Such fees were not dependent in any respect on the outcome of Dillon Read's analyses. The Company has also agreed to reimburse Dillon Read for its reasonable expenses, including attorneys' fees, and to indemnify Dillon Read against certain liabilities in connection with this engagement.

  The Company otherwise has not engaged Dillon Read to provide financial advisory services within the last two years nor has the Board expressed a current intention to engage Dillon Read with respect to any other transaction.

CERTAIN PROJECTIONS

  In connection with the Offering, Holdings and the Company provided holders of Class L Shares with certain pro forma projected financial information relating to Holdings' consolidated operations following the Merger. This information, which is set forth in this Information Statement under the caption "SELECTED PRO FORMA PROJECTED FINANCIAL INFORMATION" below, was included in the Offering Memorandum distributed to holders of Class L Shares in December 1995, prior to the time Participating Stockholders were required to indicate to Holdings how many Class L Shares would be contributed to Holdings. Because Holdings did not then know, and will not know until February 26, 1996, the final number of Class L Shares which will be contributed to Holdings as opposed to being converted into cash in the Merger, two cases are presented: one assuming that an aggregate of approximately $2.5 billion in cash is paid for Class L Shares and Class E Shares in the Merger, and the other that approximately $4 billion in cash is paid for such Shares. See "SELECTED PRO FORMA PROJECTED FINANCIAL INFORMATION." See also the discussion of Dillon Read's modifications to management's projections set forth under "SPECIAL FACTORS--Opinion of Financial Advisor." Such modifications are not included in the information set forth in "SELECTED PRO FORMA PROJECTED FINANCIAL INFORMATION."

ACCOUNTING TREATMENT

  The pending contribution of Class L Shares to Holdings and the subsequent merger of Merger Sub with and into the Company will be accounted for as a reorganization of entities under common control. Accordingly, the combined assets and liabilities will be accounted for on a historical cost basis. The exchange of Shares for cash in the Merger will eliminate all Shares which are not contributed to Holdings or which are not properly withheld for purposes of judicial appraisal, including those issued under the ESAP and subject to the Company's management liquidity program, and will reduce stockholders' equity.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

  Formation of Holdings. The original stockholders of Holdings included Robert
D. Haas, Chairman, Chief Executive Officer and a director of the Company, who acquired 80% of the initial stock issued. HFLS Associates, a California general partnership, acquired 12% of the initial stock issued. The managing general partners of HFLS Associates are F. Warren Hellman and Tully M. Friedman, who are directors of the Company. The managing general partners have complete management rights with respect to the partnership. The only activity of the partnership will be to hold the shares of Holdings. Messrs. Haas, Hellman and Friedman are Transaction

Sponsors. Thomas J. Bauch, Senior Vice President and General Counsel of LSAI, acquired 8% of the initial stock issued. The initial capitalization of Holdings was $250,000 and 1,000 shares of stock were issued. The stock of Holdings was later split approximately 331 shares to one. As a result of the split, Mr. Haas owns 264,550 Holdings Shares, HFLS Associates owns 39,682 Holdings Shares and Mr. Bauch owns 26,455 Holdings Shares.

  Each of the Transaction Sponsors is party to an agreement with Holdings obligating the Transaction Sponsor to contribute to Holdings a specified minimum number of Class L Shares, and to vote all shares over which the Transaction Sponsor has voting power, in favor of the Merger. The agreements also prohibit the Transaction Sponsors from soliciting, negotiating or supporting any Company merger, stock or asset sale transaction involving any person other than Holdings. The agreements terminate upon the earlier of: (1) December 31, 1996, (2) ten days following written notice to Holdings from the Transaction Sponsor of the occurrence of an increase in the price proposed to be paid in the Merger to which the Transaction Sponsor has not consented or (3) the date Holdings gives written notice to the Transaction Sponsor that it has abandoned its intent to seek to acquire all or substantially all of the outstanding Shares pursuant to the Merger or a comparable transaction (whether or not at a different price than the Merger). Each of the Transaction Sponsors is also party to a Stock Subscription Agreement.

  Hellman & Friedman. Messrs. Hellman and Friedman, directors of the Company, are Transaction Sponsors. Mr. Hellman will be one of the initial Voting Trustees. See "SPECIAL FACTORS -- Purpose, Structure and Reasons for the Merger." Messrs. Hellman and Friedman are the managing general partners of HFLS Associates, a California general partnership that is a founding stockholder of Holdings. See " -- Formation of Holdings." Messrs. Hellman and Friedman and their families and one partner of Hellman & Friedman beneficially own an aggregate of 1,081,442 Class L Shares and are Participating Stockholders.

  Hellman & Friedman was founded in 1984 by F. Warren Hellman and Tully M. Friedman. Hellman & Friedman's principal activity is managing funds with over $2 billion in committed capital. Hellman & Friedman provides financial advisory services to the Company and received approximately $300,000 for such services in 1995. Hellman & Friedman was not retained to render, and has not rendered, any opinion as to the fairness of the Merger to the Company or to the holders of Class E Shares or Class L Shares. Under its standing retention agreement with the firm, the Company has agreed to indemnify Hellman & Friedman against certain losses, claims, damages and liabilities, including liabilities under the federal securities laws, to which it may become subject in connection with the firm's services. No future retention payments to Hellman & Friedman are contemplated.

  Voting Trustees. Robert D. Haas, Peter E. Haas, Sr., Peter E. Haas, Jr. and
F. Warren Hellman will serve as the initial Voting Trustees of the Voting Trust. Because their beneficial ownership of Holdings Shares following the Merger is likely to well exceed one-third of the outstanding Holdings Shares, the Voting Trustees are likely to have the ability to perpetuate themselves as Voting Trustees and to thereby choose the Holdings Board for the duration of the Voting Trust. In addition, the Voting Trust Agreement will provide for indemnification of the Voting Trustees, for expense reimbursement and in some cases for compensation. See "SPECIAL FACTORS -- Purpose, Structure and Reasons for the Merger."

  Morgan Stanley. The Company has historically retained Morgan Stanley to provide it with periodic public market equivalent valuations of Class E Shares and Class L Shares. See "CERTAIN INFORMATION REGARDING LSAI, HOLDINGS AND MERGER SUB -- Valuation of Shares." Morgan Stanley has historically received $50,000 for each such periodic valuation and is entitled to be reimbursed for certain out-of-pocket expenses. The price proposed by Holdings for Class E Shares and Class L Shares in the Merger was based in part upon an opinion of Morgan Stanley as to the public market equivalent value of those Shares as of November 30, 1995. Morgan Stanley is receiving $750,000 for that opinion and is entitled to be reimbursed for certain out-of-pocket expenses. Morgan Stanley was not retained to, and has not rendered, an opinion as to the fairness of the Merger to the Company or to the holders of Class E Shares and Class L Shares. The Company also retained Morgan Stanley to perform certain analytical services in connection with the work of the GLT in examining long-term financial, governance and business issues. See "SPECIAL FACTORS --
 Background of the Merger." Morgan Stanley received $250,000 for that work. Finally, the Company retains Morgan Stanley to provide services relating to stockholder uses of prior Morgan Stanley valuations. Morgan Stanley receives fees for these services tied to the amount of work required. The Company has agreed to indemnify Morgan Stanley against certain losses, claims, damages and liabilities, including liabilities under the federal securities laws, to which it may become subject in connection with these services.

  Special Committee. Nine of the twelve members of the Board are stockholders of the Company. Because the Transaction Sponsors intended to permit all holders of Class L Shares to invest in Holdings, they believed that all nine of such directors would have a conflict of interest with respect to the Merger and the Merger Agreement to which Holdings is a party. Accordingly, on November 30, 1995, the Board appointed the Special Committee. See "SPECIAL FACTORS -- Background of the Merger." The members of the Special Committee are Angela Glover Blackwell, James C. Gaither and Patricia Salas Pineda. The Company will pay each member of the Special Committee $30,000 for service on the Special Committee, and has entered into indemnification agreements with each member under which the Company will indemnify the member for certain losses, claims, damages and liabilities arising from service on the Special Committee. In addition, members of the Special Committee will be entitled to certain indemnity rights under the Merger Agreement and the Company's by-laws. See "THE MERGER -- Additional Covenants."

  The Special Committee retained the law firm of Simpson Thacher & Bartlett as the Committee's legal counsel. The Company will pay the fees and out-of-pocket expenses of that firm. The Special Committee also retained the investment banking firm of Dillon Read as its financial advisor. The Company will pay Dillon Read $750,000 for its services in that capacity, and will reimburse the firm for certain out-of-pocket expenses. The Company, in accordance with customary practice, has agreed to indemnify Dillon Read against certain losses, claims, damages and liabilities, including liabilities under the federal securities laws, to which it may become subject in connection with these services.

  Investment Committee. The Company's Investment Committee, which consists of senior officers and employees of the Company, is responsible for overseeing the management of the assets held in the Plans. The Investment Committee will, as contemplated by the Plans, direct the trustee holding the Plans' assets as to whether the trustee should accept the Merger Consideration, or pursue dissenters' rights, with respect to the Class E Shares held in the Plans. Four of the five members of the Investment Committee own Class L Shares and are expected to be Participating Stockholders.

  In connection with the Investment Committee's and the trustee's review of the Plans' response to the Merger, the Investment Committee, together with the trustee, retained Lehman Brothers to provide an opinion as to whether the Merger Consideration is not less than the fair market value of the Class E Shares held by the Plans. Fair market value for this purpose is defined in regulations under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as the price at which an asset would change hands between a willing buyer and willing seller when the former is not under compulsion to buy and the latter is not under any compulsion to sell, and both are able, as well as willing, to trade and are well informed about the asset and the market for such asset. Accordingly, in applying this definition of fair market value, Lehman Brothers did not give consideration to an acquisition or control value, or to a private market discount factor. On February 12,

1996, Lehman Brothers advised the Investment Committee that Lehman Brothers had concluded that the Merger Consideration is not less than the fair market value of the Class E Shares. Lehman Brothers was not retained to render, and has not rendered, an opinion as to the fairness, from a financial point of view, to the holders of the Class E Shares, of the Merger Consideration to be received by such holders.

  The trustee has retained Lehman Brothers for the past five years to provide the trustee with semiannual public market equivalent valuations of the Class E Shares. Lehman Brothers received $50,000 for each such semiannual valuation and was entitled to be reimbursed for certain out-of-pocket expenses. The Company, in accordance with the customary practice, has agreed to indemnify Lehman Brothers against certain losses, claims, damages and liabilities, including liabilities under the federal securities laws, to which it may become subject in connection with these services, and to pay Lehman Brothers its customary fee of $50,000.

  Hart-Scott-Rodino Filings. Certain Participating Stockholders, including several who will be Voting Trustees, directors or officers of Holdings, are required to make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") in connection with their acquisition of Holdings Shares. Each such filing must be accompanied by a $45,000 filing fee. Holdings has agreed to pay those fees.

CERTAIN EFFECTS OF THE MERGER; OPERATIONS OF THE COMPANY AFTER THE MERGER

  If the proposed Merger is consummated, all Class E Shares will be cashed out in the Merger and the holders of Class E Shares will have no continuing equity interest in Holdings or the Company following the Merger. Each holder of a Class E Share will have the right to receive the Merger Consideration for each such Class E Share held. In lieu of an equity interest in the Company, it is expected that all employees, worldwide, will participate in new employee arrangements (the "New Employee Arrangements") designed to align employee and stockholders' interests in the post-Merger entity by providing cash payments to employee participants based upon the future value created after the Merger. Following the Merger, the Plans will remain in effect, but equity securities of the Company (or of Holdings) will no longer be an investment option under the Plans. Instead, employees will be given the opportunity to reallocate the cash generated from the sale of Class E Shares in the Merger to the other investment alternatives available under the Plans and will receive, as will ESAP participants, certain payments intended to provide Plan participants with cash in lieu of the return that the employees would have received in the Merger if they had invested in Class E Shares in December 1995 (a scheduled purchase opportunity under the Plans suspended by reason of the pending transaction) with accumulated contributions. The ESAP will be terminated upon the Effective Time.

  Holders of Class L Shares who did not become Participating Stockholders by agreeing to exchange all or a portion of their Class L Shares for Holdings Shares will no longer have an equity interest in LSAI and will not share in its future earnings or growth. Such holders will instead have the right to receive the Merger Consideration for each Class L Share held. To the extent that holders of Class L Shares became Participating Stockholders by agreeing to contribute such Shares to Holdings in exchange for Holdings Shares in the Offering, such stockholders will continue to have an indirect economic interest in LSAI following the Merger, as LSAI will at such time be a wholly owned subsidiary of Holdings.

  LSAI will, as a result of the Merger, become a wholly owned subsidiary of Holdings. Following the Merger, it is expected that LSAI will cease to, and Holdings will not be required to, file any financial or related business information with the Commission. Accordingly, less information concerning LSAI will be required to be made publicly available than is presently the case.

  Prior to the contribution by Participating Stockholders of Class L Shares to Holdings pursuant to the Stock Subscription Agreements, neither Holdings nor Merger Sub will hold any Shares or have any interest in the Company's net book value or income. Immediately after such contribution, but prior to the Merger, Holdings expects to hold at least 50% of the outstanding Shares. Based upon LSAI's net book value as of November 26, 1995 of $2,115,293,000 and its net income for the fiscal year ended November 26, 1995 of $734,736,000, Holdings and Merger Sub would at such time have an interest of at least 50% in the net book value and net income of LSAI, or at least $1,057,646,500 and $367,368,000, respectively. Immediately after the Merger, all of the then outstanding Shares would be beneficially owned by Holdings, and Holdings' and Merger Sub's interest in the Company's net book value and earnings, as described above, will rise to 100%.

  The directors of Merger Sub immediately prior to the Effective Time (as hereinafter defined), who will be designees of Holdings and will not include any members of the Special Committee or other directors who could be considered "independent" directors, will be the directors of LSAI from and after the Effective Time (until their successors are duly elected or appointed and qualified).

  Except as otherwise described in this Information Statement, Holdings currently expects that LSAI will initially be operated after the Merger in a manner similar to that of its current operations. Holdings currently expects that upon consummation of the Merger, the persons serving on the Board of Directors of Holdings and as officers of Holdings will be the same as those presently serving in such capacities at LSAI. However, the Transaction Sponsors, including the initial Voting Trustees who will effectively control appointments to the Board of Directors of Holdings, believe that the directors of Holdings following the Merger should share the values of the Transaction Sponsors, as well as the Transaction Sponsors' commitment to the long-term orientation and governance structure of Holdings. Accordingly, if the Voting Trustees were to conclude that one or more individuals currently serving on the LSAI Board were not likely to share such values and commitment, it is possible such individual or individuals would not be elected as a director of Holdings following the Merger. In addition, following the Merger, the Voting Trustees will have the power to remove and replace directors of Holdings at any time, including directors who, prior to the Merger, were on the LSAI Board.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following summary is a general discussion of certain of the United States federal income tax consequences of the Merger to the holders of Class L Shares and Class E Shares. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. No ruling as to any matter discussed in this summary has been requested from the U.S. Internal Revenue Service (the "IRS"), and no such ruling is expected to be obtained.

  EACH STOCKHOLDER IS URGED TO CONSULT AND RELY ON SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE STOCKHOLDER OF THE MERGER.

  Treatment of Class E Shares in the Merger. The exchange of Class E Shares for the Merger Consideration in the Merger will be a taxable transaction to holders of Class E Shares. A holder of Class E Shares will recognize gain or loss under federal income tax laws in an amount by which the proceeds received in exchange for such Shares exceed or are less than the holder's tax basis in the Shares. If the Class E Shares were a capital asset in the hands of the holder, such gain or loss will be capital rather than ordinary and, in such instances, will be long term if the Shares are considered to have been held more than one year and short term if they are considered to have been held one year or less on the date of the Merger. Participants in the Plans will incur no tax as a result of the exchange for cash of Class E Shares by the Plans in the Merger, except to the extent of any cash payments received from the Company in respect of the suspended stock purchase opportunity, as described under "--Certain Effects of the Merger; Operations of the Company After the Merger."

  Treatment of Class L Shares in the Merger. In General. All Class L Shares not contributed to Holdings will be cancelled in the Merger and converted into the right to receive cash. A stockholder's receipt of cash in respect of Class L Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws. This summary does not discuss any aspects of state, local, foreign or other tax laws. For purposes of this discussion, stockholders are assumed to hold their Class L Shares as capital assets.

  Treatment as a Sale or Exchange. For stockholders who contribute no Class L Shares to Holdings (either directly or indirectly under attribution rules of the Internal Revenue Code of 1986, as amended (the "Code")), the receipt of cash in respect of Class L Shares pursuant to the Merger will be treated as proceeds of sale of the

Class L Shares and, if the Shares were a capital asset in the hands of the holder, will result in capital gain or loss in the amount by which those proceeds differ from the stockholder's basis in the Class L Shares.

  For stockholders who contribute Class L Shares to Holdings (or who indirectly own Holdings Shares after the Merger under attribution rules of the
Code), the receipt of cash in the Merger may be treated for federal income tax purposes as if it had been received from LSAI in redemption of Class L Shares. It is possible that such treatment could apply to all holders of Class L Shares who receive cash in the Merger. In consequence, it is advisable for each holder of Class L Shares to refer to the "Section 302 Tests," described below, for determining whether cash received in a redemption of shares by LSAI would be treated as a dividend (ordinary income) or as proceeds from sale of the shares (resulting in capital gain or loss). STOCKHOLDERS ARE PARTICULARLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICABILITY AND EFFECT OF THE TESTS SUMMARIZED BELOW.

  Under Section 302 of the Code, receipt of cash pursuant to a redemption will, as a general rule, be treated as a sale or exchange of the Class L Shares (rather than as a corporate distribution) if the receipt of cash upon the sale (1) is "substantially disproportionate" with respect to the stockholder, (2) results in a "complete termination" of the stockholder's interest in LSAI or (3) is "not essentially equivalent to a dividend" with respect to the stockholder. These tests (the "Section 302 Tests") are explained more fully below.

  If any of the Section 302 Tests is satisfied, a stockholder receiving cash in the Merger will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Merger and the stockholder's basis in the Class L Shares converted pursuant to the Merger. If the Class L Shares have been held for more than one year, the gain or loss will be long-term capital gain or loss. Therefore, a stockholder receiving cash in the Merger may wish to take the various bases and holding periods of his or her Class L Shares, if such characteristics are not uniform, into account in designating which Class L Shares to contribute to Holdings, subject to the applicable minimum although there can be no assurance that such designation will be respected for tax purposes.

  As a general matter, it is advisable for each holder of Class L Shares to refer to the Section 302 Tests when determining whether cash received in a redemption of his or her stock by LSAI would be treated as a dividend (ordinary income) or as proceeds from sale of their stock (resulting in capital gain or loss). Stockholders are urged to consult their own tax advisors regarding the applicability and effect of the Section 302 Tests.

  Constructive Ownership of Stock. In determining whether any of the Section 302 Tests are satisfied, a stockholder must take into account not only Shares actually owned by the stockholder, but also Shares that are deemed to be constructively owned pursuant to Section 318 of the Code. Under Section 318 of the Code, a stockholder may constructively own Shares actually owned, and in some cases constructively owned, by the stockholder's spouse, children, parents and grandchildren and certain entities in which the stockholder has an interest (including certain estates and trusts) or, in the case of stockholders that are entities, by certain individuals or entities that have an interest in the stockholder, as well as any Shares the stockholder has a right to acquire by exercise of an option or by the conversion or exchange of a security convertible into Shares. Notwithstanding the constructive ownership rules described above, a stockholder who disposes of his or her entire interest in LSAI may waive the family attribution rules by complying with
Section 302(c)(2) of the Code. THE CONSTRUCTIVE OWNERSHIP RULES APPLY BOTH TO TRANSACTIONS TREATED AS ACTUAL REDEMPTIONS UNDER SECTION 302 OF THE CODE AND (WITH SOME MODIFICATIONS) TO TRANSACTIONS TREATED AS REDEMPTIONS UNDER SECTION 304 OF THE CODE.

  Section 302 Tests. One or more of the following tests must be satisfied in order for the receipt of cash pursuant to the Merger to be treated as a sale rather than as a dividend distribution.

  Substantially Disproportionate Test. The receipt of cash by a stockholder will be substantially disproportionate with respect to the stockholder if the percentage of the outstanding Holdings Shares actually and constructively owned by the stockholder immediately after the exchange of Shares for cash pursuant to the Merger (treating Shares cashed out pursuant to the Merger as not outstanding) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately before the exchange (treating shares cashed out pursuant to the Merger as outstanding).

  Complete Termination Test. The receipt of cash by a stockholder will be a complete termination of the stockholder's interest if either (1) all of the Shares actually and constructively owned by the stockholder are exchanged for cash pursuant to the Merger or (2) all of the Shares actually owned by the stockholder are sold pursuant to the Merger and the stockholder is eligible to waive, and effectively waives, the family attribution of Shares constructively owned by the stockholder in accordance with the procedures described in
Section 302(c)(2) of the Code. Stockholders considering making such an election should do so in consultation with their own tax advisors.

  Not Essentially Equivalent to a Dividend Test. The receipt of cash by a stockholder will not be "essentially equivalent to a dividend" if the stockholder's exchange of Shares for cash pursuant to the Merger results in a "meaningful reduction" of the stockholder's proportionate interest in LSAI. Whether the receipt of cash by a stockholder will result in a meaningful reduction of the stockholder's proportionate interest will depend on the stockholder's particular facts and circumstances.

  Treatment as a Dividend. If none of the Section 302 Tests are satisfied and if (although there can be no certainty) LSAI has sufficient earnings and profits, a stockholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the amount of the cash received by the stockholder pursuant to the Merger, as described below. This amount will not be reduced by the stockholder's basis in the Shares exchanged for cash pursuant to the Merger, and the stockholder's basis in those Shares will be added to the stockholder's basis in the Class L Shares contributed to Holdings. No assurance can be given that any of the Section 302 Tests will be satisfied as to any particular stockholder, and thus no assurance can be given that any particular stockholder will not be treated as having received a dividend taxable as ordinary income. The excess of the amount of cash received for Class L Shares pursuant to the Merger over LSAI's earnings and profits will be treated, first, as a nontaxable return of capital to the extent of the stockholder's basis for such stockholder's Shares, and, thereafter, as a capital gain to the extent it exceeds such basis. Stockholders should be aware that "earnings and profits" for this purpose may be higher or lower than "retained earnings" shown on the Holdings pro forma balance sheet.

  Backup Withholding. Under the backup withholding provisions of federal income tax law, unless the conditions described in the next sentence are satisfied and except in the case of certain foreign persons, Holdings or an exchange agent appointed by Holdings (the "Exchange Agent") will be required to withhold 31% of the cash paid in the Merger to holders of Class E Shares and Class L Shares. This withholding generally applies only if the holder (1) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (2) furnishes an incorrect TIN, (3) is notified by the IRS that he or she has failed properly to report payments of interest and dividends and the IRS has notified the Exchange Agent that he or she is subject to backup withholding, or (4) fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is the correct number and that the stockholder is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the IRS. Certain holders are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exception.

  To prevent backup withholding, each stockholder who does not otherwise establish an exemption from such withholding must notify the Exchange Agent of such stockholder's correct TIN (or certify that such taxpayer is awaiting a TIN) and provide certain other information by completing a Substitute Form W-9 (which will be included in the letter of transmittal forwarded in connection with the Merger).

  THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY. ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE TRANSACTIONS TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

  The consummation of the Merger will not result in the recognition by LSAI or Holdings of taxable gain.

                                  THE MERGER

  THE DESCRIPTION OF THE MERGER AGREEMENT SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS INFORMATION STATEMENT AND INCORPORATED BY REFERENCE HEREIN.

TERMS OF THE MERGER

  The Merger. Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into the Company at the Effective Time (as defined below). The separate corporate existence of Merger Sub will then cease, and the Company will be the surviving corporation in the Merger (the "Surviving Corporation").

  Certificate of Incorporation and By-Laws. The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation of the Company will be amended (except with respect to the name, registered agent and the name and address of the incorporator) to read in its entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time. The By-Laws of Merger Sub in effect at the Effective Time will become the By-Laws of the Surviving Corporation.

  Directors and Officers. The directors of Merger Sub at the Effective Time will become the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company at the Effective Time will be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. See "SPECIAL FACTORS -- Certain Effects of the Merger; Operations of the Company After the Merger."

  Conversion of Shares in the Merger. At the Effective Time, (1) each issued and outstanding Share (other than any Shares owned by Holdings or Merger Sub and any Shares held in the treasury of the Company, which Shares will be automatically cancelled and retired and will cease to exist with no payment being made with respect thereto, and other than any Shares as to which a written demand for appraisal has been delivered in the manner provided in the Merger Agreement and in Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") ("Dissenting Shares")) will be converted into the right to receive $265 in cash, the Merger Consideration, and (2) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of LSAI, as the Surviving Corporation in the Merger. See "RIGHTS OF DISSENTING STOCKHOLDERS."

EFFECTIVE TIME OF THE MERGER

  On the later of March 20, 1996 and the date by which all conditions to the Merger have been satisfied or, if permissible, waived (the "Closing"), the Merger will be consummated and become effective at the time at which the certificate of merger to be filed pursuant to the DGCL is filed with, and is accepted for filing by, the Secretary of the State of Delaware, or such later date and time as may be agreed upon by LSAI and Holdings (the "Effective Time"). See "THE MERGER -- Conditions; Waivers."

PAYMENT FOR SHARES

  Payment for Shares. At or prior to the Effective Time, Holdings will deposit, or cause to be deposited, in immediately available funds with a disbursing agent selected by Holdings and reasonably satisfactory to the Company (the "Exchange Agent"), such amounts as may be necessary to permit the Exchange Agent to make the payments to which holders of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding Shares (the "Certificates") are entitled, which funds may be invested by the Exchange Agent in certain permitted investments. As soon as practicable after the Effective Time (but in no event more than five business days thereafter), the Exchange Agent will mail to each record holder of Certificates

(other than Holdings or Merger Sub) a form of letter of transmittal which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, together with instructions for use in surrendering such Certificates and receiving the Merger Consideration therefor. Upon the surrender of each such Certificate, together with such letter of transmittal duly executed and any other required documents, the Exchange Agent will pay, by check or by draft, to the holder of such Certificate, in consideration therefor, the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, and such Certificate will thereupon be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares owned by Holdings or Merger Sub and Shares held in the treasury of
LSAI) will represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest will be paid or accrued on the Merger Consideration.

  The Merger Consideration will be net to each holder of Certificates in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such holder. After the Effective Time, there will be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to LSAI or the Exchange Agent, they will be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto, subject to applicable law and the provisions of the Merger Agreement in the case of Dissenting Shares. See "RIGHTS OF DISSENTING STOCKHOLDERS."

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by LSAI as to (1) the corporate organization, standing and power of LSAI and its subsidiaries, (2) approval by the LSAI Board, (3) capitalization, (4) brokers and finders employed by LSAI, and (5) the fact that the Merger Agreement and the transactions contemplated thereby do not constitute a violation, breach or default under any material corporate obligation or contract of LSAI and that, except as expressly disclosed, no material filings, consents or approvals are necessary to approve the Merger Agreement or the transactions contemplated thereby, other than the approval of LSAI's stockholders.

  The Merger Agreement also includes representations and warranties by Holdings and Merger Sub as to (1) the corporate organization, standing and power of each of Holdings and Merger Sub, (2) approval by the respective Boards of Directors of Holdings and Merger Sub and the stockholders of Merger Sub, (3) the prior activities of Holdings and Merger Sub, and (4) the fact that the Merger Agreement and the transactions contemplated thereby do not constitute a violation, breach or default under any material corporate obligation or contract of Holdings or Merger Sub and that, except as expressly disclosed, no material filings, consents or approvals are necessary to authorize the Merger Agreement or the transactions contemplated thereby.

BUSINESS OF THE COMPANY PENDING THE MERGER

  Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or as consented to by Holdings, during the period from the date of the Merger Agreement to the Effective Time, the Company and its subsidiaries will conduct their operations only in the ordinary and usual course of business and consistent with past practice and will use their reasonable best efforts in the ordinary course of business and consistent with past practice to preserve intact the Company's business organization, assets, prospects and advantageous business relationships, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business relationships with it.

ADDITIONAL COVENANTS

  The Merger Agreement also provides the following additional covenants: (1) the Company has agreed that during the time from the signing of the Merger Agreement to the Effective Time, subject to customary confidentiality agreements if requested, it will provide Holdings, Merger Sub and those parties providing or potentially providing Holdings and Merger Sub with the financing for the Merger (the "Financing") with reasonable access to corporate information of LSAI, (2) the Company, Holdings and Merger Sub have agreed to use their reasonable best efforts to take or cause to be taken all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including certain filings pursuant to the HSR Act, the filing of the Schedule 13E-3 with the Commission, and the dissemination of certain information to the Company's stockholders,
(3) Holdings and Merger Sub have agreed to cause their affiliates who are directors, officers, stockholders and/or employees of the Company to use their best efforts (to the extent reasonably within their power or ability) to honor the provisions of the Merger Agreement and any related financing documents,
(4) Holdings and Merger Sub have agreed to use their reasonable best efforts to obtain the Financing, (5) Holdings and LSAI have agreed to consult with each other before making any public announcements relating to the Merger and
(6) LSAI, and after the Effective Time, the Surviving Corporation, have agreed to indemnify and hold harmless its officers and directors, including members of the Special Committee, against any claim or proceeding arising out of any actions taken prior to the Effective Time and to make no changes to the Surviving Corporation's Certificate of Incorporation and By-laws with respect to such indemnification which would adversely affect the rights of such indemnified parties. Holdings and Merger Sub have also agreed to waive the right to seek monetary damages in connection with breaches of representatives, warranties, agreements or covenants under the Merger Agreement, and to seek only specific performance of such provisions.

CONDITIONS; WAIVERS

  Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction of the following conditions which may not be waived: (1) the Merger Agreement and the Merger will have been duly approved by the requisite vote of the holders of Shares in accordance with applicable law and the Certificate of Incorporation of LSAI, (2) there shall not be outstanding any order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction which restrains or prohibits the consummation of the Merger and (c) Holdings and/or Merger Sub shall have entered into definitive financing agreements providing Financing (the "Definitive Financing Agreements") and the Financing thereunder shall be available.

  Conditions to the Obligations of Holdings and Merger Sub. The respective obligations of Holdings and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (1) each of the representations and warranties of LSAI contained in the Merger Agreement will have been true in all material respects when made and at and as of the Closing, (2) at or prior to the Closing, LSAI will have performed or complied in all material respects with all agreements and conditions required of it pursuant to the Merger Agreement, (3) as of the Closing there shall have been, since the signing of the Merger Agreement, no material adverse change in the assets, liabilities, business, results of operation, or financial condition of LSAI and its subsidiaries taken as a whole, or any event, occurrence, or developments which would reasonably be expected to result in such a change or to have a material adverse effect on the ability of LSAI to consummate the transactions contemplated by the Merger Agreement, (4) the transactions contemplated by the Stock Subscription Agreements shall have occurred and (5) as of the Closing there shall not have occurred, since the signing of the Merger Agreement, (a) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),
(c) a decline of 20% or more in the Standard & Poor's 500 Index, (d) (i) a default by the United States government on the payment of interest or principal on its debt obligations or (ii) the existence of circumstances which are determined by Holdings in its sole discretion to create a reasonable probability that such a default is likely to occur, or (e) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof.

  Conditions to the Obligations of LSAI. The obligations of LSAI to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (1) each of the representations and warranties of Holdings and Merger Sub contained in the Merger Agreement will have been true in all material respects when made and at and as of the Closing, (2) at or prior to the Closing, each of Holdings and Merger Sub will have performed or complied in all material respects with all agreements and conditions required to be performed and complied with by them pursuant to the Merger Agreement and (3) the Special Committee shall not have modified or rescinded its recommendation with respect to the Merger as a result of the withdrawal or material qualification, on or prior to the Closing, of the fairness opinion delivered by Dillon Read to the Special Committee on February 8, 1996.

TERMINATION; AMENDMENT

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of LSAI, by the mutual consent of the boards of directors of Holdings, Merger Sub and LSAI.

  The Merger Agreement may also be terminated by either Holdings or LSAI (1) if the Effective Time shall not have occurred by September 30, 1996, or (2) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling LSAI and Holdings shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement which order is not subject to appeal.

  Finally, the Merger Agreement may be terminated by Holdings or LSAI, if the Special Committee shall have modified or rescinded its recommendation with respect to the Merger as a result of the withdrawal or material qualification of the fairness opinion delivered by Dillon Read to the Special Committee on February 8, 1996.

  In the event of termination of the Merger Agreement pursuant to its terms, written notice thereof shall be delivered to the non-terminating party and the agreement shall terminate and the Merger be abandoned without further action by any of the parties thereto. No party shall then have any further liability or obligation under the Merger Agreement except that the provisions regarding amendment and modification, fees and expenses, and indemnification will survive such termination.

  The Merger Agreement may, subject to applicable law, be amended, modified or supplemented at any time prior to the Effective Time by written consent of all of the parties thereto, except that the amount and form of the Merger Consideration may not be decreased, and the form of consideration may not be altered, without the approval of the holders of a majority of the outstanding Shares and provided, further, that any amendment, modification or supplement that is adverse to the holders of Shares (other than Shares held by or contributed to Holdings), or any waiver of any obligation, covenant, agreement or condition, or the giving of any consent by LSAI or its Board of Directors, shall require the consent of the Special Committee, which shall not be unreasonably withheld.

FEES AND EXPENSES

  The Merger Agreement provides that all costs and expenses will be borne by the party incurring them.

                            FINANCING OF THE MERGER

  As of the date of this Information Statement, holders of Class L Shares have signed Stock Subscription Agreements committing to contribute 45,250,765 Class L Shares to Holdings. However, the number of Class L Shares to be contributed to Holdings is subject to reduction by such holders, as described under "CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO SECURITIES OF THE ISSUER--The Stock Subscription Agreement." Because any Shares which are not contributed to Holdings will be cashed out in the Merger, if fewer than 45,250,765 Class L Shares are contributed to Holdings, the amount of funds necessary to pay for Shares in the Merger will increase. It is not possible to determine whether or not holders of

Class L Shares will in fact reduce the number of Shares contributed to Holdings. Based upon the commitments to contribute 45,250,765 Class L Shares, however, it is estimated that the total amount of funds necessary for payment of the Merger Consideration and expenses related to the Merger will be approximately $2.5 billion. Those funds are expected to be obtained by Holdings from cash resources of LSAI (including cash on hand and future earnings) as well as from the proceeds of borrowings from banks or other lending institutions. It is anticipated that upon consummation of the Merger, LSAI and LS&CO. would become jointly liable with Holdings for such indebtedness. Holdings' and LSAI's respective obligations to consummate the Merger are conditioned upon Holdings' ability to obtain financing. Accordingly, if all other conditions to the Merger were satisfied but such funds were not available, the Merger would not be consummated.

  In the Merger Agreement, Holdings has represented that, based on discussions with prospective lenders, Holdings believes that, subject to customary terms and conditions, Holdings will be able to arrange the necessary debt financing for the Merger.

  Estimated costs and fees in connection with the Merger, assuming completion of the Merger, are as follows:

      Legal Fees..................................................... $5,025,000
      Investment Banking Fees........................................  1,750,000
      SEC Filing Fees................................................    450,000
      Printing Costs.................................................    150,000
      Miscellaneous..................................................    125,000
                                                                      ----------
        Total........................................................ $7,500,000
                                                                      ==========

                       RIGHTS OF DISSENTING STOCKHOLDERS

  Under Section 262 of the DGCL ("Section 262"), any stockholder who does not consent to the Merger in writing and who delivers a demand for appraisal to LSAI within 20 days of the date on which LSAI mails to such stockholder notice of the approval of the Merger and the effective date thereof, and who has otherwise complied with the applicable requirements of Section 262, has the right to an appraisal of, and to receive cash payment for, the "fair value" of such stockholder's Shares at the Effective Time (excluding any element of value arising from the accomplishment or expectation of the Merger). THE COMPANY INTENDS TO MAIL NOTICE OF THE MERGER TO STOCKHOLDERS AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME. IN ORDER TO EXERCISE THE RIGHT TO SEEK APPRAISAL, A STOCKHOLDER MUST COMPLY WITH EACH OF THE PROCEDURAL REQUIREMENTS OF SECTION 262, A SUMMARY OF WHICH AND THE TEXT OF WHICH ARE SET FORTH IN APPENDIX C HERETO. STOCKHOLDERS SHOULD READ SECTION 262 IN ITS ENTIRETY.

  PARTICIPANTS IN THE PLANS WILL NOT EXERCISE APPRAISAL RIGHTS WITH RESPECT TO ANY SHARES HELD FOR THEIR STOCK FUND ACCOUNTS IN THE PLANS. UNDER DELAWARE LAW, THE TRUSTEE OF THE PLANS, WHO IS THE RECORD HOLDER OF THOSE SHARES, HAS THE EXCLUSIVE RIGHT TO EXERCISE APPRAISAL RIGHTS AND, UNDER THE PROVISIONS OF THE PLANS, THE TRUSTEE WILL BE DIRECTED BY THE INVESTMENT COMMITTEE IN MAKING THIS DECISION. PARTICIPANTS IN THE ESAP, HOWEVER, ARE STOCKHOLDERS OF RECORD AND ARE ENTITLED TO EXERCISE APPRAISAL RIGHTS. SEE "SPECIAL FACTORS--INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST." The "fair value" of each Share would be determined in judicial proceedings, the results of which cannot be predicted. The failure to take any of the steps required under
Section 262 in a timely manner will result in a loss of appraisal rights. ALL HOLDERS OF CLASS L SHARES WHO EXECUTED AND RETURNED STOCK SUBSCRIPTION AGREEMENTS HAVE AGREED TO FOREGO ANY RIGHTS OF APPRAISAL TO WHICH SUCH HOLDERS OTHERWISE WOULD HAVE BEEN ENTITLED.

  The Merger Agreement provides that, notwithstanding anything in the Merger Agreement to the contrary, Dissenting Shares will not be converted into the right to receive the Merger Consideration, as provided in the applicable provisions of the Merger Agreement, unless and until the holder thereof fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any stockholder fails to perfect or withdraws or loses his or her right to appraisal, such Dissenting Shares will thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest thereon. LSAI has agreed in the Merger Agreement to give Holdings prompt notice of any demands received by LSAI for appraisal of Shares and Holdings will have the right to participate in all negotiations and proceedings with respect to such demands. LSAI will not, except with the prior written consent of Holdings, make any payment with respect to, or settle or offer to settle, any such demands.

  The Delaware courts have found that in cases involving an alleged breach of fiduciary duties such as the duties of due care or loyalty in connection with a merger involving a controlling stockholder, stockholders opposed to the merger may pursue an action for relief, in addition to or in lieu of that available pursuant to Section 262, including "rescissory damages" designed to compensate for the value of the shares cashed-out in the merger calculated as of the date of judgment, or another date before judgment, rather than as of the date of the merger.

                      CERTAIN INFORMATION REGARDING LSAI,
                            HOLDINGS AND MERGER SUB

LSAI

  LSAI is a Delaware corporation. Its principal business address is Levi's Plaza, 1155 Battery Street, San Francisco, CA 94111.

SECURITIES OF LSAI

  The securities which form the subject matter of the Schedule 13E-3 are the Class L Shares and the Class E Shares. As of February 2, 1996, there were issued and outstanding 1,489,159 Class E Shares and 51,351,158 Class L Shares, 404,750 Class L Shares held in the treasury of LSAI which were reserved for issuance upon exercise of stock options, and 5,014 Class E Shares held in the treasury of LSAI. As of such date, there were 1,237 holders of record of Class E Shares and 250 holders of record of Class L Shares. Each Share is entitled to one vote on all matters subject to a vote by the holders of Shares.

MARKET FOR SHARES

  Neither the Class L Shares nor the Class E Shares are traded on any exchange or stock quotation system, nor is there any other trading market for outstanding Shares. The outstanding Class E Shares are currently held by the trustee of the Plans and by certain employees under LSAI's ESAP and are subject to certain restrictions on transfer as provided in such plans. Class L Shares are held primarily by descendants of the founders of LS&CO. and by certain members of the Board and management of LSAI. Under a stockholders' agreement that expires in April 2001 (the "Class L Stockholders' Agreement") (unless extended by a vote of the Board and two-thirds of the Class L Shares), transfer of Class L Shares is prohibited except to certain transferees, specified members of the stockholder's family, trusts, charities or other Class L stockholders. The Class L Stockholders' Agreement, which may be amended by a vote of the Board and the holders of two-thirds of the Class L Shares, will be terminated at the Effective Time if the Merger is consummated. Certain members of management who are Class L stockholders are also parties to contracts with LSAI providing for in-service, employment separation-related and post-separation stock purchases; such contracts will be terminated at the Effective Time. Additionally, LSAI maintains an estate tax repurchase policy pursuant to which, upon the death of a holder of Class L Shares, and subject to satisfaction of certain conditions and LSAI Board approval, LSAI would purchase from the estate a certain number of Shares, in order to generate funds to pay estate taxes. As a result of the absence of any market for the Shares, the only available share prices are those obtained by LSAI on a semi-annual basis by Morgan Stanley. See "--Valuation of Shares."

VALUATION OF SHARES

  Morgan Stanley Valuations. In recent years, LSAI has generally obtained, twice a year, valuations of the Shares from Morgan Stanley. Morgan Stanley is instructed to value the Shares at "fair market value," defined as the price at which the Shares would have traded, as of the valuation date, in a public market if such public market had existed, without giving effect to any acquisition or control value, or to a private market discount factor. Morgan Stanley's methodology has involved reviews of historical performance and internal financial and operating data (including projections and plans), discussion with senior operating and financial managers, comparisons with comparable publicly-traded companies and analysis of the securities markets. After consulting with their equity research analysts, capital markets experts, salesmen and traders, Morgan Stanley applies a multiple to projected earnings to determine a public market equivalent per share value.

  LSAI also generally obtains, with each valuation, an opinion from Morgan Stanley about the appropriate illiquidity discount that might apply in sales of a substantial block of stock in the absence of a public market. Morgan Stanley has consistently stated that the discount, in its view, should be 30%. The figures shown below represent the undiscounted, public market equivalent valuation.

  A summary of Morgan Stanley's valuations of LSAI stock since 1988 is set forth below:

                  9/27/88   $ 20.75
                  4/21/89     25.25
                  11/13/89    34.50
                  2/14/90     38.00
                  9/6/90      42.00
                  11/25/90    37.00
                  2/20/91     51.00
                  5/15/91     74.00
                  11/25/91    84.00
                  5/13/92    122.00
                  11/17/92   119.00
                  5/25/93    138.00
                  11/17/93   114.00
                  5/16/94    129.00
                  11/18/94   134.00
                  5/30/95    157.00
                  11/30/95   189.00

  LSAI acquired LS&CO. in 1985. The acquisition price was $50 per share, but adjusted for subsequent stock splits, the comparable acquisition price -- and the relevant one to compare to present stock prices -- was $5 per share. LS&CO.'s stock traded in the range of $3.50 per share ($35, before giving effect to stock splits) before LSAI announced its 1985 offer. THE PRICE OF $265 PER SHARE PROPOSED TO BE PAID BY HOLDINGS FOR SHARES CASHED OUT IN THE MERGER REPRESENTS A 5200% INCREASE OVER, OR 53 TIMES, THE 1985 LBO PRICE OF $5 PER SHARE (ADJUSTED FOR STOCK SPLITS). IT ALSO REPRESENTS A PREMIUM OF 40.2% OVER MORGAN STANLEY'S NOVEMBER 30, 1995 PUBLIC MARKET EQUIVALENT VALUATION OF $189 PER SHARE AND A PREMIUM OF 69% OVER MORGAN STANLEY'S MAY 30, 1995 PUBLIC MARKET EQUIVALENT VALUATION OF $157 PER SHARE.

DIVIDENDS PAID ON THE SHARES

  The dividends declared and paid by LSAI in respect of the Class E Shares and Class L Shares during the past two years were as follows:

  . In June 1995, a dividend of $.75 per Share was declared in respect of all Shares, which dividend was paid on September 15, 1995.

  . In February 1995, a dividend of $.75 per Share was declared in respect of all Shares, which dividend was paid on March 15, 1995.

  . In November 1994, a dividend of $.65 per Share was declared in respect of all Class E Shares, which dividend was paid on December 15, 1994.

  . In June 1994, a dividend of $.65 per Share was declared in respect of all Class E Shares, which dividend was paid on August 31, 1994.

  As a result of the Merger, LSAI will be a wholly owned subsidiary of Holdings, and any dividends paid by it will thus be paid to Holdings. The ability of Holdings, LSAI and LS&CO. to pay dividends to their respective stockholders following the Effective Time may be limited by factors including, but not limited to (1) the indebtedness of Holdings incurred in connection with the Merger, for which LSAI and LS&CO. are expected to become jointly liable at the Effective Time, (2) the covenants which such debt will contain and (3) plans for capital expenditures.

PURCHASES OF SHARES BY LSAI

  Class L Shares. During the first quarter of 1994, LSAI purchased 83,949 Class L Shares from certain members of LSAI's management who left LSAI's employment. The purchase price of $114 per Share (for an aggregate of $9.6 million) was equal to the then appraised value, without taking into account any illiquidity discount. During the first quarter of 1995, LSAI purchased 70,842 Class L Shares pursuant to its management liquidity program. The purchase price of $134 per Share (for an aggregate of $9.5 million) was equal to the then appraised value, without taking into account any illiquidity discount.

  Class E Shares. All Class E Shares purchased by LSAI since November 28, 1993 have been purchased from participants in the ESAP. During the first quarter of 1994 (all quarterly information refers to LSAI's fiscal quarters, beginning on November 28, 1993), LSAI purchased 3,920 Class E Shares at prices of $138 and $114 per Share (for an aggregate of $452,368). The average price paid during that period was $115.40 per Share. That price, and the average prices set forth below, are weighted average prices that take into account the number of Shares purchased at each price. During the second quarter of 1994, LSAI purchased 1,619 Class E Shares, all for a price of $114 per Share (for an aggregate of $184,566). During the third quarter of 1994, LSAI purchased 8,135 Class E Shares at prices of $114 and $129 per Share (for an aggregate of $1,049,334). The average price paid during that period was $128.99 per Share. During the fourth quarter of 1994, LSAI purchased 2,095 Class E Shares, all for $129 per Share (for an aggregate of $270,255). During the first quarter of 1995, LSAI purchased 4,074 Class E Shares, at prices of $129 and $134 per Share (for an aggregate of $545,427). The average price paid during that period was $133.88 per Share. During the second quarter of 1995, LSAI purchased 3,071 Class E Shares, all for $134 per Share (for an aggregate of $411,514). During the fourth quarter of 1995, LSAI purchased 5,014 Class E Shares, all for $157 per Share (for an aggregate of $787,198). During the first quarter of 1996, LSAI purchased 796 Class E Shares, all for $157 per Share (for an aggregate of $124,972). Each price paid during the relevant periods was equal to the then appraised value (except for those Class E Shares purchased during the first quarter of 1996, which were purchased at $157 per Share, the appraised value in effect from May 30, 1995 through November 30,
1995), without taking into account any illiquidity discount. These share purchases were initiated prior to December 20, 1995, the date the Company froze activity in the ESAP.

HOLDINGS

  Holdings is a Delaware corporation formed for the purpose of making the Offering and of acquiring LSAI. It has not conducted any other business. Its principal business address is c/o Hellman & Friedman, One Maritime Plaza, Suite 1200, San Francisco, California 94111.

MERGER SUB

  Merger Sub, a Delaware corporation and a wholly owned subsidiary of Holdings, was formed for the purpose of effecting the Merger and has not conducted any other business. Its principal business address is c/o Hellman & Friedman, One Maritime Plaza, Suite 1200, San Francisco, California 94111.

DIRECTORS AND EXECUTIVE OFFICERS OF LSAI, HOLDINGS AND MERGER SUB

  Certain information concerning the directors and executive officers of LSAI, Holdings and Merger Sub is set forth in Appendix D to this Information Statement.

RECENT TRANSACTIONS IN SECURITIES OF LSAI

  Certain information concerning the recent transactions in the Shares is set forth in Appendix E to this Information Statement.

                            SELECTED FINANCIAL DATA

  The following table presents historical income statement data and balance sheet data of the Company for the past five fiscal years.* This data has been derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. The information set forth below should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto contained in the Company's Form 10-K for the appropriate year, as filed with the Commission. The 1995 financial data have not yet been filed with the Commission but will be included in the Company's Form 10-K scheduled to be available after February 22, 1996. See "AVAILABLE INFORMATION."

                                1995      1994      1993      1992      1991
                              --------  --------  --------  --------  --------
                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:
  Net sales.................. $6,707.6  $6,074.3  $5,892.5  $5,570.3  $4,902.9
  Gross profit...............  2,777.5   2,441.9   2,254.3   2,138.8   1,878.6
   Percentage of net sales...     41.4%     40.2%     38.3%     38.4%     38.3%
  Stock option charge........      --        --        --      158.0       --
  Operating income...........    987.2     969.1     851.7     677.4     750.0
  Income from continuing
   operations................    734.7     557.5     492.4     360.8     366.5
  Cumulative effects of
   changes in accounting
   principles(1).............      --     (236.5)      --        --        --
  Net income.................    734.7     321.0     492.4     358.9     345.1
PER COMMON SHARE DATA:
  Income from continuing
   operations................ $  13.94  $  10.59  $   9.38  $   6.91  $   6.44
  Cumulative effects of
   changes in accounting
   principles(1).............      --      (4.49)      --        --        --
  Net income.................    13.94      6.10      9.38      6.91      6.26
  Cash dividends declared(2).     1.50      1.30      1.10      3.40       .20
FINANCIAL POSITION:
  Total assets............... $4,709.2  $3,925.3  $3,108.7  $2,880.7  $2,633.4
  Long-term debt and capital
   lease obligations.........     16.4      16.7      93.1     262.0     432.7
  Employee Stock Purchase and
   Award Plan common stock...     66.5      49.7      33.5      16.4       --
  Management Liquidity
   Program common stock......    180.1     138.6       --        --        --
  Stockholders' equity.......  2,115.3   1,471.6   1,251.0     768.2     558.3
  Working capital............ $1,673.6  $1,567.5  $1,017.2  $  609.5  $  648.0
  Current ratio..............      2.2       2.4       1.9       1.5       1.6

--------
 * Fiscal years 1995, 1994, 1993 and 1991 each contained 52 weeks and ended on November 26, 1995, November 27, 1994, November 28, 1993 and November 24, 1991, respectively. Fiscal year 1992 contained 53 weeks and ended on November 29, 1992.

(1) Effective November 29, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS)
    No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 109, "Accounting for Income Taxes."

(2) For fiscal years 1995, 1992 and 1991, dividends were declared on Class E Shares and Class L Shares. For fiscal years 1994 and 1993, dividends were declared on Class E Shares only.

                    CERTAIN PRO FORMA FINANCIAL INFORMATION

  Because the amount of cash Holdings will be required to pay for Class L Shares in the Merger (and hence, the level of indebtedness Holdings and LSAI will need to incur) depends upon the number of Class L Shares contributed to Holdings in the Offering, it is not possible to determine as of the date of this Information Statement what the pro forma capitalization of Holdings will be. Accordingly, two cases are presented. The "$2.5 Case" assumes that the number of Class L Shares exchanged for cash in the Merger is such that an aggregate of approximately $2.5 billion in cash is paid for Class L Shares and Class E Shares in the Merger. The "$4.0 Case" assumes that the number of Class L Shares exchanged for cash in the Merger is such that an aggregate of approximately $4 billion in cash is paid for Class L Shares and Class E Shares in the Merger. Under the $2.5 Case, approximately 85% of the currently outstanding Class L Shares would be contributed to Holdings. Under the $4.0 Case, approximately 74% of the Class L Shares would be contributed. It is assumed that Class L Shares not contributed to Holdings are exchanged for $265 in cash per share in the Merger. In each case, it is assumed that all Class E Shares will be converted into the right to receive $265 in cash per share in the Merger.

  The following Pro Forma Consolidated Financial Statements reflect LSAI's audited historical data, unaudited pro forma adjustments to reflect the proposed Merger, and the resulting Holdings Pro Forma data.

  The Pro Forma Condensed Consolidated Balance Sheet as of November 26, 1995 gives effect to the Offering and the Merger assuming such transactions occurred at such date.

  The Pro Forma Consolidated Statement of Income gives effect to the Offering and the Merger for the year ended November 26, 1995 as if each had occurred at the beginning of the period presented. The pro forma information gives effect to the above transactions and to the assumptions and adjustments described in the accompanying notes to the unaudited Pro Forma Consolidated Financial Statements, which data appears under the columns headed "Pro Forma Adjustments."

  These Pro Forma Consolidated Financial Statements are presented for informational purposes only, and are not necessarily indicative of the results that would actually have occurred had the transactions been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position of Holdings.

                           HOLDINGS AND SUBSIDIARIES

                                   $2.5 CASE

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               NOVEMBER 26, 1995
                            (DOLLARS IN THOUSANDS)

  The Pro Forma Condensed Consolidated Balance Sheet as of November 26, 1995 gives effect to the Offering and the Merger assuming such transactions occurred at such date. The "$2.5 Case" assumes approximately 85% of the currently outstanding Class L Shares are contributed to Holdings.

                                             LSAI      PRO FORMA     HOLDINGS
                                          HISTORICAL  ADJUSTMENTS    PRO FORMA
                                          ----------  -----------   -----------
                                          (AUDITED)   (UNAUDITED)   (UNAUDITED)
ASSETS
Current Assets:
 Cash and cash equivalents..............  $1,088,032  $   (20,069)A $   40,386
                                                        1,515,000 B
                                                           (7,575)C
                                                         (395,164)D
                                                       (2,104,836)E
                                                           (7,500)F
                                                              250 G
                                                          (27,752)I
 Other current assets...................   1,983,140          --     1,983,140
                                          ----------  -----------   ----------
 Total current assets...................   3,071,172   (1,047,646)   2,023,526
Goodwill and other intangibles, net of
 accumulated amortization...............     336,356        7,575 C    343,931
Noncurrent deferred tax assets..........     337,146      (33,419)A    303,727
Property, plant and equipment, net of
 accumulated depreciation and other
 noncurrent assets......................     964,483          --       964,483
                                          ----------  -----------   ----------
                                          $4,709,157  $(1,073,490)  $3,635,667
                                          ==========  ===========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current Liabilities:
 Taxes payable..........................  $  374,082  $   (47,111)A $  316,764
                                                          (10,207)I
 Other current liabilities..............   1,023,454          --     1,023,454
                                          ----------  -----------   ----------
 Total current liabilities..............   1,397,536      (57,318)   1,340,218
Long-term debt and capital lease
 obligations, less current maturities...      16,366    1,515,000 B  1,531,366
Long-term employee related benefits.....     765,326      (15,241)A    749,919
                                                             (165)I
Long-term tax liability and minority
 interest...............................     168,027          --       168,027
Common Stock--Employee Stock Purchase
 and Award Plan and Management Liquidity
 Program:
 Class E common stock--$.10 par value;
  issued: Historical--543,140 shares,
  Pro Forma--no shares..................          54          (54)D        --
 Class L common stock--$.10 par value;
  issued: Historical--571,688 shares,
  Pro Forma--no shares..................          57           40 A        --
                                                              (98)E
 Additional paid-in capital.............     246,498       32,137 A        --
                                                          (65,678)D
                                                         (212,170)E
                                                             (786)H
                                          ----------  -----------   ----------
 Total common stock--Employee Stock
  Purchase and Award Plan and Management
  Liquidity Program.....................     246,609     (246,609)         --
Stockholders' Equity:
 Class E common stock--$.10 par value;
  authorized 100,000,000 shares; issued
  and outstanding: Historical--953,058
  shares, Pro Forma--no shares..........          95          (95)D        --
 Class L common stock--$.10 par value;
  authorized 170,000,000 shares; issued:
  Historical--51,184,220 shares, Pro
  Forma--no shares......................       5,118          (40)A        --
                                                             (697)E
                                                           (4,381)G
 Additional paid-in capital.............     188,933         (929)A        --
                                                          (71,422)D
                                                          (16,122)E
                                                           (7,500)F
                                                          (92,959)G
 Holdings common stock--$.01 par value;
  authorized 270,000,000 shares; issued
  and outstanding: Historical--no
  shares, Pro Forma--44,143,817 shares..         --           441 G        441
 Holdings additional paid-in capital....         --        97,149 G     97,149
 Retained earnings (deficit)............   1,853,982      (14,018)A   (334,393)
                                                         (257,914)D
                                                       (1,875,750)E
                                                         (40,693)J
 Translation adjustment.................      82,940          --        82,940
 LSAI Treasury stock, at cost--Class E:
  Historical--5,014 shares, Pro Forma--
  no shares, Class L: Historical--
  404,750 shares, Pro Forma--no shares..     (15,775)      14,988 A        --
                                                              787 H
                                          ----------  -----------   ----------
 Total stockholders' equity (deficit)...   2,115,293   (2,269,156)    (153,863)
                                          ----------  -----------   ----------
                                          $4,709,157  $(1,073,490)  $3,635,667
                                          ==========  ===========   ==========

-------
Columns may not foot due to rounding.

     See accompanying notes and assumptions for explanations of pro forma adjustments.

                           HOLDINGS AND SUBSIDIARIES

                                   $2.5 CASE

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               NOVEMBER 26, 1995

A The pro forma adjustment reflects: (1) the assumed exercise and reclassification of all remaining stock options at a price of $3.50, (2) cash in the amount of $21,485,951 disbursed to Thomas W. Tusher, a director and President and Chief Operating Officer of LSAI, for the related exercise bonus and (3) the reclassification of the associated deferred tax benefit to current taxes payable.

B The pro forma adjustment reflects borrowings to finance the Merger. It is assumed that the lending arrangements will require no principal payments in the year following the Merger.

C The pro forma adjustment reflects the capitalization of fees related to the issuance of debt described at Note B. These fees will be amortized ratably over a six year period.

D The pro forma adjustment reflects the conversion to cash and subsequent cancellation of all Class E Shares outstanding at November 26, 1995 in accordance with the terms of the Merger.

E The pro forma adjustment reflects the conversion to cash and subsequent cancellation of all Class L Shares outstanding at November 26, 1995 not exchanged for Holdings Shares in the Offering in accordance with the terms of the Merger.

F The pro forma adjustment reflects the estimated professional fees of $7,500,000 related to the Merger.

G The pro forma adjustment reflects the initial capitalization of Holdings. Also reflected is the consolidation of Holdings with LSAI (surviving) which will occur subsequent to the merger of Merger Sub and LSAI.

H The pro forma adjustment reflects the retirement of Class E Shares held in treasury at November 26, 1995.

I The pro forma adjustment reflects the additional compensation expense, net of tax, related to the increase in value to $265 per share of the EIP, ELTIS, ESAP, benefit restoration and stock appreciation rights plans. The adjustment also reflects the cash paid to employees related to these plans at the time of the Merger.

J Reflects the total pro forma adjustments to the historical income statement.

ASSUMPTIONS AND ADDITIONAL ITEMS:

 . No adjustments were made to the pro forma financial statements to reflect any replacement compensation or benefit arrangements including, without limitation, the New Employee Arrangements. The effects of replacement plans cannot be determined at this time.

 . No adjustment was made to the pro forma financial statements to reflect the write off of debt issuance costs capitalized in relation to the prior credit agreement. The balance of these capitalized costs was considered not material to the pro forma financial statements.

 . No adjustments were made to reflect any possible investment related activities in connection with the financing of the Merger (i.e., debt swaps).

 . The adjustments to the pro forma financial statements are tax effected at a rate of 37%.

 . No adjustments were made to the pro forma financial statements for any other items which, in the opinion of management, were not a direct result of the Merger or would not have a material impact on such financial statements.

                           HOLDINGS AND SUBSIDIARIES

                                   $2.5 CASE

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED NOVEMBER 26, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The Pro Forma Consolidated Statement of Income for the year ended November 26, 1995 gives effect to the Offering and the Merger assuming such transactions occurred at the beginning of such period. The "$2.5 Case" assumes approximately 85% of the currently outstanding Class L Shares are contributed to Holdings.

                                              LSAI      PRO FORMA     HOLDINGS
                                           HISTORICAL  ADJUSTMENTS    PRO FORMA
                                           ----------  -----------   -----------
                                           (AUDITED)   (UNAUDITED)   (UNAUDITED)
Net sales................................. $6,707,631  $      --     $6,707,631
Cost of goods sold........................  3,930,132         --      3,930,132
                                           ----------  ----------    ----------
  Gross profit............................  2,777,499         --      2,777,499
Marketing, general and administrative
 expenses.................................  1,809,633      37,005 A   1,875,487
                                                           27,586 I
                                                            1,263 K
Other operating (income), net.............    (19,373)        --        (19,373)
                                           ----------  ----------    ----------
  Operating income........................    987,239     (65,854)      921,385
Interest expense..........................     15,659      94,688 L     110,347
Other (income), net.......................    (63,257)     58,492 M      (4,765)
                                           ----------  ----------    ----------
  Income before taxes.....................  1,034,837    (219,034)      815,803
Provision for taxes.......................    300,101     (13,692)A     219,058
                                                          (10,207)I
                                                             (467)K
                                                          (35,034)L
                                                          (21,642)M
                                           ----------  ----------    ----------
  Net income.............................. $  734,736  $(137,991)    $  596,745
                                           ==========  ==========    ==========
Income per common share................... $    13.94                $    13.52
Average common shares outstanding......... 52,696,492  (8,552,675)N  44,143,817

--------
Columns may not foot due to rounding.


      See accompanying notes and assumptions for explanations of pro forma adjustments.

                           HOLDINGS AND SUBSIDIARIES

                                   $2.5 CASE

              NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED NOVEMBER 26, 1995

A The pro forma adjustment reflects the increase in compensation expense related to the outstanding stock options resulting from the difference between the most recent valuation of Shares and the Merger price for Class L Shares and the related tax effect.

I The pro forma adjustment reflects the additional compensation expense, net of tax, related to the increase in value to $265 per share of the EIP, ELTIS, ESAP, benefit restoration and stock appreciation rights plans.

K The pro forma adjustment reflects one year of amortization, and related tax benefit, of capitalized debt issuance costs which will be amortized ratably over a six year period.

L The pro forma adjustment reflects one year of interest expense, and related tax benefit, assumed to be incurred at a rate of 6.25% on funds borrowed to finance the Merger. The pro forma financial statements assume no payments of principal in the year following the Merger and no compounding of interest.

M The pro forma adjustment reflects the reversal of one year of interest income, and related tax effect, earned on cash balances assumed to be utilized to finance the Merger.

N For purposes of calculating net income per common share, the average common shares outstanding for the respective period is equal to the number of Holdings Shares assumed outstanding at the beginning of the period.

ASSUMPTIONS AND ADDITIONAL ITEMS:

 . No adjustments were made to the pro forma financial statements to reflect any replacement compensation or benefit arrangements including, without limitation, the New Employee Arrangements. The effects of replacement plans cannot be determined at this time.

 . No adjustment was made to the pro forma financial statements to reflect the write off of debt issuance costs capitalized in relation to the prior credit agreement. The balance of these capitalized costs was considered not material to the pro forma financial statements.

 . No adjustments were made to reflect any possible investment related activities in connection with the financing of the Merger (i.e., debt swaps).

 . The adjustments to the pro forma financial statements are tax effected at a rate of 37%.

 . No adjustments were made to the pro forma financial statements for any other items which, in the opinion of management, were not a direct result of the Merger or would not have a material impact on such financial statements.

                           HOLDINGS AND SUBSIDIARIES

                                   $4.0 CASE

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               NOVEMBER 26, 1995
                            (DOLLARS IN THOUSANDS)

  The Pro Forma Condensed Consolidated Balance Sheet as of November 26, 1995 gives effect to the Offering and the Merger assuming such transactions occurred at such date. The "$4.0 Case" assumes approximately 74% of the currently outstanding Class L Shares are contributed to Holdings.

                                             LSAI      PRO FORMA     HOLDINGS
                                          HISTORICAL  ADJUSTMENTS    PRO FORMA
                                          ----------  -----------   -----------
                                          (AUDITED)   (UNAUDITED)   (UNAUDITED)
ASSETS
Current Assets:
 Cash and cash equivalents..............  $1,088,032  $   (20,069)A $    40,856
                                                        3,023,010 B
                                                          (15,115)C
                                                         (395,164)D
                                                       (3,604,836)E
                                                           (7,500)F
                                                              250 G
                                                          (27,752)I
 Other current assets...................   1,983,140          --      1,983,140
                                          ----------  -----------   -----------
 Total current assets...................   3,071,172   (1,047,176)    2,023,996
Goodwill and other intangibles, net of
 accumulated amortization...............     336,356       15,115 C     351,471
Noncurrent deferred tax assets..........     337,146      (33,419)A     303,727
Property, plant and equipment, net of
 accumulated depreciation and other
 noncurrent assets......................     964,483          --        964,483
                                          ----------  -----------   -----------
                                          $4,709,157  $(1,065,480)  $ 3,643,677
                                          ==========  ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current Liabilities:
 Taxes payable..........................  $  374,082  $   (47,111)A $   316,764
                                                          (10,207)I
 Other current liabilities..............   1,023,454          --      1,023,454
                                          ----------  -----------   -----------
 Total current liabilities..............   1,397,536      (57,318)    1,340,218
Long-term debt and capital lease
 obligations, less current maturities...      16,366    3,023,010 B   3,039,376
Long-term employee related benefits.....     765,326      (15,241)A     749,919
                                                             (165)I
Long-term tax liability and minority
 interest...............................     168,027          --        168,027
Common Stock--Employee Stock Purchase
 and Award Plan and Management Liquidity
 Program:
 Class E common stock--$.10 par value;
  issued: Historical--543,140 shares,
  Pro Forma--no shares..................          54          (54)D         --
 Class L common stock--$.10 par value;
  issued: Historical--571,688 shares,
  Pro Forma--no shares..................          57           40 A         --
                                                              (98)E
 Additional paid-in capital.............     246,498       32,137 A         --
                                                          (65,678)D
                                                         (212,170)E
                                                             (786)H
                                          ----------  -----------   -----------
 Total common stock--Employee Stock
  Purchase and Award Plan and Management
  Liquidity Program.....................     246,609     (246,609)          --
Stockholders' Equity:
 Class E common stock--$.10 par value;
  authorized 100,000,000 shares; issued
  and outstanding: Historical--953,058
  shares, Pro Forma--no shares..........          95          (95)D         --
 Class L common stock--$.10 par value;
  authorized 170,000,000 shares; issued:
  Historical--51,184,220 shares, Pro
  Forma--no shares......................       5,118          (40)A         --
                                                           (1,263)E
                                                           (3,815)G
 Additional paid-in capital.............     188,933         (929)A         --
                                                          (71,422)D
                                                          (29,229)E
                                                           (7,500)F
                                                          (79,853)G
 Holdings common stock--$.01 par value;
  authorized 270,000,000 shares; issued
  and outstanding: Historical--no
  shares, Pro Forma--38,483,439 shares..         --           385 G         385
 Holdings additional paid-in capital....         --        83,533 G      83,533
 Retained earnings (deficit)............   1,853,982      (14,018)A  (1,820,720)
                                                         (257,914)D
                                                       (3,362,077)E
                                                          (40,693)J
 Translation adjustment.................      82,940          --         82,940
 LSAI Treasury stock, at cost--Class E:
  Historical--5,014 shares, Pro Forma--
  no shares; Class L: Historical--
  404,750 shares, Pro Forma--no shares..     (15,775)      14,988 A         --
                                                              787 H
                                          ----------  -----------   -----------
 Total stockholders' equity (deficit)...   2,115,293   (3,769,156)   (1,653,863)
                                          ----------  -----------   -----------
                                          $4,709,157  $(1,065,480)  $(3,643,677)
                                          ==========  ===========   ===========

--------
Columns may not foot due to rounding.

     See accompanying notes and assumptions for explanations of pro forma adjustments.

                           HOLDINGS AND SUBSIDIARIES

                                   $4.0 CASE

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               NOVEMBER 26, 1995

A The pro forma adjustment reflects: (1) the assumed exercise and reclassification of all remaining stock options at a price of $3.50, (2) cash in the amount of $21,485,951 disbursed to Thomas W. Tusher, a director and President and Chief Operating Officer of LSAI, for the related exercise bonus and (3) the reclassification of the associated deferred tax benefit to current taxes payable.

B The pro forma adjustment reflects borrowings to finance the Merger. It is assumed that the lending arrangements will require no principal payments in the year following the Merger.

C The pro forma adjustment reflects the capitalization of fees related to the issuance of debt described at Note B. These fees will be amortized ratably over a six year period.

D The pro forma adjustment reflects the conversion to cash and subsequent cancellation of all Class E Shares outstanding at November 26, 1995 in accordance with the terms of the Merger.

E The pro forma adjustment reflects the conversion to cash and subsequent cancellation of all Class L Shares outstanding at November 26, 1995 not exchanged for Holdings Shares in the Offering in accordance with the terms of the Merger.

F The pro forma adjustment reflects the estimated professional fees of $7,500,000 related to the Merger.

G The pro forma adjustment reflects the initial capitalization of Holdings. Also reflected is the consolidation of Holdings with LSAI (surviving) which will occur subsequent to the merger of Merger Sub and LSAI.

H The pro forma adjustment reflects the retirement of Class E Shares held in treasury at November 26, 1995.

I The pro forma adjustment reflects the additional compensation expense, net of tax, related to the increase in value to $265 per share of the EIP, ELTIS, ESAP, benefit restoration and stock appreciation rights plans. The adjustment also reflects the cash paid to employees related to these plans at the time of the Merger.

J Reflects the total pro forma adjustments to the historical income statement.

ASSUMPTIONS AND ADDITIONAL ITEMS:

 . No adjustments were made to the pro forma financial statements to reflect any replacement compensation or benefit arrangements including, without limitation, the New Employee Arrangements. The effects of replacement plans cannot be determined at this time.

 . No adjustment was made to the pro forma financial statements to reflect the write off of debt issuance costs capitalized in relation to the prior credit agreement. The balance of these capitalized costs was considered not material to the pro forma financial statements.

 . No adjustments were made to reflect any possible investment related activities in connection with the financing of the Merger (i.e., debt swaps).

 . The adjustments to the pro forma financial statements are tax effected at a rate of 37%.

 . No adjustments were made to the pro forma financial statements for any other items which, in the opinion of management, were not a direct result of the Merger or would not have a material impact on such financial statements.

                           HOLDINGS AND SUBSIDIARIES

                                   $4.0 CASE

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED NOVEMBER 26, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The Pro Forma Consolidated Statement of Income for the year ended November 26, 1995 gives effect to the Offering and the Merger assuming such transactions occurred at the beginning of such period. The "$4.0 Case" assumes approximately 74% of the currently outstanding Class L Shares are contributed to Holdings.

                                             LSAI      PRO FORMA     HOLDINGS
                                          HISTORICAL  ADJUSTMENTS    PRO FORMA
                                          ----------  -----------   -----------
                                          (AUDITED)   (UNAUDITED)   (UNAUDITED)
Net sales................................ $6,707,631  $       --    $6,707,631
Cost of goods sold.......................  3,930,132          --     3,930,132
                                          ----------  -----------   ----------
  Gross profit...........................  2,777,499          --     2,777,499
Marketing, general and administrative
 expenses................................  1,809,633       37,005 A  1,876,744
                                                           27,586 I
                                                            2,519 K
Other operating (income), net............    (19,373)         --       (19,373)
                                          ----------  -----------   ----------
  Operating income.......................    987,239      (67,111)     920,128
Interest expense.........................     15,659      196,496 L    212,155
Other (income), net......................    (63,257)      58,492 M     (4,765)
                                          ----------  -----------   ----------
  Income before taxes....................  1,034,837     (322,099)     712,738
Provision for taxes......................    300,101      (13,692)A    180,924
                                                          (10,207)I
                                                             (932)K
                                                          (72,703)L
                                                          (21,642)M
                                          ----------  -----------   ----------
  Net income............................. $  734,736  $  (202,922)  $  531,814
                                          ==========  ===========   ==========
Income per common share.................. $    13.94                $    13.82
Average common shares outstanding........ 52,696,492  (14,213,053)N 38,483,439

--------
Columns may not foot due to rounding.



      See accompanying notes and assumptions for explanations of pro forma adjustments.

                           HOLDINGS AND SUBSIDIARIES

                                   $4.0 CASE

              NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED NOVEMBER 26, 1995

A The pro forma adjustment reflects the increase in compensation expense related to the outstanding stock options resulting from the difference between the most recent valuation of Shares and the Merger price for Class L Shares and the related tax effect.

I The pro forma adjustment reflects the additional compensation expense, net of tax, related to the increase in value to $265 per share of the EIP, ELTIS, ESAP, benefit restoration and stock appreciation rights plans.

K The pro forma adjustment reflects one year of amortization, and related tax benefit, of capitalized debt issuance costs which will be amortized ratably over a six year period.

L The pro forma adjustment reflects one year of interest expense, and related tax benefit, assumed to be incurred at a rate of 6.50% on funds borrowed to finance the Merger. The pro forma financial statements assume no payments of principal in the year following the Merger and no compounding of interest.

M The pro forma adjustment reflects the reversal of one year of interest income, and related tax effect, earned on cash balances assumed to be utilized to finance the Merger.

N For purposes of calculating net income per common share, the average common shares outstanding for the respective period is equal to the number of Holdings Shares assumed outstanding at the beginning of the period.

ASSUMPTIONS AND ADDITIONAL ITEMS:

 . No adjustments were made to the pro forma financial statements to reflect any replacement compensation or benefit arrangements including, without limitation, the New Employee Arrangements. The effects of replacement plans cannot be determined at this time.

 . No adjustment was made to the pro forma financial statements to reflect the write off of debt issuance costs capitalized in relation to the prior credit agreement. The balance of these capitalized costs was considered not material to the pro forma financial statements.

 . No adjustments were made to reflect any possible investment related activities in connection with the financing of the Merger (i.e., debt swaps).

 . The adjustments to the pro forma financial statements are tax effected at a rate of 37%.

 . No adjustments were made to the pro forma financial statements for any other items which, in the opinion of management, were not a direct result of the Merger or would not have a material impact on such financial statements.

              SELECTED PRO FORMA PROJECTED FINANCIAL INFORMATION

  Set forth below is selected pro forma projected financial information of Holdings, giving effect to the Offering and the Merger using a per Share price of $265. Two sets of projections underlie the $2.5 and $4.0 cases presented: a "Base Case" projection which reflects management's best estimate of the likely business performance projection over time and a "Low Performance Case" projection. The Low Performance Case was created solely for examining sensitivities relating to debt repayment and results in a cumulative net cash position which is 24% lower than the base case over a ten year forecasted period, without giving effect to the Merger.

  As described under "CERTAIN PRO FORMA FINANCIAL INFORMATION," it is not possible to determine the level of participation in the Offering and the resulting level of indebtedness of Holdings on a consolidated basis following the Merger. Accordingly, the information below reflects the same two assumptions as to the different number of Class L Shares exchanged for cash in the Merger: a "$2.5 Case" and a "$4.0 Case," each of which is applied to the Base Case projections and the Low Performance Case projections.

  As a general matter, LSAI does not make public or otherwise distribute widely any forecasts or projections as to future performance or earnings. However, in connection with their evaluation of the transactions, management of LSAI and Holdings prepared certain projections of results of operations of Holdings on a consolidated basis. SUCH PROJECTIONS WERE NOT PREPARED FOR, OR WITH A VIEW TOWARD, DISSEMINATION TO THE PUBLIC, TO LSAI STOCKHOLDERS OR TO PROSPECTIVE PARTICIPATING STOCKHOLDERS. HOWEVER, THE PROJECTIONS ARE INCLUDED HEREIN IN ORDER TO PROVIDE ALL HOLDERS OF SHARES INFORMATION WHICH WAS AVAILABLE TO MEMBERS OF THE LSAI BOARD AND MANAGEMENT, MANY OF WHOM ARE HOLDERS OF SHARES. IN ADDITION, SUCH PROJECTIONS (USING A $250, RATHER THAN A $265 FIGURE FOR THE MERGER CONSIDERATION) WERE INCLUDED IN THE OFFERING MEMORANDUM AND RELATED MATERIALS DELIVERED TO HOLDERS OF CLASS L SHARES. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE COMMISSION REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF LSAI, HOLDINGS OR THEIR AFFILIATES. IN ADDITION, SUCH PROJECTIONS ARE BASED UPON MANY ESTIMATES AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF MANAGEMENT. ACCORDINGLY, ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY LSAI, HOLDINGS OR ANY OTHER PERSON THAT THE PROJECTIONS WILL PROVE TO BE CORRECT.

                           HOLDINGS AND SUBSIDIARIES

                                   $2.5 CASE

              SELECTED PRO FORMA PROJECTED FINANCIAL INFORMATION
                            FISCAL YEARS 1996-2005
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

  The unaudited Selected Pro Forma Projected Financial Information below gives effect to the Offering and the Merger. The "$2.5 Case" assumes a per Share price of $265 and that approximately 85% of the currently outstanding Class L Shares are contributed to Holdings.

                                   BASE CASE

                   1996      1997      1998      1999      2000      2001      2002       2003       2004       2005
                 --------- --------- --------- --------- --------- --------- --------- ---------- ---------- ----------
Net Sales....... $7,414.59 $7,686.90 $8,115.70 $8,549.90 $9,011.80 $9,384.30 $9,798.10 $10,180.90 $10,565.35 $10,958.69
Gross Profit....  2,924.83  3,032.60  3,195.40  3,376.50  3,570.50  3,717.70  3,876.70   4,022.80   4,172.18   4,319.09
Net Income......    515.43    510.10    589.91    737.61    858.34    943.25  1,032.90   1,114.35   1,212.42   1,308.12
Cash and Cash
 Equivalents....     39.09     39.05     41.91    237.56  1,066.04  1,960.86  3,009.15   4,043.32   5,269.04   6,538.10
Total Assets....  4,029.61  4,210.00  4,370.53  4,719.83  5,687.71  6,736.11  7,882.04   9,062.79  10,381.64  11,817.50
Total Long-Term
 Debt...........  1,562.32  1,137.65    592.05     79.00     79.00     79.00     69.00       9.00       9.00       9.00
Equity..........    332.99    854.59  1,455.00  2,203.11  3,071.95  4,025.70  5,069.10   6,193.95   7,406.37   8,714.50
                             LOW PERFORMANCE CASE
                   1996      1997      1998      1999      2000      2001      2002       2003       2004       2005
                 --------- --------- --------- --------- --------- --------- --------- ---------- ---------- ----------
Net Sales....... $7,414.59 $7,641.01 $7,956.02 $8,276.47 $8,634.66 $8,931.60 $9,276.29 $ 9,612.76 $ 9,961.65 $10,319.89
Gross Profit....  2,924.83  2,899.68  2,988.73  3,078.34  3,179.69  3,259.69  3,354.59   3,445.51   3,539.23   3,634.86
Net Income......    515.43    415.93    434.80    509.11    553.86    576.67    600.65     620.61     651.81     680.71
Cash and Cash
 Equivalents....     39.09     39.05     41.91     43.56    337.86    877.56  1,504.14   2,052.17   2,709.00   3,356.87
Total Assets....  4,029.61  4,200.98  4,333.48  4,463.61  4,875.58  5,554.69  6,266.29   6,954.76   7,731.62   8,543.66
Total Long-Term
 Debt...........  1,562.32  1,224.98    818.79    323.96     79.00     79.00     69.00       9.00       9.00       9.00
Equity..........    332.99    760.42  1,205.72  1,725.33  2,289.69  2,876.87  3,488.02   4,119.13   4,770.94   5,451.65

     See accompanying notes and assumptions for explanations of pro forma projections.

                           HOLDINGS AND SUBSIDIARIES

                                   $4.0 CASE

              SELECTED PRO FORMA PROJECTED FINANCIAL INFORMATION
                            FISCAL YEARS 1996-2005
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

  The unaudited Selected Pro Forma Projected Financial Information below gives effect to the Offering and the Merger. The "$4.0 Case" assumes a per Share price of $265 and that approximately 74% of the currently outstanding Class L Shares are contributed to Holdings.

                                                             BASE CASE
                   1996       1997       1998       1999       2000      2001      2002       2003       2004       2005
                 ---------  ---------  ---------  ---------  --------- --------- --------- ---------- ---------- ----------
Net Sales....... $7,414.59  $7,686.90  $8,115.70  $8,549.90  $9,011.80 $9,384.30 $9,798.10 $10,180.90 $10,565.35 $10,958.69
Gross Profit....  2,924.83   3,032.60   3,195.40   3,376.50   3,570.50  3,717.70  3,876.70   4,022.80   4,172.18   4,319.09
Net Income......    483.26     444.37     521.36     666.71     787.53    874.55    964.10   1,043.02   1,138.48   1,231.47
Cash and Cash
 Equivalents....     39.09      39.05      41.91      43.56      45.66     84.00  1,063.48   2,026.33   3,178.10   4,370.51
Total Assets....  4,029.61   4,210.00   4,370.53   4,525.82   4,667.33  4,859.25  5,936.37   7,045.80   8,290.70   9,649.91
Total Long-Term
 Debt...........  3,094.50   2,735.56   2,258.51   1,622.35     866.79     79.00     69.00       9.00       9.00       9.00
Equity.......... (1,199.18)   (743.32)   (211.46)    465.75   1,263.78  2,148.83  3,123.43   4,176.96   5,315.43   6,546.91

                                                       LOW PERFORMANCE CASE
                   1996       1997       1998       1999       2000      2001      2002       2003       2004       2005
                 ---------  ---------  ---------  ---------  --------- --------- --------- ---------- ---------- ----------
Net Sales....... $7,414.59  $7,641.01  $7,956.02  $8,276.47  $8,634.66 $8,931.60 $9,276.29 $ 9,612.76 $ 9,961.65 $10,319.89
Gross Profit....  2,924.83   2,899.68   2,988.73   3,078.34   3,179.69  3,259.69  3,354.59   3,445.51   3,539.23   3,634.86
Net Income......    483.26     350.20     366.24     437.62     480.20    502.39    526.74     547.12     577.17     603.43
Cash and Cash
 Equivalents....     39.09      39.05      41.91      43.56      45.66     48.13     51.23      51.97     601.05   1,171.64
Total Assets....  4,029.61   4,200.98   4,333.48   4,463.61   4,583.38  4,725.25  4,813.38   4,954.56   5,623.67   6,358.63
Total Long-Term
 Debt...........  3,094.50   2,822.89   2,485.25   2,061.91   1,598.42  1,135.46    575.90      42.11       9.00       9.00
Equity.......... (1,199.18)   (837.49)   (460.74)    (12.62)    478.08    990.97  1,528.20   2,085.82   2,662.99   3,266.43

     See accompanying notes and assumptions for explanations of pro forma projections.

              NOTES TO PRO FORMA PROJECTED FINANCIAL INFORMATION

 . The Base Case projections are based on the annual business plan and the directional numbers which were developed using a "bottoms up approach" for forecasting the Levi Strauss North America ("LSNA") and Levi Strauss International ("LSI") businesses over time. They reflect the following assumptions:

  --No dividends are assumed after 1995.

  --Compound 1995-2005 annual unit growth is assumed to be 2.9% for LSNA and 4.2% for LSI.

  -- LSNA gross margins increase less than one percent from 1995 to 2005 and LSI gross margins remain constant throughout the 1995-2005 period.

  -- LSNA operating expenses decrease from 21.9% of 1995 sales to 20.5% of sales by 2005 and LSI operating expenses decrease from 23.8% of 1995 sales to 22.3% by 2005.

  -- Exchange rates remain constant at US$/DM of 1.40 and US$/Yen of 85.

 . All cash shown on the 1995 balance sheet (except cash needed to meet on-going working capital needs) is assumed to be used for cash payments in the Merger. The remaining financing needs for the Merger are assumed to be met with external financing, delineated in the long-term debt account. The projections for 1996 exclude approximately $15 million, net of tax, related to the stock based employee plans.

 . The debt related to the Merger is assumed to be incurred mid-year 1996 and have a constant interest rate of 7%.

 . The Low Performance Case projection was created solely for examining sensitivities relating to debt repayment. In the Low Performance Case projection cumulative net cash (without giving effect to the Merger) over the ten year period is 24% lower than in the Base Case.

                             SHARE PRICE MODELING

  The following table was developed to illustrate, mechanically, the theoretical relative impact on share price of the $2.5 Case and $4.0 Case scenarios. The modeling assumed that future prices would be determined as a multiple of earnings, using the same price to earnings ratio, 15.0, as used by Morgan Stanley in developing the November 30, 1995 valuation of $189 per share. The price shown is for the end of the year indicated. The price is determined, for example, for year end 1997 by multiplying forecasted 1998 earnings per share by the price to earnings ratio of 15.0.

  Holdings expects to obtain share valuations not on a public market equivalent basis, as reflected in the following table, but on bases more typical for private companies reflecting the effects on value of limited liquidity, marketability and transferability, as well as voting rights limitations and other factors. The table below is based on long-range operating projections, which, as noted, are inherently uncertain and unreliable, and on the public market equivalent approach to share valuation. The unreliability and limitations of this data are apparent. It is presented here only to show the relative impact on share price, all other things being equal and using the Morgan Stanley November 1995 multiple, of the different number of shares outstanding as reflected in the $2.5 Case and the $4.0 Case. The methodology used in this modeling varies from that used by Morgan Stanley in that Morgan Stanley reviews and adjusts management's projections and does not use a constant price to earnings multiple each year, but rather adjusts the multiple with each valuation to reflect actual and projected performance, market conditions and other factors. There can be no assurance that valuations of Holdings Shares after the Merger will be comparable to these mechanical projections.

                                  SHARE PRICE
                                   1995-2000

                                                                        COMPOUND
                                                                         GROWTH
                                          1995 1996 1997 1998 1999 2000   RATE
                                          ---- ---- ---- ---- ---- ---- --------
$2.5 Case................................ $189 $205 $229 $262 $300 $329    10%
$4.0 Case................................  189  210  235  273  317  351    11%

                         SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT OF LSAI


PRINCIPAL STOCKHOLDERS

  The following table contains information, as of December 31, 1995, with regard to the beneficial ownership of Class L Shares and Class E Shares by each person who beneficially owns more than five percent of either of those classes, each of the directors, each of the five most highly compensated executive officers, and all directors and executive officers as a group. All of such persons are citizens of the United States of America. Shares listed as beneficially owned by the executive officers include Class E Shares acquired through the ESAP. The business address of all persons listed is 1155 Battery Street, San Francisco, California 94111. For certain information concerning recent transactions in the Shares, see Appendix E.

                                          ADDITIONAL NUMBER
                                          OF SHARES IN WHICH
                                           VOTING RIGHTS OR
   NAME OF INDIVIDUAL                     INVESTMENT POWERS
      OR NUMBER OF         NUMBER OF       EXIST OR MAY BE                PERCENTAGE
    PERSONS IN GROUP      SHARES OWNED     DEEMED TO EXIST     TOTAL    OF SHARES(/1/)
   ------------------     ------------    ------------------ ---------- --------------
Robert D. Haas..........    3,788,453(2)        392,070(3)    4,180,523      7.91
Thomas W. Tusher........      193,644(4)        404,750(5)      598,394      1.13
Peter E. Haas, Sr.......    8,726,426(6)      2,733,167(7)   11,459,593     21.69
Estate of Walter A.
 Haas, Jr...............    3,741,116           600,000(8)    4,341,116      8.22
Angela Glover Blackwell.          --                --              --        --
Tully M. Friedman.......      352,100(9)         90,000(10)     442,100       --
James C. Gaither........          --                --              --        --
Rhoda H. Goldman........    2,672,697(11)           --        2,672,697      5.06
Peter E. Haas, Jr.......    4,466,391(12)       361,981(13)   4,828,372      9.14
Walter J. Haas..........          --                --              --        --
F. Warren Hellman.......      574,742(14)       402,000(15)     976,742      1.85
James M. Koshland(16)...       45,000            96,000(17)     141,000       --
Patricia Salas Pineda...          --                --              --        --
Frances K. Geballe......    2,739,760(18)           --        2,739,760      5.18
Josephine B. Haas.......    3,194,449(19)     1,175,294(20)   4,369,743      8.27
Miriam L. Haas..........    3,000,200(21)           --        3,000,200      5.68
Margaret E. Jones(22)...    2,895,710               --        2,895,710      5.48
Daniel E. Koshland, Jr..    2,865,744               152(23)   2,865,896      5.42
Peter A. Jacobi.........       24,796(24)           --           24,796       --
George B. James.........       78,688(25)           --           78,688       --
Robert D. Rockey, Jr....       18,899               --           18,899       --
Directors and executive
 officers of the Company
 as a group (18
 persons)(26)(27).......   21,058,362         4,479,968      25,538,330     48.33

--------
Note: Class E Shares represent 3 percent of all outstanding common stock.
      Employees of LSAI may invest in Class E Shares under the ESAP and the Plans. The Boston Safe Deposit and Trust Company, trustee for the Plans, holds on behalf of the Plans a total of 953,058 Class E Shares, representing approximately 64 percent of all outstanding Class E Shares. The business address for the Boston Safe Deposit and Trust Company is 1 Cabot Road, Mail Zone WT04G, Medford, Massachusetts, 02155-5158.

 (1) The percentage of shares outstanding is not shown for those amounting to less than one percent.

 (2) Includes 526,674 shares owned by the spouse and daughter of Mr. Haas and by trusts for the benefit of his daughter. Mr. Haas disclaims beneficial ownership of such shares.

 (3) Mr. Haas, as trustee, has sole voting and investing power with respect to these shares. These shares are held by a trust for the benefit of Mr. Haas' nieces and nephews. Mr. Haas disclaims beneficial ownership of such shares.

 (4) Does not include 159,250 shares held by a trust for the benefit of the sons of Mr. Tusher. Mr. Tusher has neither voting nor investing powers with respect to such shares.

 (5) Represents shares subject to presently exercisable options.

 (6) Does not include 3,000,200 shares owned by Miriam L. Haas, the spouse of Mr. Haas. Mr. Haas disclaims beneficial ownership of such shares.

 (7) Includes 2,733,167 shares in which Mrs. Josephine B. Haas has sole investing power and Mr. Haas has sole voting rights; and 58,800 shares held in trusts for the benefit of his grandnieces and grandnephew in which Mr. Haas has sole voting and investing power. Mr. Haas disclaims beneficial ownership of such shares.

 (8) Represents shares owned by the Evelyn and Walter Haas, Jr. Fund.

 (9) Does not include 4,600 shares held by a trust for the benefit of Mr. Friedman's stepson. Mr. Friedman does not have voting or investing powers with respect to such shares and disclaims beneficial ownership of such shares.

(10) Represents shares in which Mr. Friedman has sole voting and investing powers. These shares are held by the Friedman Family Partnership for the benefit of Mr. Friedman's daughter and stepson and Cherry Street Partners for the benefit of Mr. Friedman's former spouse. Mr. Friedman disclaims beneficial ownership of such shares.

(11) Does not include 1,000,000 shares held by Richard Goldman's 1995 trust for the benefit of Mr. and Mrs. Goldman's issue. Mrs. Goldman disclaims beneficial ownership of such shares. Does not include 2,891,267 shares held by trusts for the benefit of Mrs. Goldman's children, grandchildren and great-grandchildren. Mrs. Goldman neither has voting nor investing rights with respect to such shares.

(12) Includes 2,372,751 shares held by trusts for the benefit of Mr. Haas' children and 150,000 shares held by Peter F. Haas and Joanne C. Haas Charitable Annuity Lead Trust and 102 shares by the spouse of Mr. Haas. Mr. Haas disclaims beneficial ownership of such shares.

(13) Includes 61,709 shares held by a trust for the benefit of Michael S. Haas in which Mr. Haas has sole voting and investing powers. Mr. Haas disclaims beneficial ownership of such shares. Also includes 300,272 shares held by The Josephine E. Haas Family Limited Partnership with Mr. Haas as General Partner with voting and investing powers.

(14) Mr. Hellman's shares are held in trusts.

(15) Mr. Hellman has voting and investing powers with respect to these shares which are held by a trust for the benefit of the daughter of Robert D. Haas. Mr. Hellman disclaims beneficial ownership of such shares.

(16) James M. Koshland is the son of Daniel E. Koshland, Jr.

(17) Represents shares held by trusts for the benefit of James M. Koshland's children, nieces, and nephew. Mr. Koshland disclaims beneficial ownership of such shares.

(18) Includes 333,000 shares owned by the spouse of Mrs. Geballe. Mrs. Geballe disclaims beneficial ownership of such shares.

(19) Includes 2,733,167 shares in which Mrs. Haas has sole investing powers and Mr. Peter E. Haas, Sr. has sole voting rights.

(20) Includes 1,447,855 shares in which Mrs. Haas has shared voting and investing powers and 777,439 shares in which Mrs. Haas has sole voting and investing powers. These shares are held by trusts for the benefit of the son and daughter of Mrs. Haas. Mrs. Haas disclaims beneficial ownership of such shares.

(21) Does not include 8,726,426 shares owned by Peter E. Haas, Sr., the spouse of Mrs. Haas. Mrs. Haas disclaims beneficial ownership of such shares.

(22) Margaret E. Jones is the daughter of Peter E. Haas, Sr. and Josephine B. Haas.

(23) Represents shares owned by The Koshland Foundation in which Mr. Koshland has sole voting rights.

(24) Includes 9,300 shares held by trusts for the benefit of Mr. Jacobi's children.

(25) Includes 63,096 shares held by The James Family Trust and 11,600 shares held by The James Family Limited Partnership in which Mr. James shares voting and investing powers.

(26) Includes 404,750 shares subject to presently exercisable options. Does not include shares held by the Estate of Walter A. Haas, Jr.

(27) As of December 31, 1995, the Company has 211 and 1,252 record owners of Class L and Class E common stock, respectively.

                CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH
                         RESPECT TO SECURITIES OF LSAI

THE STOCK SUBSCRIPTION AGREEMENT

  All holders of Class L Shares were given an opportunity to become Participating Stockholders by entering into Stock Subscription Agreements with Holdings, entitling such holders of Class L Shares to purchase Holdings Shares (the "Purchase") by contributing Class L Shares to Holdings, at a price of one Class L Share for each Holdings Share. Immediately following the Purchase, the Participating Stockholders, together with the founding stockholders of Holdings, will own 100% of Holdings.

  In the Stock Subscription Agreements, the Participating Stockholders and Holdings have agreed that, among other things:

    (1) Participating Stockholders will enter into the New Stockholders' Agreement and the Voting Trust Agreement. See "SPECIAL FACTORS -- Purpose, Structure and Reasons for the Merger."

    (2) Each Participating Stockholder will, subject to the provisions described below, contribute at least 10,000 Class L Shares to Holdings, and whatever number of Class L Shares they contribute (the "Purchase Number") must be at least two-thirds of the number of Class L Shares such Participating Stockholder held of record as of January 25, 1996.

    (3) During the term of the Stock Subscription Agreements, such Participating Stockholders will not transfer Shares except (a) to Holdings in connection with the Purchase or (b) to "Permitted Transferees" (as defined in the Class L Stockholders' Agreement) on the condition that the Purchase Number with respect to such transferor remains unchanged and that the recipients of the transferred Class L Shares agree to be bound by the transfer restrictions contained in the Stock Subscription Agreement and certain other of its provisions. Notwithstanding the foregoing, Participating Stockholders who designated transferees may transfer Class L Shares to such designated transferees, provided that (a) such transferees are Permitted Transferees, (b) such transferees become parties to the Stock Subscription Agreement by February 26, 1996 and (c) each such transferee's Purchase Number (or Reduced Purchase Number (as defined in subparagraph (4) below)) is equal to (i) at least 10,000 and (ii) at least two-thirds of the number of Class L Shares held of record on February 26, 1996.

    (4) Participating Stockholders will, notwithstanding the provisions described above, be entitled to reduce the Purchase Number no later than February 26, 1996 (such reduced number, the "Reduced Purchase Number") so long as the Reduced Purchase Number is (a) at least 10,000 and (b) at least two-thirds of the number of Class L Shares held of record by such transferee on February 26, 1996. In the event that the Purchase Number is reduced to zero, the Stock Subscription Agreement will terminate as to the Participating Stockholder so reducing the Purchase Number.

    (5) Participating Stockholders may further reduce the Purchase Number (or the Reduced Purchase Number) no later than March 6, 1996, by a number of Class L Shares less than or equal to 20% of the Purchase Number (or Reduced Purchase Number) then in effect as to such Participating Stockholder, in order to help enable such Participating Stockholder to receive capital gains treatment with respect to Class L Shares converted into cash in the Merger.

    (6) Participating Stockholders will vote all of their Shares for the Merger if such vote is requested, or act by written consent in lieu thereof, will refrain from exercising any rights to appraisal which they would otherwise have held under Delaware law and will cooperate fully with Holdings in connection with the Offering and the Merger.

    (7) Participating Stockholders who meet certain criteria will make certain filings under the HSR Act, with the U.S. Federal Trade Commission and the Department of Justice.

  In addition to the terms described above, the obligation of Holdings to consummate the Purchase is subject, among other things to (1) the performance by the Participating Stockholders of all agreements in the Stock Subscription Agreement, (2) the absence of any order or pending or threatened litigation the result of which could be to restrain or prevent the Offering or the Merger and (3) the condition subsequent that the Merger occur within ten business days of the closing of the Purchase.

  As of January 25, 1996, holders of Class L Shares executed Stock Subscription Agreements committing to contribute 45,250,765 Class L Shares, representing an aggregate of 85% of the outstanding Shares, to Holdings. However, the number of Class L Shares to be contributed to Holdings is subject to reduction by the holders of Class L Shares, as described above.

  PARTICIPATION AGREEMENTS

  Each of the Transaction Sponsors is party to an agreement with Holdings obligating the Transaction Sponsor to contribute to Holdings a specified minimum number of Class L Shares, and to vote all shares over which the Transaction Sponsor has voting power, in favor of the Merger. The agreements also prohibit the Transaction Sponsors from soliciting, negotiating or supporting any Company merger, stock or asset sale transaction involving any person other than Holdings. These agreements terminate upon the earlier of:
(1) December 31, 1996, (2) ten days following written notice to Holdings from the Transaction Sponsor of the occurrence of an increase in the price proposed to be paid in the Merger to which the Transaction Sponsor has not consented or
(3) the date Holdings gives written notice to the Transaction Sponsor that it has abandoned its intent to seek to acquire all or substantially all the outstanding Shares pursuant to the Merger or a comparable transaction (whether or not at a different price than that Merger).

                  CURRENT INFORMATION; NO PERIODIC REPORTING

  LSAI is subject to certain of the informational requirements of the Exchange Act, and in accordance therewith, files reports and other documents and information with the Commission. Such reports and other documents and information, as well as the aforementioned Schedule 13E-3, are available for inspection and copying at the Commission and from the Company as described under "AVAILABLE INFORMATION."

  After the Effective Time, LSAI will cease to file, and Holdings will not be obligated to file, reports with the Commission.

                                                                     APPENDIX A

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of February 8, 1996 (this "Agreement"), by and among LEVI STRAUSS ASSOCIATES INC., a Delaware corporation (the "Company"), LSAI HOLDING CORP., a Delaware corporation ("Holdings"), and LSAI ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Holdings ("Acquisition Corp.").

  WHEREAS, the Boards of Directors of the Company, Holdings and Acquisition Corp. deem it advisable and in the best interests of the stockholders of such corporations to effect the merger of Acquisition Corp. with and into the Company (the "Merger") pursuant to this Agreement;

  WHEREAS, the Board of Directors of Holdings intends to implement a non-equity employee plan following the Merger to permit employees of the Company to share in the value created after the Merger; and

  WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

  NOW THEREFORE, in consideration of the premises and of the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.1. The Merger. At the Effective Time (as defined in Section 1.3 hereof), and subject to the terms and conditions of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), Acquisition Corp. shall be merged with and into the Company, the separate corporate existence of Acquisition Corp. shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to herein as the "Surviving Corporation").

  Section 1.2. Surviving Corporation; Effects of the Merger. At the Effective Time, the Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects specified in Section 259 of the DGCL. The name of the Surviving Corporation shall continue to be "Levi Strauss Associates Inc."

  Section 1.3. Effective Time; Closing. (a) The closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of the Company in San Francisco, at 10:00 a.m., local time, on the later of March 20, 1996 and the date by which all conditions to the Merger have been satisfied or waived or at such other place or at such other time as Holdings and the Company may mutually agree upon for the Closing to take place.

  (b) At the Closing, the Company and Acquisition Corp. shall effect the Merger by filing with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the applicable provisions of the DGCL (the time of effectiveness of the Merger specified in the Certificate of Merger, or, if not so specified, the time of filing of the Certificate of Merger, being herein referred to as the "Effective Time") and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

  Section 1.4. Certificate of Incorporation of the Surviving Corporation. At the Effective Time and without any further action on the part of the Company or Acquisition Corp., the Certificate of Incorporation of the Company shall be amended in its entirety as set forth in Exhibit A hereto so as to be identical (other than with respect to the name of the corporation, its registered agent and the name and address of the incorporator) to the Certificate of Incorporation of Acquisition Corp., as in effect immediately prior to the Effective Time, and as so amended, shall be the Certificate of Incorporation of the Surviving Corporation.

  Section 1.5. By-laws of the Surviving Corporation. At the Effective Time and without any further action on the part of the Company or Acquisition Corp., the By-laws of Acquisition Corp., as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation.

  Section 1.6. Board of Directors and Officers of the Surviving
Corporation. At the Effective Time, the directors of Acquisition Corp. immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their successors shall be duly elected or appointed and shall duly qualify. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

  Section 1.7. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

  (a) Each Share of Class E Common Stock of the Company, par value $0.10 per share (each, a "Class E Share"), that is issued and outstanding immediately prior to the Effective Time (other than Class E Shares which are held in the treasury of the Company, which shares shall be cancelled, and other than Class E Shares as to which a written demand for appraisal has been delivered in the manner provided in Section 262 of the DGCL and Section 1.8 hereof), shall be converted into and represent the right to receive $265 in cash payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such Class E Share.

  (b) Each share of Class L Common Stock of the Company, par value $0.10 per share (each, a "Class L Share," and together with the Class E Shares, the "Shares"), that is issued and outstanding immediately prior to the Effective Time (other than Class L Shares which are held by Holdings or Acquisition Corp. or are held in the treasury of the Company, which shares shall be cancelled, and other than Class L Shares as to which a written demand for appraisal has been delivered in the manner provided in Section 262 of the DGCL and Section 1.8 hereof) shall be converted into and represent the right to receive $265 in cash payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such Class L Share.

  (c) Each share of common stock, par value $.01 per share, of Acquisition Corp. that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive one fully paid and non-assessable share of common stock of the Surviving Corporation.

  Section 1.8. Dissenting Shares. (a) Notwithstanding the provisions of
Section 1.7 or any other provision of this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such Shares in favor of the Merger and who shall have delivered a written demand for appraisal of such Shares in the manner provided in Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive cash at or after the Effective Time, unless and until the holder of such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive cash, without any interest thereon, as provided in Section 1.7(a) hereof if such Dissenting Shares are Class E Shares, and Section 1.7(b) hereof if such Dissenting Shares are Class L Shares.

  (b) The Company shall give Holdings (i) prompt notice of any written demands for appraisal, withdrawals of appraisal and any other instruments served pursuant to Section 262 of the DGCL received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under

Section 262 of the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Holdings, settle or offer to settle any such demands.

  Section 1.9. Payment for Shares. (a) At or prior to the Effective Time, Holdings shall deposit, or cause to be deposited, in immediately available funds with a disbursing agent selected by Holdings and reasonably satisfactory to the Company (the "Exchange Agent") an amount (the "Fund"), equal to the product of (i) the number of Shares issued and outstanding at the Effective Time (other than Shares which are held by Holdings or Acquisition Corp. or in the treasury of the Company and other than Dissenting Shares in respect to which appraisal rights are demanded) and (ii) $265. Out of the Fund, the Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.7(a) and (b) hereof. The Fund shall not be used for any other purpose. The Exchange Agent may invest portions of the Fund as Holdings directs, provided that all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $250,000,000 (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Corporation or Holdings. Holdings or the Surviving Corporation shall replace any monies lost through any investment made pursuant to this paragraph (a) of this Section 1.9.

  (b) As soon as practicable after the Effective Time (but in no event more than five business days thereafter), the Exchange Agent shall mail to each holder of record (other than Holdings or Acquisition Corp.) of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding Shares other than Dissenting Shares (the "Certificates"), a letter of transmittal (the "Letter of Transmittal") for return to the Exchange Agent, and instructions for use in effecting the surrender of Certificates and receipt of cash for each of such holder's Shares. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificate or Certificates by the Exchange Agent. The Exchange Agent, as soon as practicable following receipt of any such Certificate or Certificates, together with the Letter of Transmittal, duly executed, and any other items specified by the Letter of Transmittal, shall pay, by check or draft, to the holder of Certificates an amount, subject to reduction for any applicable back-up withholding or stock transfer taxes payable to such holder, equal to the product of the number of Shares represented by the Certificate or Certificates so surrendered and $265. No interest will be paid or accrued on the cash payable upon the surrender of a Certificate or Certificates.

  (c) Any portion of the Fund which remains unclaimed six months after the Effective Time shall be paid to Holdings or to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with
Section 1.9(b) hereof shall thereafter look only to the Surviving Corporation for payment of their claim for the consideration set forth in Section 1.7 hereof, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Delaware law.

  Section 1.10. No Further Rights or Transfers. At and after the Effective Time of the Merger, each holder of a Certificate or Certificates that represented issued and outstanding Shares immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender his or her Certificate or Certificates in exchange for the payment provided pursuant to Sections 1.7 and 1.9 hereof or to perfect his or her right to receive payment for his or her Shares pursuant to Section 262 of the DGCL and Section 1.8 hereof if such holder has validly exercised and perfected and not withdrawn his or her right to receive payment for his or her Shares, and no transfer of Shares outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates formerly representing Shares other than Dissenting Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration set forth in Section 1.7 hereof.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Holdings and Acquisition Corp. that:

  Section 2.1. Corporate Organization. Each of the Company and each material subsidiary of the Company (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

  Section 2.2. Authorization. (a) The Company has the necessary corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors (including any authorization that may be required pursuant to the stockholders' agreement currently in effect between the Company and holders of Class L Shares), and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the stockholders of the Company). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Holdings and Acquisition Corp., is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

  Section 2.3. Capitalization of the Company. As of the date hereof, the authorized capital stock of the Company consists of 10,000,000 shares of Preferred Stock, par value $1.00 per share, 100,000,000 Class E Shares, par value $0.10 per share, and 170,000,000 Class L Shares, par value $0.10 per share. As of the date hereof, there were issued and outstanding 1,489,159 Class E Shares, 51,351,158 Class L Shares and no shares of Preferred Stock; and as of the date hereof, 5,014 Class E Shares, 404,750 Class L Shares and no shares of Preferred Stock were held in the Company's treasury. All of the outstanding Shares have been validly issued, and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date hereof, 404,750 Class L Shares were issuable upon exercise of options (the "Class L Options") to purchase Class L Shares under the Company's 1985 Stock Option Plan (the "Option Plan"). Except as set forth above, as of the date hereof, there are no outstanding options, warrants, subscriptions, conversion or other rights, agreements or commitments obligating the Company or any Subsidiary to issue any additional shares of the capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of the capital stock of the Company or any Subsidiary.

  Section 2.4. Certain Fees. With the exception of (a) a fee payable to Dillon Read & Co. Inc. ("Dillon Read"), which has acted as financial advisor to the Special Committee of the Board of Directors in connection with the Merger, pursuant to a letter agreement which has been delivered to Holdings, (b) a fee payable to Lehman Brothers, Inc. for advice rendered in connection with the Company's Employee Investment Plan and Employee Long-term Investment and Savings Plan and (c) the fees referred to in Section 7.5 hereof, neither the Company nor any Subsidiary has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

  Section 2.5. Consents and Approvals; No Violations. (a) Except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") and state securities and "blue sky" laws and (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, no filing or registration with, no notice to and no permit from, and no authorization, consent or approval of any public or governmental body or authority is necessary on behalf of, the Company for the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to make such filing, registration or notice or to obtain such permit, authorization, consent or approval would not reasonably be expected, in the aggregate, to have a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries taken as a whole.

  (b) Except for the possible requirement of approval by the financial institutions pursuant to the Company's Second Amended and Restated Credit Agreement with Bank of America, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) to the best knowledge of the executive officers of the Company, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults or such rights which in the aggregate would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries taken as a whole.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                        HOLDINGS AND ACQUISITION CORP.

  Holdings and Acquisition Corp. hereby represent and warrant to the Company that:

  Section 3.1. Corporate Organization. Each of Holdings and Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Neither Holdings nor Acquisition Corp. is, or is required by the ownership or leasing of real property or otherwise to be, qualified or licensed to do business in any jurisdiction other than Delaware, except to the extent that the failure to be so qualified or licensed would not have a material adverse effect upon the business, operations or financial condition of Holdings and Acquisition Corp. taken as a whole, and except that Holdings and Acquisition Corp. are qualified to do business in the State of California.

  Section 3.2. Authorization. (a) Each of Holdings and Acquisition Corp. has the necessary corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement by each of Holdings and Acquisition Corp., the performance by each of Holdings and Acquisition Corp. of their respective obligations hereunder and the consummation by each of Holdings and Acquisition Corp. of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Holdings and Acquisition Corp., and by Holdings as the sole stockholder of Acquisition Corp., and no other corporate proceeding on the part of Holdings or Acquisition Corp. is necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except for any corporate proceedings that may be necessary to obtain the debt portion of the financing required for the transactions contemplated by this Agreement (together with the equity portion of the financing, the "Financing") and to authorize and perform the definitive agreements to provide the debt portion of the Financing (the "Definitive Financing Agreements") and the transactions contemplated thereby, which actions will be taken prior to the execution and delivery of the Definitive Financing Agreements. This Agreement has been duly and validly executed and delivered by each of Holdings and Acquisition Corp. and, assuming the due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of each of Holdings and Acquisition Corp., enforceable against each of Holdings and Acquisition Corp. in accordance with its terms. Each of the Definitive Financing Agreements relating to Holdings' and Acquisition Corp.'s participation in the Financing, when duly authorized, executed and delivered by Holdings and/or Acquisition Corp., will be a legal, valid and binding obligation of Holdings and/or Acquisition Corp., as the case may be, enforceable against Holdings and/or Acquisition Corp., as the case may be, in accordance with its terms.

  (b) Holdings has entered into Participation Agreements and Stock Subscription Agreements with certain holders of Class L Shares under which such holders have agreed to provide the equity portion of the Financing. Based upon discussions with prospective lenders, Holdings believes that, subject to customary terms and conditions, Holdings will be able to arrange the debt portion of the Financing.

  Section 3.3. No Prior Activities. Neither Holdings nor Acquisition Corp. has incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with their respective incorporation and capitalization or with the negotiation of this Agreement and the Definitive Financing Agreements and the consummation of the transactions contemplated hereby and thereby. Neither Holdings nor Acquisition Corp. has engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, or is subject to or bound by any material liability, obligation or undertaking, that is not contemplated by or in connection with their incorporation and capitalization or this Agreement and the transactions contemplated hereby.

  Section 3.4. Consents and Approvals; No Violations. (a) Except for (i) applicable requirements of the Exchange Act, state securities or "blue sky" laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the capitalization of Holdings, and (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, no filing or registration with, no notice to or permit from, and no authorization, consent or approval of any public or governmental body or authority is necessary on behalf of, Holdings or Acquisition Corp. for the consummation by Holdings or Acquisition Corp. of the transactions contemplated by this Agreement, except where the failure to make such filing, registration or notice or to obtain such permit, authorization, consent or approval would not reasonably be expected, in the aggregate, to have a material adverse effect on the business, operations, or financial condition of Holdings and its subsidiaries taken as a whole.

  (b) Neither the execution and delivery of this Agreement by Holdings and Acquisition Corp. nor the consummation by Holdings and Acquisition Corp. of the transactions contemplated hereby nor compliance by Holdings and Acquisition Corp. with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of either of Holdings or Acquisition Corp., (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either of Holdings or Acquisition Corp. is a party or by which either of them or any of their properties or assets may be bound or
(iii) to the best knowledge of the executive officers of Holdings and Acquisition Corp., violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holdings or Acquisition Corp., any of their subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults or such rights which in the aggregate would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of Holdings and its subsidiaries taken as a whole.

                                  ARTICLE IV

                                   COVENANTS

  Section 4.1. Conduct of Business of the Company. Except as expressly contemplated by this Agreement or as consented to by Holdings, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries will each conduct their respective operations only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary and usual course of business and consistent with past practice, and each of the Company and the Subsidiaries will use its reasonable best efforts in the ordinary course of business consistent with past practice to preserve intact its business organization, assets, prospects and advantageous business relationships, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business relationships with it.

  Section 4.2. Access to Information. Between the date of this Agreement and the Effective Time, subject to customary confidentiality agreements if requested, the Company will give Holdings, Acquisition Corp. and the Financing sources, and their respective authorized representatives, reasonable access to all personnel, plants, offices, warehouses and other facilities and to all books and records of the Company and the Subsidiaries and will permit Holdings, Acquisition Corp. and the Financing sources to make such inspections as they may reasonably request and will cause its officers and those of the Subsidiaries to furnish Holdings and the Financing sources with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as Holdings, Acquisition Corp. and the Financing sources may from time to time reasonably request.

  Section 4.3. Reasonable Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and shall use its reasonable best efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or reasonably appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, filings to the extent required under the Exchange Act and the HSR Act. In addition, Holdings, Acquisition Corp. and the Company shall timely file with the Securities and Exchange Commission (the "Commission") a Schedule 13E-3 (the "Schedule 13E-3") with respect to the Merger and disseminate to stockholders such information as is required by Rule 13e-3 under the Exchange Act and as would be required under Regulation 14C under the Exchange Act if the Company were required to file thereunder. None of the information supplied by Holdings and Acquisition Corp., on the one hand, or the Company on the other hand, for inclusion in the
Schedule 13E-3, in any information disseminated to stockholders or in any amendments or supplements thereto, will, at the respective times such Schedules 13E-3 or amendments are filed with the Commission or such information is mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form in all material respects with all applicable provisions of the Exchange Act. Holdings, Acquisition Corp. and the Company shall promptly correct any information in the Schedule 13E-3 that shall have become false or misleading and take all steps necessary to cause the Schedule 13E-3 as so corrected to be filed with the Commission, as and to the extent required by applicable law. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action.

  (b) Subject to the terms and conditions herein provided, each of Holdings and Acquisition Corp. agrees to use its reasonable best efforts to obtain promptly the Financing pursuant to the Definitive Financing Agreements from banks, financial institutions and other sources and will use reasonable efforts to satisfy the covenants and other conditions included in the Definitive Financing Agreements; provided, however, that this Section 4.3 shall not impose any obligations on or confer any rights upon any person or entity other than the parties hereto. Each of the parties hereto shall use its reasonable best efforts to satisfy on or before the Effective Time all requirements of the Definitive Financing Agreements which are conditions to closing transactions constituting the Financing.

  (c) Holdings and Acquisition Corp. hereby agree to cause their respective affiliates (or other persons who have been identified to the Company as transaction sponsors) who are directors, officers, shareholders and/or employees of the Company to use their best efforts (to the extent reasonably within their power or ability) to cause the Company to honor the representations, warranties, covenants and agreements made by the Company in this Agreement or in any Definitive Financing Agreements and to take such actions necessary in furtherance, and not in contravention, of such representations, warranties, covenants and agreements.

  Section 4.4. Public Announcements. Holdings and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

  Section 4.5. Action by Written Consent. (a) Holdings has advised the Company that certain stockholders of the Company have heretofore executed Participation Agreements, as well as Stock Subscription Agreements with Holdings dated January 25, 1996 (the "Stock Subscription Agreements"), which, among other things, commit such holders to vote, or to cause to be voted, Shares representing a majority of the outstanding Shares in favor of the Merger; and that it is the desire of Holdings that such action be taken by written consent in lieu of a meeting of stockholders.

  (b) The Company has advised Holdings that (A) a Special Committee of independent directors of the Board of Directors (the "Special Committee") has concluded that the terms of the Merger are fair to the holders of the Shares (other than Shares which are held by or being reinvested in Holdings or Acquisition Corp.) and has recommended that the Board approve this Agreement and (B) in light of such recommendation, the Board of Directors has concluded that the Merger is fair to, and in the best interest of, the Company and the holders of the Shares (other than Shares which are held by or being reinvested in Holdings or Acquisition Corp.) and has approved and adopted this Agreement.

  Section 4.6. Agreement to Defend and Indemnify. (a) In the event any action, suit, proceeding or investigation relating to the Merger, this Agreement or the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, each present and former director (including, without limitation, each member of the Special Committee established by the Board of Directors of the Company on November 30, 1995, both as set forth in the agreements dated November 30, 1995 between each such member and the Company (the "Indemnification Agreements") and as set forth herein), and each officer, employee and agent of the Company or such Committee (the "Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments and amounts paid in settlement in connection with any threatened, pending or completed action, suit, claim, proceeding or investigation arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement) to the full extent permitted or required under Delaware law and the Company's By-laws (and the Company or the Surviving Corporation, as the case may be, will advance expenses to each such person to the full extent so permitted). Neither the Company, the Surviving Corporation, Holdings nor Acquisition Corp. shall be liable for any settlement effected by such Indemnified Party hereunder (or group of Indemnified Parties) unless the Company, the Surviving Corporation or Holdings respectively, have approved such settlement in writing. Any Indemnified Party wishing to claim indemnification under this Section 4.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company or the Surviving Corporation and Holdings thereof; provided, however, that any failure to so notify the Company or the Surviving Corporation and Holdings shall not relieve the Company or the Surviving Corporation and Holdings of any obligation to indemnify such Indemnified Party hereunder or of any other obligation imposed by this Section 4.6 unless and to the extent such failure to so notify shall materially prejudice the position of the Company or the Surviving Corporation; provided, further, that any indemnification under this
Section 4.6 shall be in addition to, and not in limitation of, any rights of indemnification of an Indemnified Party as provided in the Indemnification Agreements.

  (b) The covenants contained in this Section 4.6 shall survive the Closing, shall continue without time limit and are intended to benefit the Company and each of the Indemnified Parties. Subject to the requirements of the DGCL, the Certificate of Incorporation and By-laws of the Company and the Surviving Corporation shall not be amended in a manner which adversely affects the rights of the Indemnified Parties under this Section 4.6.

  Section 4.7. Effect of Breaches. Holdings, Acquisition Corp. and the Company hereby agree that the only remedy available to Holdings and Acquisition Corp. hereunder for a breach of a representation, warranty, agreement or covenant under this Agreement by the Company shall be the right to (i) seek specific performance of such representation, warranty, agreement or covenant, (ii) invoke a Closing condition or (iii) exercise a termination right, and Holdings and Acquisition Corp. expressly waive the right to seek monetary damages in connection with any such breach.

                                   ARTICLE V

                           CONDITIONS TO THE MERGER

  Section 5.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions, which may not be waived:

    (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote (which may be effected by written consent in lieu of a meeting) of the stockholders of the Company required by the Company's Restated Certificate of Incorporation and the DGCL.

    (b) There shall not be outstanding any order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction which shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which restrains or prohibits the consummation of the Merger.

    (c) Holdings and/or Acquisition Corp. shall have entered into the Definitive Financing Agreements, all conditions to the drawdown of funds pursuant thereto shall have been satisfied or waived and the Financing shall be available.

  Section 5.2. Conditions to the Obligation of Holdings and Acquisition Corp. to Effect the Merger. The obligations of Holdings and Acquisition Corp. to effect the Merger shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by Holdings and Acquisition Corp.:

    (a) The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

    (b) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects when made and at and as of the Closing.

    (c) As of the Closing there shall have been, since the date of this Agreement, no material adverse change in the assets, liabilities, business, results of operations, or financial condition of the Company and its Subsidiaries, taken as a whole, or any event, occurrence or development which would reasonably be expected to result in such a change or to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

    (d) The Purchase (as defined in the Stock Subscription Agreements) shall have occurred.

    (e) from the date hereof, there shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a decline of 20% or more in the Standard & Poor's 500 Index, (iv) (A) a default by the United States government on the payment of interest or principal on its debt obligations or (B) the existence of circumstances which are determined by Holdings in its sole discretion to create a reasonable probability that such a default is likely to occur, or (v) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof.

  Section 5.3. Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be further subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by the Company:

    (a) Holdings and Acquisition Corp. each shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by them at or prior to the Closing.

    (b) The representations and warranties of Holdings and Acquisition Corp. contained in this Agreement shall be true and correct in all material respects when made and at and as of the Closing.

    (c) The Special Committee of the Board of Directors of the Company shall not have modified or rescinded its recommendation with respect to the Merger as a result of the withdrawal or material qualification, on or prior to the Closing, of the fairness opinion delivered by Dillon Read to the Special Committee on the date hereof.

                                  ARTICLE VI

                          TERMINATION AND ABANDONMENT

  Section 6.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company:

    (a) By mutual consent of the Boards of Directors of Holdings, Acquisition Corp. and the Company.

    (b) By either Holdings or the Company:

      (i) if the Effective Time shall not have occurred by September 30, 1996; or

      (ii) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement which order is not subject to appeal.

    (c) By either Holdings or the Company if the Special Committee shall have modified or rescinded its recommendation with respect to the Merger as contemplated by Section 5.3(c) hereof.

  Section 6.2. Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by the Company or Holdings or both pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein no party hereto shall have any liability or further obligation to any other party to this Agreement except that the provisions of this Section 6.2 and Sections 4.6 and 7.5 hereof shall remain in full force and effect.

                                  ARTICLE VII

                           MISCELLANEOUS PROVISIONS

  Section 7.1. Survival of Representations, Warranties, Covenants and Agreements. The respective representations, warranties, covenants and agreements of the parties hereto, other than those contained in Sections 1.8, 1.9, 4.6 and 7.5 hereof, shall not survive the Effective Time.

  Section 7.2. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Holdings, Acquisition Corp. and the Company at any time prior to the Effective Time with respect to any of the terms contained herein, except that the price per Share to be paid pursuant to this Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of such Shares in the Merger shall in no event be altered without, in either case, the approval of the holders of a majority of the outstanding Shares. Notwithstanding the foregoing, any amendment or modification of, or supplement to, this Agreement that is adverse to the holders of the Shares (other than Shares which are held by or reinvested in Holdings or Acquisition Corp.) shall require the consent of the Special Committee, which shall not be unreasonably withheld.

  Section 7.3. Waiver of Compliance; Consents. Any failure of Holdings or Acquisition Corp., on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the Company or Holdings, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided, however, that the waiver of any obligation, covenant, agreement or condition herein, or the giving of any consent or the exercise of any material right hereunder, by the Company or its Board of Directors shall require the consent of the Special Committee, which shall not be unreasonably withheld. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.3.

  Section 7.4. Validity of Provisions; Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

  Section 7.5. Fees and Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  Section 7.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in
Section 4.6, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 7.7. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further reasonable action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such reasonable necessary action.

  Section 7.8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by messenger, by a nationally recognized overnight delivery company or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Holdings or Acquisition Corp.:

      LSAI Holding Corp.
      c/o Hellman & Friedman
      One Maritime Plaza, Suite 1200
      San Francisco, California 94111

      Attention: Robert D. Haas
      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019

      Attention: Patricia A. Vlahakis, Esq.

    (b) if to the Company:

      Levi Strauss Associates Inc.
      1155 Battery Street
      San Francisco, California 94111

      Attention: Jay A. Mitchell,
                 Associate General Counsel

      with a copy on behalf of the Special Committee to:

      Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, New York 10017

      Attention: Robert E. Spatt, Esq.

  Section 7.9. Governing Law; Jurisdiction. Regardless of the place of execution of this Agreement, the domicile or residence of any party hereto, the location of the principal executive office of any party hereto, or any other fact or circumstance, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflicts of laws principles). EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS PARAGRAPH AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SUCH COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

  Section 7.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

  Section 7.11. Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 7.12. Entire Agreement. This Agreement, including any exhibits hereto and the documents and instruments referred to herein, and except as contemplated hereby, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. There are no agreements, restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.

  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                          Levi Strauss Associates Inc.

                                                   /s/ Joseph M. Maurer
                                          By: _________________________________
                                            Name: Joseph M. Maurer
                                            Title:  Vice President and
                                            Treasurer

                                          LSAI Holding Corp.

                                                    /s/ Robert D. Haas
                                          By: _________________________________
                                            Name: Robert D. Haas
                                            Title:  Chairman and Chief
                                                   Executive Officer

                                          LSAI Acquisition Corp.

                                                    /s/ Robert D. Haas
                                          By: _________________________________
                                            Name: Robert D. Haas
                                            Title:  President

EXHIBIT A

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                         LEVI STRAUSS ASSOCIATES INC.

            (ORIGINALLY INCORPORATED ON JULY 3, 1985 AS HHF CORP.)

  First. The name of the corporation is Levi Strauss Associates Inc.

  Second. The address of the Corporation's registered office in the State of Delaware is 32 Loockerman Square, Suite L-100 in the City of Dover, County of Kent, 19903. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

  Third. The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

  Fourth. The total number of shares of all classes of capital stock which the corporation is authorized to issue is 1,000 shares of common stock with a par value of one $0.01 per share.

  Fifth. The corporation shall have a perpetual existence.

  Sixth. No director of the corporation shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended to authorize or require corporate action that further eliminates or limits the personal liability of directors, then the liability of the directors of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the corporation existing at the time of the repeal or modification.

  Seventh.

  A. Right to Indemnification

  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (in any such case a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, a partnership, a joint venture, a trust or another enterprise, including service with respect to any employee benefit plan, whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee or agent or otherwise as a consequence of serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the GCL, as it may later be amended (but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide broader indemnification or protection than was permitted before the amendment) against all liabilities, losses, judgments, settlements, fines, taxes, penalties, costs and expenses (including, without limitation, attorneys' fees) reasonably incurred or suffered by such person in connection with the proceeding (collectively "Damages"). Such indemnification may continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing, the corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the board of directors of the corporation. The right of indemnification set forth in this Paragraph A shall be a contract right. It shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition, provided that the payment of such expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not otherwise as a consequence of service as a director or officer including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it should ultimately be determined that the director or officer is not entitled to be indemnified under this Paragraph A or otherwise.

  B. Right of Claimant to Bring Suit

  If a claim under Paragraph A of this Article SEVENTH is not paid in full by the corporation within 90 days after the claim has been received by the corporation in writing, the claimant at any time thereafter may bring suit against the corporation to recover the unpaid amount of the claim. If successful, in whole or in part, the claimant shall also be entitled to be paid the expenses incurred in prosecuting the claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL and Paragraph A of this Article SEVENTH for the corporation to indemnify the claimant for the amount claimed. The burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination before the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standards of conduct set forth in the GCL and Paragraph A of this Article SEVENTH, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such standards of conduct, shall be a defense to the action or create a presumption that the claimant has not met the standards of conduct.

  C. Non-Exclusivity of Rights

  The rights conferred on any person by Paragraphs A and B of this Article SEVENTH shall not be exclusive of any other right that such person may have or acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

  D. Insurance

  The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation against any Damages. It may do so whether or not the corporation has the power to indemnify such Person against such Damages.

  Eighth. The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute.

  All rights conferred upon the corporation's stockholders are granted subject to this reservation.

                                                                      APPENDIX B

Dillon, Read & Co. Inc.

                                               555 California Street, Suite 4950
                                                    San Francisco, Ca 94104
                                                         415-296-7900
                                                       Fax 415-296-8956

February 8, 1996

Special Committee of the Board of Directors
Levi Strauss Associates Inc.
1155 Battery Street
7th Floor
San Francisco, CA 94111

Ladies and Gentleman:

  You have advised us that, pursuant to an Agreement and Plan of Merger (the "Agreement") to be dated as of February 8, 1996 by and among Levi Strauss Associates Inc. (the "Company"), LSAI Holdings Corp. ("Holdings") and LSAI Acquisition Corp., a wholly-owned subsidiary of Holdings ("Acquisition Corp."), Acquisition Corp. will be merged with and into the Company (the "Merger"), and the Company will become a wholly-owned subsidiary of Holdings. You have further advised us that, pursuant to the Merger, each outstanding share of Class E Common Stock, par value $0.10 per share, of the Company ("Class E Shares") and each outstanding share of Class L Common Stock, par value $0.10 per share, of the Company (other than shares held by or being reinvested in Holdings) ("Class L Shares," together with the Class E Shares, the "Shares") will be converted into the right to receive $265 in cash (the "Merger Consideration"). You have requested our opinion as to whether the Merger Consideration to be paid pursuant to the Merger is fair to the holders of the Shares (the "Recipient Shareholders"), from a financial point of view, as of the date hereof.

  In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company,
(ii) reviewed certain internal financial information and other data provided to us by the Company relating to the business and prospects of the Company, including financial projections prepared by the management of the Company;
(iii) reviewed independent valuations prepared by Morgan Stanley & Co. Incorporated and Lehman Brothers Inc., whose independent valuations (the "Third Party Valuations") were discussed with representatives of such firms; (iv) conducted discussions with members of the senior management of the Company and Board of Directors; (v) reviewed a preliminary draft of the Agreement provided to us; (vi) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we considered relevant; (vii) reviewed publicly available financial and securities market data pertaining to certain publicly-held companies in lines of business we considered to be generally comparable to those of the Company; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary and appropriate.

  In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the foregoing information. Except to the extent that we independently prepared and utilized

Dillon, Read & Co. Inc.

for the analysis underlying this opinion certain modified financial projections based on and in partial reliance upon management projections and other diligence, including discussions with management, we have, with your consent, relied upon the information described in the preceding paragraph being complete and accurate in all material respects. We have not been requested to and have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor have we been furnished with any such evaluation or appraisal. Further, we have assumed, with your consent, that all of the information, including the projections provided to us by the Company's management and the Third Party Valuations, was prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company, and the assumptions underlying such projections were viewed by management as being reasonable at the time made. In addition we have not been asked to, and do not, express any opinion as to the after-tax consequences of the Merger to any Receiving Shareholder. In addition, our opinion is based on economic, monetary and market conditions existing on the date hereof.

  We have not been authorized by the Special Committee of the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company. Additionally, we have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view of the Merger Consideration to be received by the Receiving Shareholders pursuant to the Merger.

  In rendering this opinion, we are not rendering any opinion as to the value of the Company as a whole or making any recommendation to the Receiving Shareholders with respect to the advisability of voting in favor of the Merger.

  Dillon, Read & Co. Inc. ("Dillon Read"), as part of its investment banking business, is engaged in the business of providing financial advisory services with regard to mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed securities and private placements. Dillon Read has received a fee for rendering this opinion.

  This opinion is being rendered to the Special Committee of the Board of Directors of the Company for its use in evaluating the Merger.

  Based upon and subject to the foregoing, we are of the opinion that the Merger Consideration to be received in the Merger by the Receiving Shareholders is fair to the Receiving Shareholders, from a financial point of view, as of the date hereof.

                                          Very truly yours,

                                          DILLON, READ & CO. INC.

                                          /s/ Anthony B. Helfet
                                          -------------------------------------
                                          By: Anthony B. Helfet
                                             Managing Director

                                                                     APPENDIX C

                          SUMMARY OF APPRAISAL RIGHTS

  Terms used herein without definition shall have the meanings assigned thereto in the Information Statement.

  Stockholders are entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). Section 262 is reprinted in its entirety following this summary in Appendix C. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

  The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262. This discussion and Section 262 should be reviewed carefully by any stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

  Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. Stockholders cannot have consented in writing to the Merger. Participants in the Plans will not exercise appraisal rights with respect to any Shares held for their stock fund accounts in the Plans. Under Delaware law, the trustee of the Plans, who is the record holder of those Shares, has the exclusive right to exercise appraisal rights and, under the provisions of the Plans, the trustee will be directed by the Investment Committee in making this decision. Participants in the ESAP, however, are stockholders of record and are entitled to exercise appraisal rights.

  A written demand for appraisal of such stockholder's Shares must be delivered to LSAI at the address set forth below within 20 days of the date on which LSAI mails notice to such stockholder of the approval of the Merger and the effective date of the Merger. The Company intends to mail notice of the Merger to stockholders as soon as practicable following the Effective Time. The demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the Certificate or Certificates representing such stockholder's Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all record owners. An authorized agent, including an agent for two or more record owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

  A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such cases the written demand for appraisal must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct their record owners to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

  A Stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to:

               Levi Strauss Associates Inc.
               Levi's Plaza
               1155 Battery Street
               San Francisco, CA 94111
               Attention: Nita Sobejana

  The written demand for appraisal must specify the stockholder's name and mailing address, the number of Shares owned, and that the stockholder is thereby demanding appraisal of his or her Shares.

  Within 120 days after the date on which the Merger becomes effective (the "Merger Date") any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of

Chancery (the "Delaware Chancery Court") demanding a determination of the fair value of the Shares of all stockholders who have so complied with such conditions. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., decided February 1, 1983, the Delaware Supreme Court, in discussing the considerations that could be taken into account in determining fair value in an appraisal proceeding, stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation may be considered."

  Within 120 days after the Merger Date, any stockholder who has complied with the requirements for exercise of appraisal rights as discussed above and stated in Section 262 is entitled, upon written request, to receive from LSAI a statement setting forth the aggregate number of Shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed within 10 days after the written request therefor has been received by LSAI or, if later, within 10 days after the expiration of the period for delivery to LSAI of appraisal demands.

  STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD HAVE IN MIND THAT THE FAIR VALUE OF THEIR SHARES DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE CONSIDERATION THEY ARE TO RECEIVE PURSUANT TO THE MERGER IF THEY DO NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS PURSUING DISSENTERS' RIGHTS WILL NOT RECEIVE ANY PAYMENT FOR THEIR SHARES UNTIL CONCLUSION OR SETTLEMENT OF THE APPLICABLE COURT PROCEEDINGS BUT WOULD RECEIVE INTEREST THEREON AT THE TIME OF JUDGMENT. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and assessed against such parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal.

  Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Merger Date, be entitled to vote for any purpose the Shares subject to such demand or to receive any dividends or other distributions on such Shares, except for any dividends or distributions payable to stockholders of record at a date prior to the Merger Date.

  At any time within 60 days after the Merger Date, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered pursuant to the Merger; after this period, the stockholder may withdraw such stockholder's demand for appraisal only with the consent of LSAI as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Merger Date by any stockholder who has demanded appraisal, such stockholder's rights to appraisal will cease, and such stockholder will be entitled to receive the Merger Consideration. Inasmuch as LSAI has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

                    SECTION 262 OF THE GENERAL CORPORATION
                         LAW OF THE STATE OF DELAWARE

(S) 262. Appraisal Rights.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) or (g) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                     APPENDIX D

                    CERTAIN INFORMATION REGARDING DIRECTORS
                           AND EXECUTIVE OFFICERS OF
                         LSAI, HOLDINGS AND MERGER SUB

 Terms used herein without definition shall have the meanings assigned thereto in the Information Statement.
                      DIRECTORS AND EXECUTIVE OFFICERS OF
                         LEVI STRAUSS ASSOCIATES INC.

  The table below identifies the current directors and executive officers of LSAI, along with their offices, positions and ages. All such persons are citizens of the United States of America.

                NAME*                 AGE          OFFICE AND POSITION
                -----                 ---          -------------------
 Peter E. Haas, Sr.(1)(2)............  77 Director, Chairman of the Executive
                                           Committee of the Board of Directors
 Robert D. Haas(1)(2)................  53 Director, Chairman of the Board of
                                           Directors and Chief Executive
                                           Officer
 Thomas W. Tusher(2).................  54 Director, President and Chief
                                          Operating Officer
 Angela Glover Blackwell(2)(3).......  50 Director
 Tully M. Friedman(2)(3).............  54 Director
 James C. Gaither(2)(4)..............  58 Director
 Rhoda H. Goldman(1)(2)(4)...........  71 Director
 Peter E. Haas, Jr.(1)(2)(3).........  48 Director
 Walter J. Haas(1)(2)(3).............  45 Director (Elected 11/16/95)
 F. Warren Hellman(3)(4).............  61 Director
 James M. Koshland(2)(4).............  44 Director
 Patricia Salas Pineda(3)(4).........  44 Director
 Thomas J. Bauch.....................  52 Senior Vice President, General
                                          Counsel and Secretary
 R. William Eaton, Jr. ..............  52 Senior Vice President, Chief
                                          Information Officer
 Donna J. Goya.......................  48 Senior Vice President, Human
                                          Resources
 Peter A. Jacobi.....................  52 Senior Vice President, President of
                                           Levi Strauss International
 George B. James.....................  58 Senior Vice President, Chief
                                          Financial Officer
 Robert D. Rockey, Jr. ..............  54 Senior Vice President, President of
                                           Levi Strauss North America

--------
 * Walter A. Haas, Jr.(1) served as Honorary Chairman of the LSAI Board until his death on September 20, 1995.
(1) Robert D. Haas and Walter J. Haas are the sons of Walter A. Haas, Jr. Walter A. Haas, Jr. was the brother of Peter E. Haas, Sr. and Rhoda H. Goldman; Peter E. Haas Sr., is the father of Peter E. Haas, Jr.

(2) Member, Corporate Ethics and Social Responsibility Committee

(3) Member, Audit Committee

(4) Member, Personnel Committee

  Directors are divided into three classes of equal number. All directors are elected by holders of a majority of the outstanding shares of LSAI entitled to vote in the election of directors. Stockholders vote separately for the election of directors in each class. The first class of directors consists of Mr. R. D. Haas, Mrs. Goldman, Ms. Blackwell and Mr. Friedman and the term of office expires at the 1996 annual meeting. The second class consists of Mr. P.
E. Haas, Jr., Mr. W. J. Haas, Mr. Hellman and Ms. Pineda and the term of office expires at the 1997 annual meeting. Mr. W. J. Haas replaced Walter A. Haas, Jr. as a director in November, 1995 upon the death of Walter A. Haas, Jr. The third class consists of Mr. Tusher, Mr. P. E. Haas, Sr., Mr. Gaither and Mr. Koshland and the term of office expires at the 1998 annual meeting of stockholders.

  Directors who are elected at an annual meeting of stockholders to succeed those whose terms then expire will be identified as being directors of the same class as those they succeed. Staggered board provisions result in the election of only one-third of the Board at each annual meeting. This arrangement limits the ability of a person holding enough stock to control the election process from effecting a rapid change in board composition and therefore may have the effect of delaying, deferring or preventing a change in control of LSAI. Executive officers serve at the discretion of the Board of Directors.

  All members of the Haas family and Mrs. Goldman are descendants of the founder of LS&CO., Levi Strauss.

  PETER E. HAAS, SR. assumed his present position as Chairman of the Executive Committee of the Board of Directors in March 1989 after serving as Chairman of the Board of LS&CO. since 1981, and of LSAI since 1985. He joined LS&CO. in 1945 and became President in 1970 and Chief Executive Officer in 1976. He has served on the Board of LS&CO. since 1948 and has been a director of LSAI since its inception in 1985.

  Mr. P.E. Haas, Sr. is a former Associate of the Smithsonian National Board and a former trustee and former Chairman of the Board of Trustees of the San Francisco Foundation. He is a former director of the Northern California Grantmakers, Crocker National Corporation and Crocker National Bank, and American Telephone and Telegraph Co. He is a former President of the United Way of the Bay Area, the Jewish Community Federation, Aid to Retarded Citizens and the Rosenberg Foundation and a former member of the Board of Governors of the United Way of America.

  ROBERT D. HAAS assumed his present position as Chairman of the Board of Directors of LSAI and LS&CO. in March 1989. Since 1984, he has served as Chief Executive Officer of LSAI and LS&CO., and was President of LSAI from its inception in 1985 to March 1989. Since he joined LS&CO. in 1973, Mr. Haas has served in a number of positions, including Marketing Director and Group Vice President of Levi Strauss International ("LSI"), Director of Corporate Marketing Development, Senior Vice President of Corporate Planning and Policy and President of the New Business Group. He became President of the Operating Groups in 1980 and was named Executive Vice President and Chief Operating Officer in 1981. He was elected to the LS&CO. Board of Directors in 1980 and has been a director of LSAI since its inception in 1985.

  Mr. R. D. Haas is an active participant in business and community organizations and is currently Chairman of the Board of Directors of the Levi Strauss Foundation, a trustee of the Ford Foundation, a trustee of the Evelyn and Walter A. Haas, Jr. Fund, an honorary trustee of the Brookings Institution and an honorary director of the San Francisco AIDS Foundation. He is also a member of the Conference Board, the Council on Foreign Relations, the Trilateral Commission, the Bay Area Council, the California Business Roundtable and a former Director of the American Apparel Association.

  THOMAS W. TUSHER, President and Chief Operating Officer, joined LS&CO. in 1969, was elected Executive Vice President and Chief Operating Officer in 1984 and became President and a director of LSAI in March 1989. He previously served as President of the Europe Division, Executive Vice President of the International Group and was appointed President of LSI in 1980. He was elected a Vice President of LS&CO. in 1976 and a Senior Vice President in 1977 and was a director of LS&CO. from 1979 until 1985.

  Mr. Tusher is a director of Cakebread Cellars and a former director of Great Western Financial Corporation and the San Francisco Chamber of Commerce. He is a member and former Chairman of the Walter A. Haas School of Business Advisory Board, University of California Berkeley and a member of the Bay Area Sports Hall of Fame Committee.

  ANGELA GLOVER BLACKWELL, elected to the Board in February 1994, is the founder and former President of Urban Strategies Council, established in 1987. As of January 23, 1995, she assumed the vice-presidency of the Rockefeller Foundation in New York. She is currently on the Board of the Foundation for Child Development. Previously, she served as staff attorney and managing attorney for Public Advocates, Inc. and served on the boards of Common Cause, the James Irvine Foundation, Children Now, the Center on Budget and Policy Priorities, and the Urban Institute. She was formerly co-chair of the Commission for Positive Change in the Oakland Public Schools.

  TULLY M. FRIEDMAN, a director since 1985, has been a general partner of the private investment firm of Hellman & Friedman since its inception in 1984. From 1979 until 1984, he was a general partner and, later, managing director of Salomon Brothers Inc. Currently, he is on the Advisory Board of Tevecap, S.A., the Board of Directors of American President Companies, Ltd., Levi Strauss & Co., Mattel, Inc., McKesson Corporation, and MobileMedia Corporation, and a member of the Board of Representatives of Falcon Holding Group, L.P. Mr. Friedman is a member of the Executive Committee and a Trustee of the American Enterprise Institute, a director of the Stanford Management Company, and a Director of Nueva School. He is also a former President of the San Francisco Opera Association and a former Chairman of Mount Zion Hospital and Medical Center.

  JAMES C. GAITHER, a director since April 1988, is a partner of the law firm of Cooley, Godward, Castro, Huddleson & Tatum, San Francisco, California. Prior to beginning his law practice with the firm in 1969, he served as law clerk to the Honorable Earl Warren, Chief Justice of the United States, Special Assistant to the Assistant Attorney General in the U.S. Department of Justice and Staff Assistant to the President of the United States, Lyndon B. Johnson. Mr. Gaither is the former President of the Board of Trustees at Stanford University and is a member of the Board of Trustees of the Carnegie Endowment for International Peace and for The Rand Corporation. He was formerly Chairman of the Board of Trustees for the Center for Biotechnology Research and has served as Chairman of the Board of many educational and philanthropic organizations in the San Francisco Bay Area. Mr. Gaither is currently a director of Basic American Inc., Amylin Pharmaceuticals Inc. and several non-profit corporations and has served as a director of several other public and private companies.

  RHODA H. GOLDMAN, a director since 1985, devotes substantial time to public service. She is a director of Mount Zion Health Systems and a former trustee of Mount Zion Medical Center of the University of California, San Francisco, Vice President of the Board of Governors of the San Francisco Symphony, a member of Foster McGaw Prize Committee, the Goldman Environmental Foundation, the Walter A. Haas School of Business Advisory Board, University of California Berkeley, the ARCS Foundation and the Levi Strauss Foundation. She is past President of Congregation Emanu-El, San Francisco. Additionally, she is Chairperson of the Stern Grove Festival Association and has served as Chairperson of the Distribution Committee of the San Francisco Foundation and the Mayor's Holocaust Memorial Committee.

  PETER E. HAAS, JR., a director since 1985, joined LS&CO. in 1972 as Director of the Minority Purchasing Program. He later transferred to LSI, where he held the positions of Manager of Financial Analysis, Inventory Planning Manager and General Merchandising Manager. He became a Vice President and General Manager in the Menswear Division in 1980, Director of Materials Management for Levi Strauss USA in 1982 and was Director of Product Integrity of The Jeans Company from 1984 to February 1989. Mr. P. E. Haas, Jr. is President of the Board of Directors of Red Tab Foundation and former President and current member of the Board of Trustees of Marin Academy. Additionally, he is director of the following boards: Levi Strauss Foundation and The Stern Grove Festival Foundation; honorary director of the Novato Youth Center (former President); and trustee of the Walter and Elise Haas Fund. He was formerly on the boards of Vassar College and North Bay Bancorp.

  WALTER J. HAAS was elected to the Board in November, 1995. He served as Chairman and Chief Executive Officer of the Oakland A's Baseball Company since January 1, 1993 after holding the title of President and Chief Executive Officer for two years. Mr. Haas, 45, has also served as the club's Executive Vice President for seven years (1980-87) and then as the Chief Operating Officer for two seasons (1988-89). Mr. Haas currently serves as the Vice Chairman of the Board of Trustees of the Marin County Day School and is a trustee for the Evelyn and Walter A. Haas, Jr. Fund and Elise and Walter Haas Fund. He is a former Director of the Major League Promotions Corporation, United States International Sports Committee, and was honorary Chairman of the San Francisco Chapter of the Legal Assistance to the Elderly, Inc. Prior to joining the Athletics, Mr. Haas served as Grants Manager for Levi Strauss & Co. He also served as business manager for Sons of Champlin, Inc. and as President of Goldmine Records.

  F. WARREN HELLMAN, a director since 1985, has been a managing partner of the private investment firm of Hellman & Friedman since its inception in 1984. Previously, he was a Managing Director of Lehman Brothers Kuhn Loeb, Inc. Mr. Hellman is currently a director of American President Companies, Ltd., Williams-Sonoma, Inc., Franklin Resources, Inc., Il Fornaio America Corporation, DN&E Walter Co., Children Now, Eller Media Company and University of California San Francisco (UCSF) Foundation. He is a trustee of the Brookings Institution and The San Francisco Foundation

  JAMES M. KOSHLAND, a director since 1985, is a partner of the law firm of Gray, Cary, Ware & Freidenrich, a Professional Corporation, Palo Alto, California, with which he has been associated since 1978. Mr. Koshland is a member of the Executive Board of the firm. He is a director of the Giarretto Institute, the Foundation for the Future of Menlo-Atherton High School, the Senior Coordinating Council of the Palo Alto area, and the Executive Committee of the Board of Visitors of Stanford Law School.

  PATRICIA SALAS PINEDA, a director since 1991, is General Counsel and Assistant Corporate Secretary of New United Motor Manufacturing, Inc., with which she has been associated since 1984. She is currently a trustee of the James Irvine Foundation, the Oakland Museum and The RAND Corporation. She was formerly a member and served as President of the Port of Oakland Commission and was a former member of the KQED, Inc. Board of Directors, the San Francisco Ballet Association and the Mills College Board of Trustees.

  THOMAS J. BAUCH, Senior Vice President, General Counsel and Secretary, joined LS&CO. in 1977. He was named General Counsel in 1981, elected a Vice President of LS&CO. in 1982 and assumed his current position as Senior Vice President in 1985. Mr. Bauch has served on the Board of Governors of the Commonwealth Club and the Board of Visitors of the University of Wisconsin Law School. He has served on the Board of Directors of the Urban School of San Francisco, the American Corporate Counsel Association, the Medical Research Institute and as a legal advisor to the City of Belvedere and the Multicultural Alliance. He was Chairman of the Bay Area General Counsel Association in 1984.

  R. WILLIAM EATON, JR., Senior Vice President and Chief Information Officer, joined LS&CO. in 1978 as Manager of Information Systems. He became Vice President for Information Resources of LSI in 1983, was elected a Vice President of LS&CO. in 1986, was named Chief Information Officer in 1988 and assumed his current position of Senior Vice President in February 1989. Mr. Eaton is a former member of the Commonwealth Club and the King's Mountain Community Association.

  DONNA J. GOYA, Senior Vice President, Human Resources joined LS&CO. in 1970 and became the Director of Equal Employment Opportunity and Personnel Policy in 1980. She became Director of Employee Relations and Policy in 1983 and Vice President of Corporate Personnel in 1984. She was elected a Senior Vice President in 1986. Ms. Goya is a director of INROADS and is a member of the Human Resources Roundtable and the National Academy of Human Resources.

  PETER A. JACOBI, President of Levi Strauss International, joined LSAI in 1970 and was named President of the Youthwear Division in 1981. In 1984, he became Executive Vice President of the Jeans Company and was subsequently named President of the Men's Jeans Division. Mr. Jacobi became President of the European Division of LSI in 1988. In 1991, he assumed the position of President of Global Sourcing and was elected Senior Vice President. In 1993, he assumed his current position. Mr. Jacobi is past President of the South-West Apparel and Textile Manufacturers Association and also served on the Board of Directors for the Men's Fashion Association. He is a member of the Board of Directors of the Textile/Clothing Technology Corporation, Advisory Board to the University of Michigan School of Engineering and the U.C. Berkeley/St. Petersburg (Russia) School of Management Project.

  GEORGE B. JAMES, Senior Vice President and Chief Financial Officer, joined LSAI and LS&CO. in 1985. From 1984 to 1985, he was Executive Vice President and Group President of Crown Zellerbach Corporation and from 1982 to 1984, he held the position of Executive Vice President and Chief Financial Officer of Crown Zellerbach Corporation. From 1972 to 1982, he was Senior Vice President and Chief Financial Officer of Arcata

Corporation. Mr. James is a director of Basic Vegetable Products, Inc., Fiberboard Corp., Crown Vantage, Inc., the World Affairs Council, California Pacific Medical Center Foundation and the Committee for Economic Development. In addition, he is a trustee of the San Francisco Ballet Association and serves as trustee for the Stern Grove Festival Association and the Zellerbach Family Fund.

  ROBERT D. ROCKEY, JR., President of Levi Strauss North America, joined LS&CO. in 1979 and became President of the Womenswear Division in 1983. In 1984, he was named President of the Europe Division of LSI and, in 1988, he was appointed President of the Men's Jeans Division. During 1991, Mr. Rockey became President of the U.S. Marketing Divisions and later was elected Senior Vice President. In 1992, he assumed the position of President of Levi Strauss North America. Mr. Rockey is a director and former President of the South-West Apparel and Textile Manufacturers Association.

            DIRECTORS AND EXECUTIVE OFFICERS OF LSAI HOLDING CORP.

  The current directors of LSAI Holding Corp. are Robert D. Haas and F. Warren Hellman. Mr. Haas is the President and Secretary of LSAI Holding Corp. Biographical information regarding Messrs. Haas and Hellman is included under the subcaption "Directors and Executive Officers of Levi Strauss Associates Inc." in this Appendix D.

          DIRECTORS AND EXECUTIVE OFFICERS OF LSAI ACQUISITION CORP.

  The current directors of LSAI Acquisition Corp. are Robert D. Haas and F. Warren Hellman. Mr. Haas is the President and Secretary of LSAI Acquisition Corp. Biographical information regarding Messrs. Haas and Hellman is included under the subcaption "Directors and Executive Officers of Levi Strauss Associates Inc." in this Appendix D.

                                                                     APPENDIX E

                   RECENT TRANSACTIONS IN SECURITIES OF LSAI

 Terms used herein without definition shall have the meanings assigned thereto in the Information Statement.


  The following table sets forth all transfers of Shares during the sixty days prior to this filing which were effected by (i) directors of LSAI, (ii) executive officers of LSAI and (iii) persons who beneficially own more than five percent of the Shares. None of the transfers involved consideration, all were effected pursuant to privately negotiated transactions and all were made to permitted transferees under the Class L Stockholders' Agreement.

                          STOCK TRANSFER ACTIVITY(1)

                                   DATE OF  # OF SHARES
TRANSFEROR                         TRANSFER TRANSFERRED               TRANSFEREE
----------                         -------- -----------  ------------------------------------
Thomas W. Tusher.................  12/8/95        127    Tusher Family 1988 Irrevocable Trust
                                                         UAD 3/4/88, D.G. Menchetti, Trustee
                                                         FBO Gregory Malcolm Tusher
                                   12/8/95        127    Tusher Family 1988 Irrevocable Trust
                                                         UAD 3/4/88, D.G. Menchetti, Trustee
                                                         FBO Michael Scott Tusher
                                   2/6/96      40,000    The San Francisco Foundation
Rhoda H. Goldman.................  12/22/95    20,000(2) The Jewish Community Federation
Robert D. Haas...................  12/22/95    15,000    The San Francisco Foundation
Peter E. Haas, Sr. ..............  12/27/95    14,000    The San Francisco Foundation
                                   12/27/95    14,000    The Jewish Community Federation
Peter E. Haas, Jr. ..............  1/22/96      2,000(3) The Marin Community Foundation
                                   1/22/96      1,200(3) The Marin Community Foundation
                                   1/24/96      4,000    The Marin Community Foundation
Peter A. Jacobi..................  1/19/96      2,000    The San Francisco Foundation
Josephine B. Haas................  1/22/96     40,000    The Marin Community Foundation
                                   1/22/96      8,000    The San Francisco Foundation
Frances K. Geballe...............  1/22/96     10,000(4) Board of Trustees of the Leland
                                                         Stanford Junior University
                                   1/22/96     10,000(4) University of California Berkeley
                                                         Foundation
                                   1/22/96     10,000    The San Francisco Foundation
                                   1/22/96     10,000    The Jewish Community Federation
                                   1/22/96     10,000    Board of Trustees of the Leland
                                                         Stanford Junior University
                                   1/22/96     10,000    University of California Berkeley
                                                         Foundation
Margaret E. Jones................  1/22/96      8,000    The San Francisco Foundation
Daniel E. Koshland, Jr. .........  1/23/96    100,000    The San Francisco Foundation
James M. Koshland................  1/23/96      4,500    The San Francisco Foundation
Thomas J. Bauch..................  1/23/96      2,000    The San Francisco Foundation
F. Warren Hellman................  1/24/96     18,814(5) The San Francisco Foundation
                                   1/24/96     28,586(5) The Jewish Community Federation
Tully M. Friedman................  1/25/96     25,000(6) Ann Fay Barry
                                   1/25/96      5,200(7) John S. Osterweis, Trustee of the
                                                         Friedman Irrevocable Trust UAD
                                                         2/14/90
Rhoda H. Goldman 1991............  2/5/96     108,171    Rhoda H. Goldman
Trust Donald H. Seiler &
Theodore A. Hellman,
Trustees
The Richard N. Goldman...........  2/5/96     129,831    Richard N. Goldman(8)
1995 Trust Donald H.
Seiler & Theodore A.
Hellman, Trustees UAD
5/2/95

-------
(1) This Table does not reflect transfers which did not affect the beneficial ownership of the transferred shares. In addition, this Table does not reflect the purchase by LSAI during December 1995 and January 1996 of 796 Class E Shares from former employees upon the termination of their employment with LSAI. LSAI paid $157 for each share so purchased. The share purchases were initiated prior to December 20, 1995, the date the Company froze activity in the ESAP.
(2) These shares were jointly owned by Mrs. Goldman and her husband.
(3) These shares were held by Mr. Haas' children.
(4) These shares were held by Mrs. Geballe's husband.
(5) These shares were held in certain trusts.
(6) These shares were held by Cherry Street Partners.
(7) These shares were held by the Friedman Family Partnership.
(8) Rhoda H. Goldman is deemed to have beneficial ownership of these shares.